PROSPECTUS

                           CELLNET DATA SYSTEMS, INC.

                             OFFER TO EXCHANGE ITS
            14% SENIOR DISCOUNT NOTES DUE OCTOBER 1, 2007, SERIES B
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                       FOR ANY AND ALL OF ITS OUTSTANDING
            14% SENIOR DISCOUNT NOTES DUE OCTOBER 1, 2007, SERIES A


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME ON DECEMBER 30, 1997, UNLESS EXTENDED.

                            ------------------------

    CellNet Data Systems, Inc. ("CellNet" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 14% Senior Discount Notes due October 1, 2007, Series B (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 14% Senior Discount Notes due October 1, 2007, Series A (the "Old Notes," and together with the New Notes, the "Notes"), of which $654,133,000 principal amount at maturity is outstanding as of the date hereof.


    The Company will accept for exchange any and all validly tendered Old Notes prior to 5:00 P.M., New York City time, on December 30, 1997, unless extended (the "Expiration Date"). Old Notes may be tendered only in integral multiples of $1,000. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."


    The terms of the New Notes will be identical to the terms of the Old Notes, in all material respects, except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to registration or other rights under the Registration Rights Agreement (as defined below) including the provision in the Registration Rights Agreement for an increase of 0.50% per annum of the interest rate thereon upon failure by the Company to consummate the Exchange Offer. The New Notes will be entitled to the benefits of the Indenture (as defined) governing the Old Notes. See "Description of the Old Notes" and "The Exchange Offer."

                                                   (CONTINUED ON FOLLOWING PAGE)


    THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS ON NOVEMBER 24, 1997.


    SEE "RISK FACTORS" ON PAGE 17 FOR INFORMATION THAT SHOULD BE CONSIDERED
                       IN CONNECTION WITH THIS OFFERING.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                The date of this Prospectus is November 21, 1997

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    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated September 24, 1997, by and among the Company and the Placement Agents (as defined herein) (the "Registration Rights Agreement"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement to register the Old Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes (together with the holders of the New Notes, the "Holders") for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes."

    The Old Notes were initially represented (i) in the case of Old Notes initially purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), by six global Old Notes in fully registered form, all registered in the name of a nominee of the DTC, and (ii) in the case of Old Notes initially purchased by persons other than U.S. persons in reliance upon Regulation S under the Securities Act, by six global Regulation S Old Notes in fully registered form, all registered in the name of a nominee of DTC for the accounts of Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel Bank"). The New Notes exchanged for the Old Notes represented by the global Old Notes and global Regulation S Old Notes will be represented (a) in the case of "qualified institutional buyers", by four global New Notes in fully registered form, registered in the name of the nominee of DTC, and (b) in the case of persons outside of the United States, by four global Regulation S New Notes in fully registered form, registered in the name of the nominee of DTC for the accounts of Euroclear and Cedel Bank. The global New Notes and global Regulation S New Notes will be exchangeable for definitive New Notes in registered form, in denominations of $1,000 and integral multiples thereof. The New Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "The Exchange Offer--Book-Entry Transfer; Delivery and Form."

    The New Notes will accrete at the rate of 14% per annum from the date of issuance thereof until October 1, 2002. Thereafter, the New Notes will bear interest at a rate equal to 14% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2003. The Old Notes will continue to accrete at the rate of 14% per annum to, but not including, the date of issuance of the New Notes. Such accretion will become a part of the Accreted Value (as defined) of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete at the rate of 14% per annum in accordance with its terms.

    The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. On or prior to October 1, 2002, up to 25% of the aggregate principal amount of the New Notes originally issued will be redeemable at the option of the Company from the net proceeds of a Public Equity Offering (as defined), at 114% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER, in no event shall less than 75% of the principal amount of the New Notes be outstanding after such redemption. Upon the occurrence of a Change of Control (as defined), each Holder of the New Notes may require the Company to repurchase all or a portion of such Holder's New Notes at 101% of the Accreted Value thereof (if prior to October 1,
2002) or the principal amount thereof (if on or after October 1, 2002), together with accrued and unpaid interest if any, to the date of repurchase. See "Description of the Old Notes" and "Description of the New Notes."

    The Company is making the Exchange Offer in reliance on the position of the Staff of the Division of Corporation Finance of the SEC as set forth in the Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED, that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the Staff of the Division of Corporation Finance of the SEC set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. See "Risk Factors-- Consequences to Non-Tendering Holders of Old Notes." In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such Holder is not a broker-dealer, such Holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

    The New Notes will be senior unsecured indebtedness of the Company, will rank PARI PASSU in right of payment with all existing and future unsubordinated unsecured indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. After giving PRO FORMA effect to the Exchange Offer, the Company would have had no indebtedness outstanding other than any outstanding Old Notes, the New Notes and $0.6 million of secured capital lease obligations. However, the Company is a holding company and the New Notes will be effectively subordinated to all existing and future indebtedness and liabilities (including trade payables and any subordinated indebtedness) of the Company's Subsidiaries. As of June 30, 1997, the Subsidiaries of the Company had approximately $1.0 million of liabilities (excluding intercompany payables). See "Risk Factors--Substantial Leverage and Ability to Service Debt; Substantial Future Capital Needs" and "--Holding Company Structure; Dependence of Company on Subsidiaries for Repayment of the New Notes; Effective Subordination of the New Notes to Liabilities of Subsidiaries." The Indenture permits the Company and its Subsidiaries to incur substantial additional indebtedness, including secured indebtedness. The Company conducts its operations primarily through its Subsidiaries. These Subsidiaries do not guarantee the Old Notes and will not be required to guarantee the New Notes, and the Company is permitted to make substantial investments in these Subsidiaries.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders (other than to the Placement Agents under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Summary--Certain Consequences of a Failure to Exchange Old Notes."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

    Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. The Company does not intend to list the New Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. As the New Notes are being issued to a limited number of institutions who typically hold similar securities for investments, the Company does not expect that an active public market for the New Notes will develop. In addition, resales by certain Holders of the New Notes of a substantial percentage of the aggregate principal amount of the New Notes could constrain the ability of any market maker to develop or maintain a market for the New Notes. To the extent that a market for the New Notes should develop, the market value of the New Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the New Notes to trade at a discount from face value. See "Risk Factors--Absence of Public Market for the New Notes." The Company has agreed to pay the expenses of the Exchange Offer.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The SEC maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. Copies of such documents may be obtained from the SEC's Internet address at http://www.sec.gov.

    Statements made herein concerning the contents of any contract or other documents are not necessarily complete. Requests for relevant documents or other information should be submitted in writing to Investor Relations at the Company's principal executive offices at 125 Shoreway Road, San Carlos, California 94070 or by telephone at (650) 508-6000.

                             ADDITIONAL INFORMATION


    This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed by the Company with the SEC and each such statement is qualified in its entirety by such reference. The Registration Statement and the related exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at the addresses described above. Copies of the Registration Statement may be obtained from the SEC's Internet address as set forth above.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND THE "DESCRIPTION OF THE NEW NOTES," APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES HEREIN TO "CELLNET" REFER TO CELLNET DATA SYSTEMS, INC. AND ITS SUBSIDIARIES. THE NEW NOTES OFFERED HEREBY ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS." CERTAIN INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS DATA COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AND THE VARIATIONS MAY BE MATERIAL. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

                                  THE COMPANY

    CellNet has designed, developed and is now commercially deploying in scale innovative wireless data communications networks which provide high-volume, low-cost, real-time data collection services, capable of monitoring up to several million endpoints. The primary application of the Company's network is the provision of commercial, industrial and residential network meter reading ("NMR") services to electric, gas and water suppliers. These services position the Company to benefit from the deregulation of the electric utility industry. As of June 30, 1997, the Company had approximately 2,265,000 meters under long-term contracts, of which a total of approximately 580,000 meters were generating revenues ("in revenue service") for the Company. CellNet also currently provides certain network distribution automation services to electric utility customers including monitoring and control of power distribution equipment. The CellNet network uses radio devices fitted to existing utility meters to read and report data from each meter every few minutes. Through extremely efficient use of radio frequency spectrum, the CellNet network has substantial additional capacity to service non-utility applications that require low-cost monitoring of fixed endpoints, such as home security and remote status monitoring of vending machines and office equipment.

    CellNet believes it has a first-to-market opportunity to offer wireless data communications services on a commercial scale for utility and selected non-utility applications. CellNet's network is distinguished by the following advantages:

    - sufficiently low infrastructure and operating costs to permit cost-effective meter reading and other fixed point monitoring applications;

    - highly efficient use of spectrum--the equivalent of approximately a single voice channel is needed to operate a network;

    - specifically designed proprietary software to manage real-time data collection from up to several million endpoints; and

    - open systems architecture designed to allow new applications to be added to the CellNet system.

    The electric utility industry is undergoing a fundamental and broad-based transition. The traditional utility structure, consisting of a vertically integrated system operating as a natural monopoly with rates set in relation to cost, has historically presented utilities with little incentive to improve service quality or operating efficiency. Similar to the regulatory evolution that has already taken place in the transportation and telecommunications industries, customer demands and regulatory mandates by federal and state governments are opening the electric utility market to competition, thus forcing electric utilities to transform themselves from regulated monopolies into competitive enterprises. While regulatory initiatives vary from state to state, many involve a shift from rate-of-return ratemaking, in which a utility's rates are determined by its return on assets, to performance-based ratemaking, in which a utility's rates and profitability are based upon its cost, efficiency and service quality.

    With deregulation of the electric utility industry underway, established utilities are under increasing regulatory and competitive pressures. The changing regulatory environment means that new power market participants (such as power marketers, brokers and aggregators; system operators; power exchanges; and scheduling coordinators) will be seeking viable strategies to enter a market traditionally dominated by established utilities. The Company believes its NMR services offer a state-of-the art solution to the demands created by the increased regulatory and competitive pressures within the energy service industry. CellNet's proven, efficient, low-cost, scaleable NMR service enables both established electric and gas utilities and new power market participants (collectively "energy service providers") to implement time-of-use pricing plans, peak demand monitoring, load forecasting activities, real-time responses to billing inquiries and power outage detection, on-demand meter reads, customized billing functions, and customer access to consumption, rate and billing information. CellNet's system allows energy service providers to respond effectively to regulatory changes, reduce costs and enhance their operating efficiencies, defer capital spending and implement customer retention plans for established electric utilities and facilitate market entrance by new power market participants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Changes in the Electric Utility Industry."

    The Company is actively targeting the 60 largest Metropolitan Statistical Areas ("MSAs"), which represent a majority of the approximately 230 million electric, gas and water meters in the United States, and other areas of high population density, state-by-state, as deregulation becomes effective. The Company believes that energy service providers operating in or entering these densely populated areas will be most affected by increasing competitive and regulatory pressures. These pressures will likely prompt established utilities to improve their efficiency and service levels, and the Company believes that its network and services would facilitate this improvement. However, the utility industry has generally been characterized by long purchasing cycles and cautious decision making. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established electric and gas utilities, the Company believes that actual implementation of utility deregulation will ultimately accelerate purchasing decisions by established utilities. See "Risk Factors--Dependence on and Uncertainty of Market Acceptance." The Company is evaluating new opportunities arising from deregulation. CellNet's open architecture will lend itself readily to deployment strategies focused either on established utilities or new power market participants, or both, without requiring modifications to the network system. See "Business--Business Strategy."

    The Company's existing utility contracts rely on its "saturation deployment" strategy, building out a network to reach every meter in a utility's service territory. The strategy has proven effective because it covers all of the regional power consumers. To implement this strategy, the Company builds out its wide area network ("WAN") and local area network ("LAN") concurrently. The network begins producing revenues as meters come on-line, and new customers can be added incrementally. To date, the Company has completed the installation of a network to provide NMR services to Kansas City Power & Light Company ("KCPL") and had installed approximately 378,000 meters on the network as of the end of June 1997. The Company expects to add an additional 37,000 meters to the KCPL network in the second half of 1997 and in 1998. The Company is currently building a network for Union Electric Company ("UE") in St. Louis covering a total of approximately 800,000 meters, of which approximately 324,000 were installed on the network as of the end of June 1997. The Company has also successfully completed a demonstration project with Pacific Gas & Electric Company ("PG&E") in San Francisco pursuant to which the Company has installed a network that will cover approximately 30,000 electric and gas meters. PG&E has acknowledged that the data collection, cost savings, customer service and other objectives of the demonstration network have been met. In addition, the Company has entered into separate services agreements (the "NSP Services Agreement," the "Puget Initial Services Agreement" and the "IP&L Services Agreement", respectively) with Northern States Power Company ("NSP") in Minneapolis, Puget Sound Energy, Inc. ("Puget") in Washington State and Indianapolis Power & Light Company ("IP&L") in Indianapolis, pursuant to which it has contracted to build wireless networks to provide NMR services covering an aggregate of approximately 1,430,000 additional meters, including 1,000,000 meters under the NSP Services Agreement, an initial installation consisting of 15,000 meters under the Puget Initial Services Agreement and 415,000 meters under the IP&L Services Agreement. The Company has on-going discussions concerning additional contracts with other utilities in the United States. The Company may also provide NMR services pursuant to (i) contracts and deployments with non-regulated new power market participants, (ii) broad, selective network deployments with utilities and others aimed at serving the meter reading requirements of high-value commercial and industrial customers (in addition to saturation network deployments aimed at providing meter reading services for all meters within a utility's service area), with other customers to be added over time, (iii) contracts of shorter duration than those the Company has previously entered into, and (iv) joint ventures or alliances with utilities and others to form own and/or operate metering companies or to provide metering services.

    By adapting its deployment strategy only slightly, the Company believes it can offer an attractive alternative to both new power market participants and to established utilities which are not prepared to commit the resources to a long-term saturation deployment. New power market participants, lacking the established utilities' designated geographical customer bases, are likely to concentrate their marketing efforts on the areas of highest population density, resulting in geographically fragmented customer bases. Anticipating this trend, the Company has already initiated discussions with new power market participants regarding an alternative "broad deployment" strategy. To service the electric meter reading requirements of these new power market participants, the Company may contract to deploy its WAN in service areas where the largest consumers of electric power are concentrated and where the most attractive open market opportunities are offered. The energy service provider could contract with the Company to install its LAN to service existing customers or for advanced coverage of certain areas. In either case, the Company would install its LAN as necessary to service those customers and/or areas and would continue installations in remaining areas as needed. Broad deployment would therefore offer energy service providers the flexibility to build as they grow, or to pursue particular market niches. The Company believes that broad deployment will also provide an attractive option to established utilities which may be reluctant to commit to the long-term, saturation deployment strategy. Under this strategy, the Company could contract with an established utility to build out a LAN covering a portion of that established utility's customers in connection with an existing WAN. The utility could then continue to contract with the Company in stages to increase the build-out of the LAN, potentially to cover all of its meters. The end result in this case would be almost identical to the end result in a saturation deployment.

    The Company believes its spectrum-efficient networks will have substantial excess capacity to service non-utility applications requiring low-cost monitoring of fixed endpoints. Potential non-utility applications of the Company's systems include home security, remote status monitoring of vending machines, office equipment and parking meters and other equipment. The Company is working with industry leaders such as Honeywell, Inc., Real Time Data, Inc., and Interactive Technologies, Inc. to develop such applications. The Company believes that its networks will provide an excellent platform to position the Company as a leading wholesale provider of wireless data communications services for such non-utility applications.

    The Company believes that a significant international market also exists for its services with several hundred million electric, gas and water meters outside of the United States and comparable opportunities for non-utility applications. The Company's strategy is to pursue international markets through a joint venture with Bechtel Enterprises, Inc. ("BEn"). The joint venture, BCN Data Systems L.L.C., is concentrating its initial efforts on entering the market in the United Kingdom and is also considering opportunities in Southeast Asia. Canada and Australia have also been identified as prospective markets. See "Business--Business Strategy--Pursue International Expansion."

                               THE EXCHANGE OFFER


The Exchange Offer................  $1,000 principal amount at maturity of the New Notes in exchange for each $1,000 principal amount at maturity of
                                    the Old Notes. As of November 21, 1997, $654,133,000 in
                                    aggregate principal amount at maturity of Old Notes were
                                    outstanding. The Company will issue the New Notes to
                                    Holders on or promptly after the Expiration Date.

                                    Based on an interpretation by the Staff of the SEC set
                                    forth in the Staff's Exxon Capital Holdings Corp. SEC
                                    No-Action Letter (available April 13, 1989), Morgan
                                    Stanley & Co., Inc. SEC No-Action Letter (available June
                                    5, 1991), Shearman & Sterling SEC No-Action Letter
                                    (available July 7, 1993), and other no-action letters
                                    issued to third parties, the Company believes that New
                                    Notes issued pursuant to the Exchange Offer in exchange
                                    for Old Notes may be offered for resale, resold and
                                    otherwise transferred by Holders thereof without
                                    compliance with the registration and prospectus delivery
                                    provisions of the Securities Act. However, any Holder
                                    who is an "affiliate" of the Company or who intends to
                                    participate in the Exchange Offer for the purpose of
                                    distributing the New Notes (i) cannot rely on the
                                    interpretation by the Staff of the SEC set forth in the
                                    above referenced no-action letters, (ii) cannot tender
                                    its Old Notes in the Exchange Offer, and (iii) must
                                    comply with the registration and prospectus delivery
                                    requirements of the Securities Act in connection with
                                    any sale or transfer of the Old Notes, unless such sale
                                    or transfer is made pursuant to an exemption from such
                                    requirements. See "Risk Factors--Consequences to Non-
                                    Tendering Holder of Old Notes."

                                    Each broker-dealer that receives New Notes for its own
                                    account pursuant to the Exchange Offer must acknowledge
                                    that it will deliver a prospectus in connection with any
                                    resale of such New Notes. The Letter of Transmittal
                                    states that by so acknowledging and by delivering a
                                    prospectus, a broker-dealer will not be deemed to admit
                                    that it is an "underwriter" within the meaning of the
                                    Securities Act. This Prospectus may be used by a broker-
                                    dealer in connection with resales of New Notes received
                                    in exchange for Old Notes where such Old Notes were
                                    acquired by such broker-dealer as a result of
                                    market-making activities or other trading activities and
                                    not acquired directly from the Company. The Company has
                                    agreed that for a period of 180 days after the
                                    Expiration Date, it will make this Prospectus available
                                    to any broker-dealer for use in connection with any such
                                    resale. See "Plan of Distribution."

Expiration Date...................  December 30, 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means
                                    the latest date and time to which the Exchange Offer is
                                    extended.

Accretion of the New Notes
  and the Old Notes...............  No cash interest will accrue or be payable in respect of the New Notes prior to October 1, 2002. Thereafter,
                                    interest will accrue

                                    at the rate of 14% per annum, payable semiannually in
                                    arrears on each April 1 and October 1, commencing April
                                    1, 2003. The Old Notes accepted for exchange will
                                    continue to accrete at the rate of 14% per annum to, but
                                    excluding, the issuance date of the New Notes and will
                                    cease to accrete upon cancellation of the Old Notes and
                                    issuance of the New Notes. Any Old Notes not tendered or
                                    accepted for exchange will continue to accrete at the
                                    rate of 14% per annum in accordance with its terms. The
                                    Accreted Value of the New Notes upon issuance will equal
                                    the Accreted Value of the Old Notes accepted for
                                    exchange immediately prior to issuance of the New Notes.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in
                                    general to proceedings which have been instituted or
                                    laws which have been adopted that might impair the
                                    ability of the Company to proceed with the Exchange
                                    Offer. As of the date of this Prospectus, none of these
                                    events had occurred, and the Company believes their
                                    occurrence to be unlikely. If any such conditions do
                                    exist prior to the Expiration Date, the Company may (i)
                                    refuse to accept any Old Notes and return all previously
                                    tendered Old Notes, (ii) extend the Exchange Offer or
                                    (iii) waive such conditions. See "The Exchange
                                    Offer--Conditions."

Procedures for Tendering
  Old Notes.......................  Each Holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together with such Old Notes to be exchanged
                                    and any other required documentation to The Bank of New
                                    York, as Exchange Agent (the "Exchange Agent"), at the
                                    address set forth herein and therein or effect a tender
                                    of such Old Notes pursuant to the procedures for
                                    book-entry transfer as provided for herein. By executing
                                    the Letter of Transmittal, each Holder will represent to
                                    the Company that, among other things, the New Notes
                                    acquired pursuant to the Exchange Offer are being
                                    obtained in the ordinary course of business of the
                                    person receiving such New Notes, whether or not such
                                    person is the Holder, that neither the Holder nor any
                                    such other person has an arrangement or understanding
                                    with any person to participate in the distribution of
                                    such New Notes and that neither the Holder nor any such
                                    person is an affiliate, as defined in Rule 405 under the
                                    Securities Act, of the Company. Each broker-dealer that
                                    receives New Notes for its own account in exchange for
                                    Old Notes, where such Old Notes were acquired by such
                                    broker-dealer as a result of market-making activities or
                                    other trading activities and not acquired directly from
                                    the Company, must acknowledge that it will deliver a
                                    prospectus in connection with any resale of such New
                                    Notes. See "The

                                    Exchange Offer--Procedures for Tendering" and "Plan of
                                    Distribution."

Special Procedures for
  Beneficial Owners...............  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Old Notes in the Exchange Offer should contact such
                                    registered Holder promptly and instruct such registered
                                    Holder to tender such Old Notes on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such beneficial owner's own behalf, such owner
                                    must, prior to completing and executing the Letter of
                                    Transmittal and delivering its Old Notes, either make
                                    appropriate arrangements to register ownership of the
                                    Old Notes in such beneficial owner's name or obtain a
                                    properly completed bond power from the registered
                                    Holder. The transfer of registered ownership may take
                                    considerable time and may not be able to be completed
                                    prior to the Expiration Date. See "The Exchange Offer--
                                    Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent, or cannot
                                    complete the procedure for book-entry transfer, prior to
                                    the Expiration Date must tender their Old Notes
                                    according to the guaranteed delivery procedures set
                                    forth in "The Exchange Offer--Guaranteed Delivery
                                    Procedures."

Withdrawal Rights.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date by delivering
                                    a written notice of such withdrawal to the Exchange
                                    Agent in conformity with certain procedures set forth
                                    below under "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes
  and Delivery of New Notes.......  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The New Notes issued pursuant to the
                                    Exchange Offer will be delivered on or promptly after
                                    the Expiration Date. Any Old Notes not accepted for
                                    exchange will be returned without expense to the
                                    tendering Holder thereof as promptly as practicable
                                    after the expiration or termination of the Exchange
                                    Offer. See "The Exchange Offer--Terms of the Exchange
                                    Offer."

Certain Tax Considerations........  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See
                                    "Certain United States Federal Income Tax
                                    Considerations."

Exchange Agent....................  The Bank of New York.

                               TERMS OF NEW NOTES

    The Exchange Offer applies to up to $654,133,000 aggregate principal amount at maturity of the Company's Old Notes. The New Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same Indenture. See "Description of the New Notes." The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. See "Description of the New Notes."

New Notes Offered.................  $654,133,000 aggregate principal amount at maturity of
                                    14% Senior Discount Notes due 2007, Series B.

Maturity..........................  October 1, 2007.

Yield and Interest................  The New Notes will be sold at a substantial discount from their principal amount at maturity, and there will
                                    not be any payment of interest on the New Notes prior to
                                    April 1, 2003. For a discussion of the federal income
                                    tax treatment of the New Notes under the original issue
                                    discount rules, see "Certain Federal Income Tax
                                    Considerations." The New Notes will fully accrete to
                                    face value on October 1, 2002. From and after October 1,
                                    2002, the New Notes will bear interest, which will be
                                    payable in cash, at a rate of 14% per annum each April 1
                                    and October 1, commencing April 1, 2003.

Optional Redemption...............  The New Notes will be redeemable, at the option of the
                                    Company, in whole or in part, at any time on or after
                                    October 1, 2002, initially at 107% of their principal
                                    amount at maturity, plus accrued and unpaid interest, if
                                    any, declining ratably to 100% of their principal amount
                                    at maturity, plus accrued and unpaid interest, if any,
                                    on or after October 1, 2004. In addition, at any time
                                    prior to October 1, 2000, the Company may redeem up to
                                    25% of the aggregate principal amount at maturity of the
                                    New Notes with the net proceeds of one or more Public
                                    Equity Offerings at 114% of their Accreted Value on the
                                    redemption date; PROVIDED, HOWEVER, that after any such
                                    redemption at least $490,599,750 aggregate principal
                                    amount at maturity of the New Notes remains outstanding.
                                    See "Description of the Old Notes--Optional Redemption
                                    by the Company" and "--Optional Redemption Upon Public
                                    Equity Offering."

Ranking...........................  The New Notes will be senior unsecured indebtedness of the Company, will rank PARI PASSU in right of payment
                                    with all existing and future unsubordinated unsecured
                                    indebtedness of the Company and will be senior in right
                                    of payment to all future subordinated indebtedness of
                                    the Company. After giving PRO FORMA effect to the
                                    Exchange Offer and the Offering, the Company would have
                                    had no indebtedness outstanding other than any
                                    outstanding Old Notes, the New Notes and $0.6 million of
                                    secured capital lease obligations. However, the Company
                                    is a holding company and the New Notes will be
                                    effectively subordinated to all existing and future
                                    indebtedness and liabilities (including trade payables
                                    and any subordinated

                                    indebtedness) of the Company's Subsidiaries. As of June
                                    30, 1997, the Subsidiaries of the Company had
                                    approximately $1.0 million of liabilities (excluding
                                    intercompany payables). See "Risk Factors--Substantial
                                    Leverage and Ability to Service Debt; Substantial Future
                                    Capital Needs" and "--Holding Company Structure;
                                    Dependence of Company on Subsidiaries for Repayment of
                                    the New Notes; Effective Subordination of the New Notes
                                    to Liabilities of Subsidiaries."

Change of Control.................  Upon a Change of Control, the Company will be required to make an offer to repurchase the New Notes at a
                                    purchase price equal to 101% of the Accreted Value or,
                                    as the case may be, the outstanding principal amount
                                    thereof, as of the date of repurchase, plus accrued and
                                    unpaid interest, if any, to the date of repurchase. See
                                    "Description of the Old Notes--Redemption or Repurchase
                                    at the Option of the Holders--Change of Control."

Certain Covenants.................  The Indenture contains certain covenants for the benefit of the Holders of the New Notes which, among other
                                    things, restrict the ability of the Company and each
                                    Restricted Subsidiary (as defined) to incur additional
                                    indebtedness, create liens, engage in sale-leaseback
                                    transactions, pay dividends or make distributions in
                                    respect of their capital stock, make investments or
                                    certain other restricted payments, sell assets, issue or
                                    sell stock of Restricted Subsidiaries, enter into
                                    transactions with stockholders or affiliates or effect a
                                    consolidation or merger. These limitations are, however,
                                    subject to important qualifications and exceptions. See
                                    "Description of the Old Notes--Certain Covenants."

Exchange Rights...................  Holders of New Notes will not be entitled to any exchange or registration rights with respect to the New
                                    Notes. Holders of Old Notes are entitled to certain
                                    exchange rights pursuant to the Registration Rights
                                    Agreement. Under the Registration Rights Agreement, the
                                    Company is required to offer to exchange the Old Notes
                                    for new notes having substantially identical terms which
                                    have been registered under the Securities Act. This
                                    Exchange Offer is intended to satisfy such obligation.
                                    Once the Exchange Offer is consummated, the Company will
                                    have no further obligations to register any Old Notes
                                    not tendered by the Holders thereof for exchange. See
                                    "Risk Factors-- Consequences to Non-Tendering of Old
                                    Notes."

Use of Proceeds...................  The Company will not receive any proceeds from the
                                    Exchange Offer.

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's (as defined herein) right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions applicable solely to the Placement Agents). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

    To the extent that Old Notes are tendered and accepted in the Exchange Offer any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes."

    The Registration Rights Agreement relating to Old Notes provides that, if the Exchange Offer is not consummated by March 29, 1998, the interest rate borne by the Old Notes will increase by 0.50% per annum following March 29, 1998, until the Exchange Offer is consummated. See "Description of the Old Notes." Following consummation of the Exchange Offer, neither the Old Notes nor the New Notes will be entitled to any increase in the interest rate thereon.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included herein. The consolidated statement of operations data for the years ended December 31, 1992 and 1993, and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the six months ended June 30, 1997 or any other period are not necessarily indicative of future results.

                                                                                                              SIX MONTHS ENDED
                                                                                                                  JUNE 30,
                                                                   YEARS ENDED DECEMBER 31,                     (UNAUDITED)
                                                     -----------------------------------------------------  --------------------
                                                       1992       1993       1994       1995       1996       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues.........................................  $   3,148  $   1,757  $   1,651  $   2,126  $   1,669  $     420  $   2,493
  Costs and expenses:
    Cost of revenues...............................      2,401      1,741      1,109      4,965      8,429      3,029      7,835
    Research & development.........................      6,604      4,979      9,091     20,883     25,394     11,820     13,048
    Marketing and sales............................      1,466      1,408      3,179      4,114      6,021      2,866      3,669
    General and administrative.....................        585      1,206      2,353      6,258     12,036      4,930      9,069
    Depreciation and amortization..................        657        665        992      2,295      6,123      2,183      5,139
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total costs and expenses.....................     11,713      9,999     16,724     38,515     58,003     24,828     38,760
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations...............................     (8,565)    (8,242)   (15,073)   (36,389)   (56,334)   (24,408)   (36,267)
Equity in loss of unconsolidated affiliate.........         --         --         --         --         --         --     (1,339)
Other income (expense):
  Interest income..................................         36         66        555      4,590      7,372      3,458      4,238
  Interest expense.................................       (253)      (198)      (101)    (9,320)   (23,823)   (11,264)   (12,559)
  Other-net........................................       (161)       (16)       (13)       166         96        (97)         2
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total other income (expense).................       (378)      (148)       441     (4,564)   (16,355)    (7,903)    (8,319)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before income taxes...........................     (8,943)    (8,390)   (14,632)   (40,953)   (72,689)   (32,311)   (45,925)
Provision for income taxes.........................         --          1          2          3          5          2          1
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...........................................  $  (8,943) $  (8,391) $ (14,634) $ (40,956) $ (72,694) $ (32,313) $ (45,926)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share(1)..............................                                   $   (1.22) $   (2.19) $   (1.03) $   (1.16)
                                                                                      ---------  ---------  ---------  ---------
                                                                                      ---------  ---------  ---------  ---------
Shares used in computing net loss per share(1).....                                      33,497     33,179     31,217     39,214

OTHER OPERATING DATA (UNAUDITED):
EBITDA(2)..........................................  $  (7,977) $  (7,493) $ (13,539) $ (29,338) $ (42,743) $ (18,864) $ (28,227)
Capital Expenditures...............................         40        535      3,769     17,491     46,493     21,869     28,584
Deficit of earnings to fixed charges(3)............                                      41,411     74,226                46,056
Pro forma deficit of earnings to fixed charges.....                                                 98,496                61,250

                                                                                                       AS OF
                                                                          AS OF DECEMBER 31,         JUNE 30,
                                                                    -------------------------------  ---------
                                                                      1994       1995       1996       1997
                                                                    ---------  ---------  ---------  ---------
SELECTED OTHER DATA (UNAUDITED):
  Meters under contract(4)........................................         --  1,070,000  2,335,000  2,265,000
  Meters in revenue service(4)....................................         --     18,000    363,000    580,000

                                                                                                            AS OF JUNE 30, 1997
                                                                                                                (UNAUDITED)
                                                                     AS OF DECEMBER 31,                    ----------------------
                                                    -----------------------------------------------------                 AS
                                                      1992       1993       1994       1995       1996      ACTUAL    ADJUSTED(5)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.....................................  $   2,236  $   8,884  $  24,508  $ 143,797  $ 178,875  $ 117,933   $ 212,176
Total assets......................................      4,123     11,510     31,809    184,306    259,551    229,838     327,576
Long-term obligations, including current portion..      1,734        825        546    183,348    207,852    221,667     258,565
Series CC redeemable convertible preferred stock..         --         --     29,486     29,486         --         --          --
Total stockholders' equity (deficit)..............       (235)     8,011     (1,564)   (38,103)    40,245     (5,010)     58,117
CASH FLOW DATA:
  Used in operating activities....................     (7,227)    (9,091)   (14,638)   (34,532)   (40,707)   (29,066)         --
  Used in investing activities....................         (3)    (3,424)   (12,817)  (100,805)    (3,809)    (7,011)         --
  Provided by financing activities................      8,796     16,201     34,036    170,852    120,730        478          --

--------------------------

(1) See Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing net loss per share.

(2) EBITDA consists of operating loss before interest plus taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the wireless communications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related notes thereto contained elsewhere in this Prospectus.

(3) Deficit of earnings to fixed charges is calculated as follows: earnings (loss before taxes on income, equity in loss of affiliate and interest expense, not including capitalized interest) plus fixed charges (interest expense, including capitalized interest).

(4) "Meters under contract" refers to the aggregate number of meters for which the Company has agreed to provide NMR services under services agreements with utilities, and "Meters in revenue service" refers to the aggregate number of meters under contract which have been installed on the Company's networks and for which the Company is receiving NMR service revenues.

(5) Information with respect to the as adjusted capitalization of the Company includes exchange of all of the Company's Series B 13% Senior Discount Note Due 2005 (the "1995 Notes") for Units pursuant to an exchange offer letter dated September 3, 1997, (the "1995 Notes Exchange Offer") including Units payable as consent fees to the applicable 1995 Note holders, accretion of the 1995 Note obligation, as described in the Offering Memorandum dated September 24, 1997 with respect to the Company's offering of the Old Notes (the "Offering Memorandum"), valuation of Warrants included in the Units and adjustment of accumulated deficit to provide for the cost of extinguishing the 1995 Notes. As adjusted, cash, cash equivalents, short-term investments and total assets reflect the estimated cash payments of $6,101,000 for consent fees, solicitation fees and other transaction expenses.

                                  RISK FACTORS

    AN INVESTMENT IN THE NEW NOTES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE EXCHANGING THE OLD NOTES FOR THE NEW NOTES OFFERED HEREBY. CERTAIN INFORMATION CONTAINED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH REGARD TO THE COMPANY'S EXPECTED WIRELESS COMMUNICATIONS NETWORK DEPLOYMENTS AND OPERATIONS, ITS STRATEGY FOR MARKETING AND DEPLOYING SUCH NETWORKS AND RELATED FINANCING ACTIVITIES CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."

DEPENDENCE ON AND UNCERTAINTY OF MARKET ACCEPTANCE

    The Company's success will be almost entirely dependent on whether established utilities and new power market participants sign services contracts with CellNet or enter into other arrangements which allow CellNet to install NMR networks servicing a substantial number of meters.

    Because automation of utility meter reading and distribution is a relatively new and evolving market and is likely to be significantly affected by deregulation, it is difficult to predict the future growth rate and size of this market. Utilities are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. The CellNet system is one possible solution for automated meter reading and distribution. There can be no assurance that the Company will be successful in achieving the large-scale adoption of its system. In the event that the utilities or new power market participants do not adopt the Company's technology, or does so less rapidly than expected by the Company, the Company's future results, including its ability to service its indebtedness and achieve positive cash flow or profitability, will be materially and adversely affected. In recent competitive bids, potential electric and gas utility customers have selected competing systems to perform services offered by the Company, and energy service providers may from time to time select competing services in the future. See "Business--Competition."

    The Company's only existing contracts are with established electric and gas utilities. During 1996, approximately 90% of the Company's revenues were derived from its contracts with KCPL and UE. Any decision by a utility or new power market provider to utilize the Company's services will involve a significant organizational, technological and financial commitment. The utility industry historically is characterized by long purchasing cycles and cautious decision making. Utilities typically go through numerous steps before making a final purchase decision. These steps, which can take up to several years to complete, may include the formation of a committee to evaluate the purchase, the review of different technical options with vendors, performance and cost justifications, regulatory review and the creation and issuance of requests for quotes and proposals, as well as the utilities' normal budget approval process. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established utilities, the Company believes that implementation of utility deregulation will ultimately accelerate the utility decision-making process. Purchases of the Company's services are, to a substantial extent, deferrable in the event that utilities seek to limit capital expenditures or decide to defer such purchases for other reasons. Only a limited number of utilities have made a commitment to purchase the Company's services to date, and there can be no assurance as to when or if the Company will enter into additional services contracts or that any such contracts would be on terms favorable to the Company. See "Business."

    With the advent of utility industry deregulation, the Company is seeking opportunities to provide its NMR services to new power market participants. The Company believes it is well positioned to offer competitive advantages to both established utilities and new power market participants. However, the Company has not yet entered into any contracts with new power market participants, and there can be no assurance that the Company will be able to enter into any such contracts covering a sufficient number of meters to recoup its costs of deployment, on terms favorable to the Company, or at all. The Company's ability to enter into contracts with new power market participants depends, in part, on the timing and type of deregulation in each state. The Company also anticipates that, under contracts with new power market participants, it would build out its networks, at least in part, before the capacity was fully committed. See "Business--Business Strategy." For these reasons, the Company's ability to obtain financing for the capital expenditures associated with these contracts may be limited. The Company believes, however, that it will be able to defer a significant portion of the required capital expenditures by building out its networks incrementally as needed, and that the new power market participants would lease or acquire the endpoints from the Company, reducing the Company's costs. The Company also anticipates that its contracts with new power market participants will be shorter-term than those it has entered into with established utilities, and the revenues may therefore not fully cover the costs of network build-out and associated operating costs. The Company intends to reduce this risk by marketing its services to a wide range of new power market participants, but there can be no assurance that the Company will be successful in such marketing efforts, or that the new power market participants will be successful in capturing any significant share of the energy service market.

UNCERTAINTY OF FUTURE REVENUES; NEED FOR ADDITIONAL SERVICES CONTRACTS AND
  FLUCTUATING OPERATING RESULTS

    The timing and amount of future revenues will depend almost entirely upon the Company's ability to obtain new services agreements with established utilities and new power market participants and upon the successful deployment and operation of the Company's wireless data communications networks. The signing of any new services contracts is expected to occur on an irregular basis, if at all. The Company expects that it will generally take two to four years to complete the installation of each network after a services contract has been signed. Service revenues from such networks are not expected to exceed the Company's capital investments and expenses incurred to deploy and operate such network for several years. The Company will not begin to receive recurring revenues under a services contract until portions of the network become operational, which is expected to occur no earlier than six months after the execution of the applicable services contract. The Company's results of operations may be adversely affected by delays or difficulties arising in the network installation process. The cost of network deployments will be highly variable and depend upon a wide variety of factors, including radio frequency characteristics, the size of a service territory and density of endpoints within such territory, the nature and sophistication of services being provided, the cost of spectrum acquisition, local labor rates and other economic factors.

    CellNet currently derives almost all of its revenues from long-term services contracts with a limited number of established utilities. The Company will not generate sufficient cash flow to service its indebtedness or achieve profitability unless it enters into additional services contracts covering a significant number of additional meters. There can be no assurance that the Company will complete commercial deployments of the CellNet system under current services contracts successfully or that it will obtain enough additional services contracts on satisfactory terms for network deployments in a sufficient number of locations to allow the Company to achieve adequate cash flow to service its indebtedness or achieve positive cash flow or profitability. The Company's operating results will fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including the rate at which established utilities and new power market participants enter into new services contracts, general economic conditions, economic conditions in the utility industry, the effects of governmental regulations and regulatory changes, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold, pricing changes and new service introductions by the Company and its competitors and prices charged by suppliers. In response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into strategic alliances or investments that could result in a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF ACCEPTANCE OF AND DEPENDENCE ON OTHER APPLICATIONS

    The Company's long-term business plan contemplates the generation of a significant percentage of future revenues from non-utility services. The Company believes its future ability to service its indebtedness and to achieve profitability will be affected by its success in generating substantial revenues from such additional services. The Company currently has no services contracts which provide for the implementation of such services, and the Company has not yet deployed any such services on a commercial scale. In addition, unless the Company is successful in deploying its wireless networks in targeted service areas, the Company may not be able to offer any such services in such areas or may be able to offer these services only on a limited basis.

DEPENDENCE ON BUSINESSES ALLIANCES

    A key element of the Company's business strategy is the formation of corporate alliances with leading companies. The Company is currently investing, and plans to continue to invest, significant resources to develop these relationships. The Company believes that its success in penetrating markets for utility and non-utility applications of its network will depend in large part on its ability to maintain these relationships and to cultivate additional or alternative relationships. There can be no assurance that the Company will be able to develop additional corporate alliances with such companies, that existing relationships will continue or be successful in achieving their purposes or that such companies will not form competing arrangements. See "Business--Business Strategy--Form Strategic Alliances."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT; SUBSTANTIAL FUTURE CAPITAL
  NEEDS

    Upon consummation of this Exchange Offer, the Company will have substantial outstanding indebtedness, including $654,133,000 in aggregate principal amount at maturity of Notes (including any Old Notes not exchanged for the New Notes offered hereby and New Notes). The Company will be required to pay cash interest on the New Notes (and any Old Notes not exchanged for New Notes) commencing April 1, 2003 and repay the New Notes (and any Old Notes not exchanged for New Notes) on October 1, 2007. CellNet intends to incur substantial additional indebtedness, primarily in connection with installing future networks. As a result, CellNet will have substantial debt service obligations. The Company's capital expenditures will increase significantly if new services contracts are signed, and the Company expects that its cash flow, taking into account capital expenditures, will be increasingly negative over the next several years. The ability of the Company to meet its debt service requirements will depend upon achieving significant and sustained growth in the Company's cash flow, which will be affected by its success in implementing its business strategy, prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company's ability to generate such cash flow is subject to a number of risks and contingencies. Included among these risks are the possibilities that: (i) the Company may not obtain sufficient additional services agreements or complete scheduled installations on a timely basis, (ii) revenues may not be generated quickly enough to meet the Company's operating costs and debt service obligations, (iii) the operating and/or capital costs associated with the installation and maintenance of the network could be higher than projected, (iv) the Company's wireless systems could experience performance problems, or (v) adoption of the Company's services within a network could be less widespread than anticipated. Accordingly, there can be no assurance as to whether or when the Company's operations will generate positive cash flow or become profitable or whether the Company or its Subsidiaries will at any time have sufficient resources to meet their debt service obligations. If the Company is unable to generate sufficient cash flow or obtain alternate liquidity to service its indebtedness, it will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that effecting any of these strategies would yield sufficient proceeds to make the required payments on the New Notes. In particular, there is a risk that the Company would be unable, if needed, to refinance the New Notes prior to the date cash interest payments become due and payable on such Notes or at their maturity date, given uncertainty about prevailing capital market conditions, the Company's then performance and financial position and the Company's projected high levels of indebtedness. Such inability to refinance the New Notes could result in cross-defaults under other indebtedness and limit the Company's ability to meet its obligations on such Notes.

    In addition, the degree to which the Company is leveraged could have significant consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, research and development, acquisitions, and other general corporate purposes may be materially limited or impaired, (ii) the Company's cash flow, if any, cannot be used in the Company's business as a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, and (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.

    The Company will require substantial additional funds for the development, commercial deployment and expansion of its networks, and for funding operating losses. As of June 30, 1997, the Company had $117.9 million in cash, cash equivalents and short-term investments. The Company believes the proceeds from the offering of the Old Notes, its existing cash, cash equivalents and short-term investments and anticipated interest income and other revenues will be sufficient to meet its cash requirements for at least the next twelve months based on management's best estimates. Thereafter, the Company expects that it will require substantial additional capital. Depending upon the number and timing of any new services agreements and upon the associated network deployment costs and schedules, the Company may require additional equity or debt financing earlier than estimated in order to fund its working capital and other requirements. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In the event that the Company is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments on its indebtedness, the Company could be in default under the terms of the agreements governing its indebtedness, including the Old Notes and the New Notes. In the event of such default, the holders of such indebtedness would have certain enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company.

HISTORY AND CONTINUATION OF OPERATING LOSSES

    The Company has incurred substantial and increasing operating losses since inception. As of June 30, 1997, the Company had an accumulated deficit of $213.6 million, primarily resulting from expenses incurred in the development of the Company's wireless data communications system, marketing of the Company's NMR, distribution automation and other services, the installation of its wireless data communications networks and the payment of other normal operating costs.

    The Company does not expect significant revenues relative to anticipated operating costs during 1997 and 1998 and expects to incur substantial and increasing operating losses and negative net cash flow after capital expenditures for the foreseeable future. The Company expects that its receipt of network service revenues will lag the signing of the related services agreements by a minimum of six months and that it will generally take two to four years to complete installation of a network after each services agreement has been signed. The Company's network service revenues from a particular network are expected to lag significantly behind network installation expenses until such network is substantially complete. If the Company is able to deploy additional networks, the losses created by this lag in revenues are expected to increase until the revenues from the installed networks overtake the costs associated with the deployment and operation of such additional networks. The Company does not expect positive cash flow after capital expenditures from its NMR services operations for several years. A large portion of the Company's limited revenues to date has been attributable to miscellaneous equipment sales and development and other contract revenues that are largely non-recurring and that the Company expects to decrease and remain at relatively insignificant levels over the next few years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL AND INCREASING COMPETITION

    The emerging market for utility NMR systems, the deregulation of the electric utility industry and the potential market for other applications once a common infrastructure is in place, have led electronics, communications and utility product companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with the CellNet system. Deregulation will likely cause competition to increase. The Company believes that its only significant direct competitor in the marketplace at present is Itron, Inc. ("Itron"), an established manufacturer and seller of hand-held and drive-by automated meter reading ("AMR") equipment for utilities. Itron is currently providing to customers its Genesis-TM- system, a radio network system similar to the Company's, for meter reading purposes.

    There may be many potential alternative solutions to the Company's NMR services including traditional wireless solutions. SkyTel, a subsidiary of Mtel, and Motorola are examples of companies whose technology might be adapted for NMR and who may become direct competitors of the Company in the future. Whisper Communications (formerly, a part of Diablo Research) now offers its True 2 Way-TM- fixed-based radio frequency ("RF") architecture communications technology for automated meter reading and other services and has several trials underway. Metricom, a provider primarily of subscriber-based, wireless data communications for users of portable and desktop computers, is currently involved in the AMR market through trials with Whisper Communications. Schlumberger Industries, Inc. ("Schlumberger") and Greenland are among the companies that have conducted, or are in the process of conducting, pilot trials of utility network automation systems. Several companies are offering telephone-based network automated meter reading services or equipment. Among these are International Teldata and American Innovations. Established suppliers of equipment, services and technology to the utility industry such as Asea Brown Boveri and General Electric could expand their current product and service offerings so as to compete directly with the Company, although they have not yet done so. Many of the Company's present and potential future competitors have substantially greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. While CellNet believes its technology, including its software, is widely regarded as competitive at the present time, there can be no assurance that the Company's competitors will not succeed in developing products, technologies or software that are better or more cost effective. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In addition, if the Company achieves significant success it could draw additional competitors into the market. Traditional providers of wireless services may in the future choose to enter the Company's markets. Such existing and future competition could materially adversely affect the pricing for the Company's services and the Company's ability to sign new services contracts and maintain existing agreements. Competition for services relating to non-utility applications may be more intense than competition for NMR services, and additional competitors may emerge as the Company continues to develop non-utility applications. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Competition."

TECHNOLOGICAL PERFORMANCE AND BUILD-OUT OF THE SYSTEM; RAPID TECHNOLOGICAL
  CHANGE AND UNCERTAINTY

    The Company's initial target market is the monitoring, control and automation of utilities' electric, gas and water meters and distribution networks. There can be no assurance that unforeseen problems will not develop with respect to the Company's technology, products or services, or that the Company will be successful in completing the development and commercial implementation of its technology on a wider scale. The Company must continue to expand and upgrade its capabilities in connection with such commercial implementation, the success of which cannot be assured. There can be no assurance that the Company will be able to develop successfully a full range of endpoint devices. The Company must also continue to develop the hardware enhancements necessary to utilize its system on a commercial basis with a variety of different electric, gas and water meters. The Company's future success will be materially adversely affected if it is not successful or is significantly delayed in continuing technology development and enhancement programs.

    The Company's future success will also depend, in part, on its ability to enhance its existing hardware, software and wireless communications technology. The telecommunications industry has been characterized by rapid, significant technological advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities and personal communications systems ("PCS") have radically expanded communications capabilities and market opportunities. Future advances may render the Company's technology obsolete or less cost effective than competitive systems or erode the Company's market position. Many companies from diverse industries are seeking solutions for the transmission of data over traditional communications media, including radio and paging, as well as more recently developed media such as cellular and PCS-based networks. Competitors may be capable of offering significant cost savings or other benefits to the Company's customers, and there can be no assurance that the Company will maintain competitive services or obtain appropriate new technologies on a timely basis or on satisfactory terms. The Company's future performance will also depend significantly on its ability to respond to future regulatory changes. See "Business--Wireless Communications Industry Overview."

    The Company's necessary development efforts will require it to make continued substantial investments. The Company has encountered product development delays in the past affecting both software and hardware components of its system. See "Business--Research and Development."

ACCESS TO RADIO FREQUENCY ("RF") SPECTRUM; REGULATION BY THE FEDERAL
  COMMUNICATIONS COMMUNICATIONS (THE "FCC")

    The Company will attempt to obtain exclusive usage of licensed bandwidth and/or secure its own licenses. The Company has focused its spectrum acquisition strategy on the top 60 MSAs in the United States. As of June 30, 1997, the Company had acquired 58 spectrum licenses in 46 of the top 60 MSAs. However, sufficient frequency spectrum may not be available to fully enable the delivery of all or a part of the Company's wireless data communications services or the Company may be required to find alternative frequencies. The cost of obtaining such spectrum is currently difficult to estimate and may involve time delays and/or increased cost to the Company. The Company could also be unable to obtain frequency in certain areas. Any of these circumstances could have a material adverse impact on the Company's future ability to provide its network services and on the Company's business, operating results, financial condition and cash flow. See "Business--Spectrum Regulation."

    The Company's network equipment uses radio spectrum and, as such, is subject to regulation by the FCC. The Company's network equipment uses both licensed RF spectrum allocated for multiple address system ("MAS") operations in the 928/952 MHz band and unlicensed spectrum in the 902-928 MHz band. In order to obtain a license to operate the Company's network equipment in the 928/952 MHz band, license applicants may need to obtain a waiver of various sections of the FCC's rules. There can be no assurance that the Company will be able to obtain such waivers on a timely basis or to obtain them at all. In addition, as the amount of spectrum in the 928/952 MHz band is limited, issuance of these licenses is contingent upon the availability of spectrum in the area(s) for which the licenses are requested. The Company might not be able to obtain licenses to the spectrum it needs in every area in which it has prospective customers. The FCC's current rules, subject to a number of limited exceptions, permit third parties such as CellNet to operate on spectrum licensed to utilities to provide other services. The Company plans to use these provisions of the FCC's rules to expand its network system.

    The FCC requires that a minimum configuration of an MAS system be in operation within eighteen months from the initial date of the grant of the system authorization or risk forfeiture of the license for the MAS frequencies. The eighteen-month deadline may be extended upon a showing of good cause, but there is no assurance that the FCC will grant any such extension. The Company is responding to this requirement by selectively building out transmission capacity in some areas where it does not yet have utility telecommunications services contracts and may return licenses to the FCC in certain areas.

    No license is needed to operate the Company's equipment utilizing the 902-928 MHz band, although the equipment must be certified by the Company and the FCC as being compliant with certain FCC restrictions on radio frequency emissions designed to protect licensed services from objectionable interference. While the Company believes it has obtained all required certifications for its products, the FCC could modify the limits imposed on such products or otherwise impose new authorization requirements, and in either case, such changes could have a material adverse impact on the Company's business, operating results, financial condition and cash flow. The FCC recently completed a rulemaking proceeding designed to better accommodate the cohabitation in the 902-928 MHz band of existing licensed services with newly authorized and expanded uses of licensed systems, and existing and newly designed unlicensed devices like those used by the Company. In this proceeding, the FCC expressly recognized the rights of such unlicensed services to operate under certain delineated operating parameters even if the potential for interference to the licensed operations exists. The Company's systems will operate within those specified parameters. The FCC is currently reviewing these rules in response to numerous petitions for reconsideration and the agency could modify those rules or allow for other uses of this spectrum that might create interference to the Company's systems, which could, in either case, have a material adverse impact on the Company's business, operating results, financial condition and cash flow.

    While the Company intends to offer alternate market services over its private, internal network, some of those services may include the use of the Company's network for private carrier service offerings. The Company's offerings would be structured to comply with FCC rules governing the offering of private carrier services, and each such service offering would need to be reviewed relative to these rules. The FCC's rules currently prohibit the use of the MAS frequencies on which the Company is operating its systems for the provision of common carrier service offerings. In the event that it is determined that a particular service offering does not comply with the rules, the Company may be required to restructure such offering or to utilize other frequencies for the purpose of providing such service. There can be no assurances that the Company will gain access to such other frequencies. Future interpretation of regulations by the FCC or changes in the regulation of the Company's industry by the FCC or other regulatory bodies or legislation by Congress could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Spectrum Regulation."

    In February 1997, the FCC published for public comment a Notice of Proposed Rule Making in WT Docket No. 97-81 regarding the future licensing of frequencies for use by Multiple Address Systems. The FCC has reached certain tentative conclusions which, if adopted without any change, would result in (i) the restriction on future licenses in the 928/952/956 MHz band (in which the Company now operates its wide area network) for systems exclusively used for private internal purposes, and the prohibition on future licensing in this band for systems which provide "subscriber-based" services,
(ii) the designation of the 932/941 and 928/959 MHz bands for licensees offering subscriber-based services, (iii) the use of geographic licensing (using very large licensed service areas) in lieu of site-by-site licensing for the bands designated for subscriber-based services, (iv) the use of competitive bidding to award licenses for subscriber-based services, (v) the grandfathering and protection from interference of existing licensees, but only to the extent of their current service areas, (vi) with respect to new geographic service area licensees, liberalizing the time periods by which construction must be completed, but imposing more burdensome construction requirements over the term of the license, and (vii) for incumbent and new licensees, liberalizing some of the technical and operational restrictions on the use of the licensed channels.

    These proposals have engendered substantial public comment from a wide range of industry sectors currently utilizing the MAS channels, including extensive comments from the Company. The Company has urged, in particular, that there should not be any restrictions imposed on the use of the 928/952 MHz bands in which the Company has developed its network facilities that would unreasonably limit the Company's ability to provide its current and anticipated utility and non-utility service offerings. The Company has also urged that competitive bidding and geographic licensing should not be the primary basis for awarding licenses in this highly encumbered, heavily utilized band. The Company has also supported many of the proposed changes that will make the use of the band more technically efficient, although the Company has also opposed any use of the band that would change its fundamental use for point-to-multipoint fixed operations, and in particular, the use of the band for mobile operations. The Company's positions have substantial support in the record, although the effort to retain the status quo eligibility for the 928/952 MHz band has been opposed by representatives of the utility and transportation industries who would prefer to limit the use of this band solely to private internal networks and to prohibit any private carrier or subscriber-based service offerings.

    The Company is currently working with a coalition of interested parties, including representatives of the utility and transportation industries, to attempt to develop a compromise consensus proposal that would satisfy most of the interested parties' concerns for presentation to the FCC in this proceeding. However, the Company is unable to predict whether such a compromise can be developed, or if it is developed, whether the FCC will view it favorably, and if not, what form the final rules adopted in this proceeding will take. Given the current proposal and the variety of comments submitted, it is possible that some or all of the Company's uses of the MAS channels could be determined to be the offering of private carrier or subscriber-based services, and that future licenses for such offerings would be prohibited in the 928/952 MHz band in which the Company currently operates, requiring the Company to develop equipment capable of operating in one of the other MAS bands, and further requiring the Company to obtain future licenses in a competitive bidding process. Although the Company believes that additional licensed frequency will be generally available to it as required, the cost associated with acquiring such licensed frequency as well as the Company's operating costs could increase, perhaps substantially, and the Company could experience substantial delays in adapting its networks if the proposed rules were adopted. The adoption of new rules, depending upon the form in which such rules are adopted, could have a material adverse effect upon the Company's business, operating results, financial condition and cash flow.

    In connection with the foregoing, the FCC has temporarily suspended acceptance of MAS applications for new licenses, major amendments, or major modifications for the 928/959 MHz bands and applications to provide subscriber-based services in the 928/952/956 MHz bands. This temporary suspension does not affect applications for MAS licenses for private internal purposes in the 928/952/956 MHz bands or applications for assignment of licenses or transfer of control. Subject to certain limitations, pending applications at the time of the suspension will continue to be processed. All of the Company's pending applications for licenses in the 928/952 MHz band have been or are being processed in due course. In addition, the Company's applications for the assignment of licenses held by others have been processed during the processing suspension. However, the FCC has tentatively concluded that the Company's applications for licenses involve the offering of subscriber-based services, and have therefore returned any applications newly filed after the initiation of the processing suspension, precluding the Company from obtaining any new licenses (other than through the assignment process) while the processing suspension is in place. The Company has requested reconsideration of this determination since the currently proposed uses of these licenses constitutes, in the Company's view, a private, internal use network. If the FCC does not change its tentative conclusion on this matter, the Company will not be able to file any applications for new facilities until the suspension is lifted, which is expected to occur when the proceedings in Docket 97-81 are concluded. This may adversely affect the Company's ability to service areas where it has not yet acquired adequate frequencies.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    The Company plans to expand into international markets and has begun initial marketing efforts. The Company does not anticipate that it will have any material international operations for at least the next twelve months. The Company has incurred, and anticipates that it will continue to incur, significant and increasing expenses in connection with the establishment of international operations. If revenues generated by international activities are not adequate to offset the expense of establishing and maintaining these activities, the Company's business, operating results, financial condition and cash flow could be materially adversely affected. International demand for the Company's services and systems is expected to vary by country, based on such factors as the regulatory environment, electric power generating capacity and demand, labor costs, costs of spectrum acquisition and other political and economic conditions. To date, the Company has no experience in developing a localized version of its wireless data communications system for foreign markets. The Company believes its ability to establish business alliances in each international market will be critical to its success. There can be no assurance that the Company will be able to successfully develop, market and implement its system in international markets or establish successful business alliances for these markets. In addition, there are certain risks inherent in doing business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences, any of which could adversely impact the Company's potential international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on its business, operating results, financial condition and cash flow. See "Business--Business Strategy--Pursue International Expansion."

    The Company's strategy is to pursue international markets through a joint venture with BEn which could involve additional partners in local operating project entities in particular countries. The Company may not have a majority interest or control of the board of directors of any such local operating project entity. In any such joint venture in which the Company may determine to participate, there is a risk that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company or that such partner will not impose the same or similar accounting and financial controls as the Company. The risk is also present that a joint venture partner may be unable to meet its economic or other obligations and that the Company may be required to fulfill those obligations. In addition, in any joint venture in which the Company does not have a majority interest, the Company may not have control over the operations or assets of such joint venture. Furthermore, the joint venture structure may limit the amount of funds that can be upstreamed to the Company. See "Business--Business Strategy--Pursue International Expansion."

HOLDING COMPANY STRUCTURE; DEPENDENCE OF COMPANY ON SUBSIDIARIES FOR REPAYMENT
  OF THE NEW NOTES; EFFECTIVE SUBORDINATION OF THE NEW NOTES TO LIABILITIES OF SUBSIDIARIES

    The New Notes will be obligations of the Company exclusively. Substantially all of the operations of the Company are and will be conducted through direct and indirect Subsidiaries. The Company's cash flow and, consequently, its ability to service debt, including the New Notes, will depend upon the cash flow of its Subsidiaries and the payment of funds by those Subsidiaries to the Company in the form of loans, dividends or otherwise. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. In addition, the Company's Subsidiaries are likely to become parties to financing arrangements in connection with the development of the wireless systems as the Company expects that a substantial portion of its future financing will be at the subsidiary level on a project basis, and such financing arrangements may contain limitations on the ability of such Subsidiaries to pay dividends or to make loans or advances to the Company. In the event of any insolvency, bankruptcy or similar proceedings, creditors of the Subsidiaries would be entitled to receive repayment of all of their claims against the affected Subsidiary before any assets became available for distribution to the Company or its creditors (including Holders of the New Notes). See "Description of the Old Notes--Certain Covenants--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

    Because the Company is a holding company that conducts and will conduct its business through its Subsidiaries, all existing and future liabilities of the Company's Subsidiaries, including subordinated debt and trade payables, will be effectively senior to the New Notes. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company and its Subsidiaries. See "Description of the Old Notes--Certain Covenants--Limitation on Indebtedness and Preferred Stock."

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

    The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. The Company's ability to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand and manage its employee base. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that its systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to exploit opportunities for the Company's services. An inability to manage growth, if any, could have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. See "Management."

    The success of the Company is substantially dependent on its key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. All of the Company's employees and officers are employed on an at-will basis. Presently, the Company does not maintain a "key man" life insurance policy on any of its executives or employees. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract or retain highly qualified technical and managerial personnel in the future. An inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Employees" and "Management."

UNCERTAINTY OF PROTECTION OF COPYRIGHTS, PATENTS AND PROPRIETARY RIGHTS

    The Company relies on a combination of trade secret protection, copyright, patent, trademark and confidentiality agreements and licensing arrangements to establish and protect its proprietary rights. The Company's success will depend in part on its ability to maintain copyright and patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. While the Company has obtained and applied for patents, and intends to file applications as appropriate for patents covering its products and processes, there can be no assurance that additional patents will be issued or, if issued, that the scope of any patent protection will be significant, or that any patents issued to the Company or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.

    Since United States patent applications are maintained in secrecy until patents are issued, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, CellNet cannot be certain that it was the first creator of inventions covered by its issued patents or pending patent applications, that it was the first to file patent applications for such inventions or that no patent conflict will exist with other products or processes which could compete with the Company's products or approach. Despite the Company's efforts to safeguard and maintain these proprietary rights, there can be no assurance that the Company will be successful or that the Company's competitors will not independently develop and patent technologies that are substantially equivalent or superior to the Company's technologies. Participants in the wireless industry, including competitors of the Company, typically seek to obtain patents which will provide as broad a protection as possible for their products and processes. There is a substantial backlog of patents at the United States Patent and Trademark Office. It is uncertain whether any such third-party patents will require the Company to alter its products or processes, obtain licenses or cease certain activities. An adverse outcome with regard to a third-party patent infringement claim could subject the Company to significant liabilities, require disputed rights to be licensed or restrict the Company's ability to use such technology. The Company also relies to a substantial degree upon unpatented trade secrets, and no assurance can be given that others, including the Company's competitors, will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, whether or not additional patents are issued to the Company, others may receive patents which contain claims applicable to products or processes developed by the Company. If any such claims were to be upheld, the Company would require licenses, and no assurance can be given that licenses would be available on acceptable terms, if at all. In addition, the Company could incur substantial costs in defending against suits brought against it by others for infringement of intellectual property rights or in prosecuting suits which the Company might bring against other parties to protect its intellectual property rights. From time to time the Company receives inquiries with respect to the coverage of its intellectual property rights, and there can be no assurance that such inquiries will not develop into litigation. See "Business-- Proprietary Rights."

    In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota, alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys' fees and injunctive relief. The Company believes, based on information currently known, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Legal Proceedings."

    Although the Company has been granted federal registration of its "CellNet" trademark, another company has filed a petition for cancellation in an attempt to challenge such registration which, if successful, would mean the Company could lose its registration and be required to adopt a new trademark and possibly a new or modified corporate name. CellNet could encounter similar challenges to its trademark and corporate name in the future. While the requirement to adopt a new trademark or new or modified corporate name could involve a significant expense and could result in the loss of any goodwill and name recognition associated with the Company's current trademark and corporate name, the Company does not believe this would have a long-term material adverse impact on the Company's business, operating results, financial condition and cash flow. See "Business--Legal Proceedings."

DEPENDENCE ON THIRD-PARTY MANUFACTURERS; EXPOSURE TO COMPONENT SHORTAGES

    The Company relies and will continue to rely on outside parties to manufacture a majority of its network equipment such as radio devices and printed circuit boards. As the Company signs additional services contracts, there will be a significant ramp-up in the amount of manufacturing by third parties in order to enable the Company to meet its contractual commitments. There can be no assurance that these manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner or that the Company can obtain additional manufacturers when and if needed. Although the Company believes alternative manufacturers are available, an inability of the Company to develop alternative suppliers quickly or cost-effectively could materially impair its ability to manufacture and install systems. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. Although the Company believes that these manufacturers would have an economic incentive to perform such manufacturing for the Company, the quality, amount and timing of resources to be devoted to these activities is not within the control of the Company, and there can be no assurance that manufacturing problems will not occur in the future. A significant price increase, a quality control problem, an interruption in supply from one or more of such manufacturers or the inability to obtain additional manufacturers when and if needed could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. See "Business--Manufacturing and Operations."

    Certain of the Company's subassemblies, components and network equipment are procured from single sources and others are procured only from a limited number of sources. In addition, CellNet may be affected by general shortages of certain components, such as surface mounted integrated circuits and memory chips. There have been shortages of such materials generally in the marketplace from time to time in the past. The Company's reliance on such components and on a limited number of vendors and subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and cost. A significant price increase or interruption in supply from one or more of such suppliers could have a material adverse effect on the Company's business, operating results, financial condition and cash flow. Although the Company believes alternative suppliers of sub-assemblies, components and network equipment are available, the inability of the Company to develop alternative sources quickly or cost-effectively could materially impair its ability to manufacture and install systems. Lead times can be as long as a year for certain components, which may require the Company to use working capital to purchase inventory significantly in advance of receiving any revenues. See "Business--Manufacturing and Operations."

    A significant number of new electric meters are required to initiate meter retrofit and replacement in connection with each network deployment and to replace existing meters in the field which are found to be obsolete, worn out or otherwise unsuitable for retrofit and redeployment. Any sudden or material increase in the number of deployments would result in an increase in the number of new electric meters ordered by electric utilities and new power market participants over and above those ordered on account of normal growth and replacement within their service areas. To the extent that electric meter manufacturers are unable or unwilling to increase production in line with such increase in demand, temporarily or over a longer term, deployments may be delayed or postponed, with the result that revenues from such deployments will be likewise delayed or postponed.

POSSIBLE TERMINATION OF CONTRACTS

    The Company expects that a substantial portion of its future revenues will be provided pursuant to services contracts. These contracts will generally be subject to cancellation or termination in certain circumstances in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure. Each of the Company's existing utility services contracts provides for termination of such contracts by the respective utility without cause in less than ten years, subject to certain reimbursement provisions. Such contracts also provide that CellNet will be required to compensate such utilities for the use of its system for non-utility applications. Future services contracts with utilities and new power market participants may contain similar provisions. In the event that such a services contract is terminated, the Company would incur substantial losses. In addition, the Company anticipates that any contracts with new power market participants will have shorter terms than the Company's existing utility contracts. A network's service revenues are not expected to exceed the Company's capital investments to deploy such network for several years. Termination or cancellation of one or more services contracts would have a material adverse effect on the Company's business, results of operations, financial condition and cash flow. See "Business--Current Utility Services Agreements."

SHAREHOLDERS' AGREEMENT

    Under the terms of a Shareholders' Agreement among the Company and certain stockholders of the Company (the "Shareholders' Agreement"), so long as certain parties to the Shareholders' Agreement continue to hold not less than 700,000 shares of Common Stock (as such number is adjusted for stock splits, consolidations or other similar events), the Company is obligated to nominate for election representatives of certain stockholders as directors at each meeting of the Company's stockholders at which a vote for directors will be taken. The effect of the Shareholders' Agreement is to give certain stockholders greater influence over the management of the Company than they would otherwise have and to provide certain stockholders with, among other things, certain registration, first refusal, co-sale and other rights. See "Management--Board of Directors" and "Certain Transactions."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

    The New Notes are being offered to the Holders of the Old Notes. Prior to this Exchange Offer, there was no public market for the Old Notes and there were no existing New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market. In connection with the offering of the Old Notes, the Placement Agents informed the Company that they intended to make a market for the Old Notes. However, the Placement Agents have no obligation to do so and any such market-making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the New Notes. If the New Notes are traded after their initial issuance they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company.

CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD NOTES

    Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Old Notes. Thereafter, any Holder of Old Notes who does not tender its Old Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

RANKING OF NEW NOTES

    The New Notes will be unsubordinated indebtedness of the Company ranking PARI PASSU in right of payment with all existing and future unsecured unsubordinated indebtedness of the Company and senior in right to payment to all future subordinated indebtedness of the Company, but are effectively subordinated to all existing and future secured indebtedness of the Company. Upon consummation of the Exchange Offer, the Company will have no indebtedness outstanding that is subordinated to the New Notes, and no senior indebtedness, other than any outstanding Old Notes, the New Notes and approximately $0.6 million of secured capital lease obligations. In addition, the New Notes will be effectively subordinated to all existing and future indebtedness and liabilities (including trade payables and any subordinated indebtedness), of the Company's Subsidiaries. As of June 30, 1997, the Company's Subsidiaries had approximately

$1.0 million of liabilities (excluding intercompany payables). The Company and its Subsidiaries may incur substantial additional indebtedness, including indebtedness which is secured by assets of the Company and its Subsidiaries. Any holders of secured indebtedness of the Company would be entitled to payment of their indebtedness out of the proceeds of their collateral prior to the holders of any general unsecured obligations of the Company, including the New Notes, and any creditors of Subsidiaries (including holders of subordinated indebtedness and trade payables) of the Company would be entitled to repayment of liabilities of the affected Subsidiaries from the assets of the affected Subsidiaries before such assets were made available for distribution to the Company. In the event of bankruptcy, liquidation or reorganization of the Company, Holders will participate ratably with all holders of senior unsecured indebtedness of the Company which is deemed to be of the same class as the New Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. See "Description of the Old Notes." In addition, to the extent the assets securing indebtedness are not sufficient to satisfy such indebtedness, the holders thereof would have claims that would be PARI PASSU with the Holders. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the New Notes.

FRAUDULENT TRANSFER AND PREFERENCE CONSIDERATIONS

    Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, if the Company, at the time of issuance of, or making any payment in respect of, the New Notes, (a)(i) was or was rendered insolvent thereby, was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured and (ii) the Company received less than reasonably equivalent value or fair consideration for such issuance, or (b) the Company issued the New Notes or made any payment thereunder with intent to hinder, defraud or delay any of its creditors, the obligations of the Company under some or all of the New Notes could be avoided or held to be unenforceable by a court, the obligations of the Company under the New Notes could be subordinated to claims of other creditors or the Holders could be required to return payments already received. In particular, if the Company were to cause a Subsidiary to make a dividend in order to enable the Company to make payments in respect of the New Notes, and such transfer constituted a fraudulent transfer, the Holders could be required to return the payment. In any of the foregoing cases, there could be no assurance that the Holders would ultimately recover the amounts owing under the New Notes. In addition, under the preference law of the State of New York, if the Company were to issue the New Notes or make any payment in respect thereof in contemplation of insolvency, the New Notes could be avoided or amounts paid to the Holders could be required to be returned.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in any such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

    The Company believes that it will not be insolvent at the time of or as a result of the offerings made hereby, that it will not engage in a business or transaction for which its assets constitute an unreasonably small capital, and that it did not and does not intend to incur or believe that it will incur debts beyond its ability to pay such debts as they mature. These beliefs are based on internal cash flow projections and estimated value of assets and liabilities. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.

ORIGINAL ISSUE DISCOUNT

    The New Notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue in respect of the New Notes prior to October 1, 2002, original issue discount (the difference between the stated redemption price at maturity of the New Notes and the issue price of the New Notes) will accrue from the issue date of the New Notes and generally will be includable as interest income in the Holder's gross income for United States federal income tax purposes in advance of the cash payments to which the income is attributable.

    Furthermore, the New Notes will be subject to the high yield discount obligation rules which will defer and will in part eliminate the Company's ability to deduct the original issue discount attributable to the New Notes. Accordingly, the Company's after tax cash flow will be less than if the original issue discount on the New Notes were fully deductible when it accrued. See "Certain Federal Income Tax Considerations." Similar results may apply under state tax laws.

    If a bankruptcy case were commenced by or against the Company under the federal Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), after the issuance of the New Notes, the claim of a Holder is the sum of: (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not accrued as of the date of any such bankruptcy filing would constitute "unmatured interest."

LITIGATION

    In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunctive relief. See "Business--Legal Proceedings." Although the Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, there can be no assurance that a court would not find otherwise. If an adverse judgment were rendered against the Company, there can be no assurance that the Company would have sufficient assets to pay such judgment or that there would be sufficient assets remaining to pay amounts due on the Notes.

    On October 31, 1996, a complaint, SETTLE V. SEIDL, ET AL. No. 398464, was filed in the Superior Court of California for the County of San Mateo against the Company, certain of its officers and directors and underwriters of the Company's Initial Public Offering (as defined). The complaint, which is a purported class action filed on behalf of those purchasing the Company's stock from the period beginning on September 26, 1996 and ending on October 31, 1996, seeks unspecified damages and rescission for alleged liability under various provisions of the federal securities laws and California state law. Plaintiff alleges that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of Common Stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron, Inc. was likely to ensue. On November 8 and 13, 1996, two additional complaints, KAREN ZULLY V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398551 and HOWARD FIENMAN AND GERALD SAPSOWITZ V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398560, were filed in the Superior Court of California for the County of San Mateo. These cases are essentially similar in nature to the SETTLE case. The Court has ordered consolidation of the SETTLE and ZULLY actions. The Company expects that the FIENMAN action will be consolidated with the SETTLE and ZULLY actions before trial. The Company believes that the allegations in these complaints are without merit and intends to defend these actions vigorously. The Company has filed demurrers seeking dismissal of these complaints. The motions are currently under submission before the Special Master assigned by the Court to hear certain pre-trial matters. In the Company's opinion, the ultimate outcome of these lawsuits is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

                                USE OF PROCEEDS

    This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered in the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange therefor Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

    Net proceeds from the sale of the Old Notes (after the deduction of placement fees and other expenses of the offering of the Old Notes) were approximately $100 million. The Company expects to use such net proceeds (i) to fund continuing research and development activities related to its wireless data communications systems, (ii) to expand opportunities for the use of its wireless data communications systems through alternate market applications, (iii) to enhance the performance and lower the component and operating cost of its wireless data communications systems, (iv) to invest in an international joint venture with BEn for the deployment of its wireless data communications systems on a worldwide basis, (v) to fund the adaptation and migration of its technology for use outside the United States, (vi) to support network deployment for both utility and non-utility applications, (vii) to expand the Company's business generally, and (viii) for working capital, general corporate and other purposes permitted by the Indenture.

                                DIVIDEND POLICY

    The Company has not declared or paid any dividends on its capital stock since its inception. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future, and any changes in the Company's dividend policies will be determined by its Board of Directors. The Company's existing financing arrangements also restrict the payment of any dividends. The Company anticipates that it and its Subsidiaries will incur substantial additional indebtedness, which is likely to restrict the payment of dividends.

                                 CAPITALIZATION

    The following table sets forth (i) the capitalization of the Company as of June 30, 1997 and (ii) the as adjusted capitalization of the Company to reflect the issuance of Units in the private placement, the 1995 Notes Exchange Offer and the consent solicitation.

                                                                                                JUNE 30, 1997
                                                                                           -----------------------
                                                                                                           AS
                                                                                             ACTUAL    ADJUSTED(1)
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Long-term obligations:
  1995 Notes(2)..........................................................................  $  220,832   $      --
  Notes..................................................................................          --     257,730
  Capital lease obligations(3)...........................................................         499         499
                                                                                           ----------  -----------
      Total long-term obligations........................................................     221,331     258,229
                                                                                           ----------  -----------
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 15,000,000 shares authorized; no shares outstanding
    actual and as adjusted...............................................................          --          --
  Common Stock, $.001 par value; 100,000,000 shares authorized and 41,541,384 shares
    outstanding..........................................................................     209,348     209,348
  Notes receivable from sale of Common Stock.............................................        (718)       (718)
  Warrants...............................................................................           1      74,546
  Accumulated deficit....................................................................    (213,641)   (225,059)
  Net unrealized loss on short-term investments..........................................          --          --
                                                                                           ----------  -----------
      Total stockholders' equity (deficit)...............................................      (5,010)     58,117
                                                                                           ----------  -----------
        Total capitalization.............................................................  $  216,321   $ 316,346
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Information with respect to the as adjusted capitalization of the Company includes exchange of all of the Company's 1995 Notes for Units in the 1995 Notes Exchange Offer including Units payable as consent fees to the applicable 1995 Note holders, accretion of the 1995 Note obligation, as described in the Offering Memorandum, valuation of Warrants included in the Units and adjustment of accumulated deficit to provide for the cost of extinguishing the 1995 Notes.

(2) See Note 5 of Notes to Consolidated Financial Statements.

(3) Amounts given are for the Company and its Subsidiaries on a consolidated basis. See Note 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included herein. The consolidated statement of operations data for the years ended December 31, 1992 and 1993, and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the six months ended June 30, 1997 or any other period are not necessarily indicative of future results.

                                                                                                       SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                 JUNE 30, (UNAUDITED)
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................  $   3,148  $   1,757  $   1,651  $   2,126  $   1,669  $     420  $   2,493
Costs and expenses:
    Cost of revenues........................      2,401      1,741      1,109      4,965      8,429      3,029      7,835
    Research & development..................      6,604      4,979      9,091     20,883     25,394     11,820     13,048
    Marketing and sales.....................      1,466      1,408      3,179      4,114      6,021      2,866      3,669
    General and administrative..............        585      1,206      2,353      6,258     12,036      4,930      9,069
    Depreciation and amortization...........        657        665        992      2,295      6,123      2,183      5,139
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total costs and expenses..............     11,713      9,999     16,724     38,515     58,003     24,828     38,760
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations........................     (8,565)    (8,242)   (15,073)   (36,389)   (56,334)   (24,408)   (36,267)
Equity in loss of unconsolidated
  affiliate.................................         --         --         --         --         --         --     (1,339)
Other income (expense):
  Interest income...........................         36         66        555      4,590      7,372      3,458      4,238
  Interest expense..........................       (253)      (198)      (101)    (9,320)   (23,823)   (11,264)   (12,559)
  Other-net.................................       (161)       (16)       (13)       166         96        (97)         2
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total other income (expense)..........       (378)      (148)       441     (4,564)   (16,355)    (7,903)    (8,319)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before income taxes....................     (8,943)    (8,390)   (14,632)   (40,953)   (72,689)   (32,311)   (45,925)
Provision for income taxes..................         --          1          2          3          5          2          1
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss....................................  $  (8,943) $  (8,391) $ (14,634) $ (40,956) $ (72,694) $ (32,313) $ (45,926)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share(1).......................                                   $   (1.22) $   (2.19) $   (1.03) $   (1.16)
                                                                               ---------  ---------  ---------  ---------
                                                                               ---------  ---------  ---------  ---------
Shares used in computing net loss per
  share(1)..................................                                      33,497     33,179     31,217     39,214

                                                                                                       SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                 JUNE 30, (UNAUDITED)
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER OPERATING DATA (UNAUDITED):
EBITDA(2)...................................  $  (7,977) $  (7,493) $ (13,539) $ (29,338) $ (42,743) $ (18,864) $ (28,227)
Capital Expenditures........................         40        535      3,769     17,491     46,493     21,869     28,584
Deficit of earnings to fixed
  charges(3)................................                                      41,411     74,226                46,056
Pro forma deficit of earnings to
  fixed charges.............................                                                 98,496                61,250

                                                                                                        AS OF JUNE
                                                                                                            30,
                                                                  AS OF DECEMBER 31,                    (UNAUDITED)
                                                ------------------------------------------------------  -----------
                                                  1992       1993       1994        1995       1996        1997
                                                ---------  ---------  ---------  ----------  ---------  -----------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments...............................  $   2,236  $   8,884  $  24,508  $  143,797  $ 178,875   $ 117,933
  Total assets................................      4,123     11,510     31,809     184,306    259,551     229,838
  Long-term obligations, including current
    portion...................................      1,734        825        546     183,348    207,852     221,667
  Series CC redeemable convertible preferred
    stock.....................................         --         --     29,486      29,486         --          --
  Total stockholders' equity (deficit)........       (235)     8,011     (1,564)    (38,103)    40,245      (5,010)

CASH FLOW DATA:
  Used in operating activities................     (7,227)    (9,091)   (14,638)    (34,532)   (40,707)    (29,066)
  Used in investing activities................         (3)    (3,424)   (12,817)   (100,805)    (3,809)     (7,011)
  Provided by financing activities............      8,796     16,201     34,036     170,852    120,730         478

--------------------------

(1) See Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing net loss per share.

(2) EBITDA consists of operating loss before interest plus taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the wireless communications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

(3) Deficit of earnings to fixed charges is calculated as follows: earnings (loss before taxes on income, equity in loss of affiliate and interest expense, not including capitalized interest) plus fixed charges (interest expense, including capitalized interest).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS SECTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company intends to deploy and operate a series of wireless data communications networks pursuant to services agreements with utilities and new power market participants, to earn recurring revenues by providing NMR services, and to use the networks to support a variety of non-utility applications. The Company may also provide NMR services pursuant to (i) contracts and deployments with new market participants, (ii) broad, selective network deployments with utilities and others aimed at serving the meter reading requirements of high-value commercial and industrial customers (in addition to saturation network deployments aimed at providing meter reading services for all meters within a utility's service area), with other customers to be added over time,
(iii) contracts of shorter duration than those the Company has previously entered into, and (iv) joint ventures or alliances with utilities and others to form, own and/or operate metering companies or to provide metering services. The Company's business strategy has affected and will continue to affect its financial condition and results of operations as follows:

    COMPOSITION OF REVENUES. The Company derives substantially all of its revenues from fees earned under services agreements related to its wireless communications networks. Under the Company's existing services agreements with KCPL, UE, NSP, PG&E, Puget and IP&L, the Company receives monthly NMR service fees based on the number of endpoint devices that are in revenue service during the applicable month.

    UNEVEN REVENUE GROWTH. The timing and amount of the Company's future revenues will depend upon its ability to obtain additional services agreements with utilities and new power market participants and upon the Company's ability to deploy and operate successfully its wireless communications networks for utility and non-utility applications. New services agreements are expected to be obtained on an irregular basis, and there may be prolonged periods during which the Company does not enter into any additional services agreements or other arrangements. As a result, the Company expects that its revenues will not grow smoothly over time, but will increase unevenly as the Company enters into new services agreements and other commercial relationships, and may decrease sharply in the event that any of its existing services agreements are terminated or not renewed. See "Risk Factors--Uncertainty of Future Revenues; Need for Additional Services Contracts and Fluctuating Operating Results."

    UNCERTAINTY OF MARKET ACCEPTANCE. The Company's future revenues will depend on the number of new services agreements with established utilities and new power market participants and on the amount of NMR services to be provided thereunder. The Company's only existing contracts are with established utilities. During 1996, approximately 90% of the Company's revenues were derived from its contracts with KCPL and UE. The utility industry is historically characterized by long purchasing cycles and cautious decision making, and purchases of the Company's services are, to a substantial extent, deferrable in the event that utilities seek to limit capital expenditures or decide to defer such purchases for other reasons. Only a limited number of utilities have made a commitment to purchase the Company's services to date. Although the uncertainty surrounding proposed regulatory changes in some states may have caused, and may continue to cause, additional delays in purchasing decisions by established utilities, the Company believes that implementation of utility deregulation will ultimately accelerate the utility decision-making process. The Company believes that it will enter into additional services contracts with other utilities and new power market participants; however, if the Company's services do not gain widespread industry acceptance, its revenues would not increase significantly after services contracts for existing network systems have been fully installed.

    With the advent of utility industry deregulation, the Company is seeking opportunities to provide its NMR services to new power market participants. The Company believes it is well positioned to offer competitive advantages to both established utilities and new power market participants. However, the Company has not yet entered into any contracts with new power market participants, and there can be no assurance that the Company will be able to enter into any such contracts covering a sufficient number of meters to recoup its costs of deployment, on terms favorable to the Company, or at all. The Company also anticipates that, under contracts with new power market participants, it would build out its networks, at least in part, before the capacity was fully committed. See "Business--Business Strategy." For these reasons, the Company's ability to obtain financing for the capital expenditures associated with these contracts may be limited, although the Company also believes that it will be able to defer a significant portion of the capital expenditures by building out its networks incrementally as needed, and that the new power market participants would lease or acquire the endpoints from the Company, reducing the Company's costs. The Company also anticipates that its contracts with new power market participants will be shorter-term than those it has entered into with established utilities, and may therefore not fully cover the costs of network build-out and associated operating costs. The Company intends to reduce this risk by marketing its services to a wide range of new power market participants, but there can be no assurance that the Company will be successful in such marketing efforts, or that the new power market participants will be successful in capturing any significant share of the energy service market.

    The Company's long-term business plan contemplates the generation of a significant percentage of future revenues from non-utility services. The Company believes its future ability to service its indebtedness and to achieve profitability will be affected by its success in generating substantial revenues from such additional services. The Company currently has no services contracts which provide for the implementation of such services, and the Company has not yet deployed such services on a commercial scale. In addition, unless the Company is successful in deploying its wireless networks in targeted service areas, the Company may not be able to offer any such services in such areas or may be able to offer these services only on a limited basis.

    REVENUES LAG NETWORK DEPLOYMENT. The Company expects to realize network service revenue under a services agreement with a utility or new power market participant only when a portion of the network is installed and they have begun billing their customers based upon the NMR data obtained. The Company expects that its receipt of network service revenue will lag the signing of the related services agreements by a minimum of six months and that it will generally take two to four years to complete installation of a network after each services agreement has been signed. A network's service revenues are not expected to exceed the Company's capital investments and expenses incurred to deploy such network for several years. As of June 30, 1997, the Company had approximately 2,265,000 meters under long-term contracts, of which approximately 580,000 meters were in revenue service. The Company signed agreements with KCPL and UE in August 1994 and August 1995, respectively, and did not receive its first revenue under the KCPL and UE services agreements until September 1995 and May 1996, respectively. The Company has completed the installation of its NMR network for KCPL and had installed approximately 378,000 meters on the network by the end of June 1997. The Company expects to add an additional 37,000 meters to the KCPL network in the second half of 1997 and in 1998 which would be added to the total number of meters in revenue service upon acceptance by KCPL for billing purposes. The remaining meters (approximately 5,000) under contract with KCPL may be automated or read manually. As of the end of June 1997, the Company completed the on-line deployment of approximately 324,000 meters to the UE network. The Company began the installation of both the NSP and Puget networks in August 1996 and began receiving revenue from Puget in January 1997. The Company has also successfully completed a demonstration project with PG&E in San Francisco pursuant to which the Company has installed a network that will cover approximately 30,000 electric and gas meters. PG&E has acknowledged that the data collection, cost savings, customer service and other objectives of the demonstration network have been met. In September 1997, the Company entered into a services contract with IP&L for the installation of its NMR network that will cover approximately 415,000 meters. Installation of the IP&L network is scheduled to begin in November 1997. As additional segments of the Company's networks are installed and used by its customers for billing purposes, the Company expects to realize a corresponding increase in its network service revenues. However, if the Company is able to deploy successfully an increasing number of networks over the next few years, the operating losses created by this lag in revenues, and negative cash flow resulting from such operating losses and the capital expenditures expected to be required in connection with the installation of such networks, are expected to widen for a period of time and will continue until the operating cash flow from installed networks exceeds the costs of deploying and operating additional networks.

    IMPACT OF RAPID EXPANSION. CellNet will not typically invest the capital necessary to deploy a wireless communications network prior to entering into a services agreement with a utility or new power market participant. However, during its expansion phase, the Company will be required to invest significant amounts of capital in its networks and to incur substantial and increasing sales and marketing expenses before receiving any return on such expenditures through network service revenues. The Company has incurred substantial operating losses since its inception and, as of June 30, 1997, had an accumulated deficit of $213.6 million. The Company does not expect significant revenues relative to anticipated operating costs during 1997 and 1998 and expects to incur substantial and increasing operating losses and negative net cash flow after capital expenditures for the foreseeable future as it expands its research and development and marketing efforts and installs additional networks. The Company does not expect positive cash flow after capital expenditures from its NMR services operations for several years. The Company will require substantial capital to fund cash flow deficits and capital expenditures for the foreseeable future and expects to finance these requirements through significant additional external financing. See "Risk Factors--History and Continuation of Operating Losses" and "--Substantial Leverage and Ability to Service Debt; Substantial Future Capital Needs."

    INTEREST INCOME. The Company has earned substantial amounts of interest income on short-term investments of the proceeds of its financing activities. The Company expects to utilize substantially all of its cash, cash equivalents and short-term investments in deploying its wireless communications networks, in continuing research and development activities related thereto, in related selling and marketing activities and for general and administrative purposes. As such funds are expended, interest income is expected to decrease.

RESULTS OF OPERATIONS

    REVENUES

    Revenues for the three years ended December 31, 1994, 1995 and 1996 were $1.7 million, $2.1 million and $1.7 million, respectively. Revenues for the six months ended June 30, 1996 and 1997 were $0.4 million and $2.5 million, respectively. The increase in revenues was principally due to the increase in network service revenues. Revenues prior to 1996 were attributable primarily to product sales and development and other contract revenues unrelated to the Company's current focus of providing NMR services that were largely non-recurring and that are expected to decline and remain at relatively insignificant levels over the next few years. During 1994, NSP, Georgia Power Company and PG&E accounted for 58%, 14% and 10% of the Company's revenues, respectively. During 1995, NSP and KCPL accounted for 64% and 29% of the Company's revenues, respectively. During 1996, KCPL and UE accounted for 69% and 21% of the Company's revenues, respectively. During the first six months of 1997, KCPL and UE accounted for 52% and 34% of the Company's revenues, respectively. During the first six months of 1996, KCPL and UE accounted for 73% and 4% of the Company's revenues, respectively. The Company's NMR service revenues for the years ended December 31, 1995 and 1996 were $35,000 and $1.2 million, respectively. The Company's NMR service revenues for the six months ended June 30, 1996 and 1997 were $0.2 million and

$2.1 million, respectively. In September 1995, the Company began to receive regular monthly revenue under its services agreement with KCPL based upon the number of automated meters installed on the network that were being used by KCPL to bill its customers and the agreed monthly NMR charge per meter. In May 1996, the Company began to realize regular monthly revenue from its services agreement with UE on a similar basis. In 1996 the Company signed an agreement with NSP but will not recognize service revenues earned under it until the automated meters installed on the network are used by NSP to bill its customers. The Company began receiving revenues from Puget in January 1997. In connection with the purchase of $15.0 million of restricted Common Stock by NSP concurrent with the Company's Initial Public Offering, the Company placed shares in escrow (the "Escrow Shares") which will be released if the Company enters into an NMR services agreement with Wisconsin Electric Power Company ("WEPC") by December 1997. The fair value of these Escrow Shares will be expensed as a sales discount over the term of the WEPC services agreement if such services agreement is entered into.

    The Company expects to realize network service revenues under its services agreements with utilities and new power market participants only when its networks or portions thereof are successfully installed and operating and they commence billing their customers based upon the NMR data obtained. Revenues are expected to increase as the Company continues to install its networks, the networks or portions thereof become operational, and utilities and new power market participants begin billing their customers based upon data obtained over the CellNet system. Due primarily to the nature, amount and timing of revenues received to date, no meaningful period-to-period comparisons can be made. Revenues received during the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 are not reliable indicators of revenues that might be expected in the future.

    COST OF REVENUES

    Cost of revenues prior to 1995 consisted of the cost of product sales. For the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1996 and 1997, cost of revenues primarily consisted of network operations costs. Cost of revenues were $1.1 million, $5.0 million and $8.4 million for the years ended December 31, 1994, 1995 and 1996, respectively. Cost of revenues for the six months ended June 30, 1996 and 1997 were $3.0 million and $7.8 million, respectively. The increase in cost of revenues was driven by increasing costs of providing network services, due primarily to growth in the number of employees and associated costs necessary for network monitoring operations at customer sites and at the Company's headquarters, network deployment management and customer training. Costs of network services also include the increased installation, applications and RF engineering staffing at the Company's headquarters to support anticipated additional services contracts. Network services do not currently generate a profit as the Company has not yet achieved a scale of services sufficient to cover network costs. The Company will incur significant and increasing costs primarily attributable to network operation and depreciation. Once a network has been fully installed, costs associated with generating network revenues will consist primarily of maintaining a monitoring center for such network, network depreciation and miscellaneous maintenance and operating expenses.

    OPERATING EXPENSES

    Operating expenses, consisting of research and development, marketing and sales, general and administrative costs and depreciation and amortization expenses, were $15.6 million, $33.6 million and $49.6 million for the years ended December 31, 1994, 1995 and 1996, respectively. Operating expenses for the six months ended June 30, 1996 and 1997 were $21.8 million and $30.9 million, respectively. The increase in operating expenses on a period to period basis is attributable to the Company's rapid growth and to increasing research and development and marketing and sales expenditures. The Company expects to continue to spend a significant portion of its resources on research and development activities for the foreseeable future. Marketing and sales and general and administrative costs are expected to increase in the future as the Company seeks to sign new services agreements.

    RESEARCH & DEVELOPMENT

    Research and development expenses are attributable largely to continuing system software, firmware and equipment development costs, prototype manufacturing, testing, personnel costs, consulting fees, and supplies. Research and development costs are expensed as incurred. The Company's networks include certain software applications which are integral to their operation. The costs to develop such software have not been capitalized as the Company believes its software development is essentially completed when technological feasibility of the software is established and/or development of the related network hardware is complete. Research and development expenses were $9.1 million, $20.9 million and $25.4 million for the years ended December 31, 1994, 1995 and 1996, respectively. Research and development expenses for the six months ended June 30, 1996 and 1997 were $11.8 million and $13.0 million, respectively. Research and development spending increases for the six months ended June 30, 1997 reflect primarily additions to the Company's engineering staff. The Company expects that research and development expenses will increase in the near term for additional investments in research and development projects for the principal purposes of increasing network functionality and performance and lowering networking costs, and in connection with the establishment of international operations.

    MARKETING & SALES

    Marketing and sales expenses consist principally of compensation, including commissions paid to sales and marketing personnel, travel, advertising, trade show and other promotional costs. Marketing and sales expenses were $3.2 million, $4.1 million and $6.0 million for the years ended December 31, 1994, 1995 and 1996, respectively. Marketing and sales expenses for the six months ended June 30, 1996 and 1997 were $2.9 million and $3.7 million, respectively. These expenses have increased due to the Company's accelerated efforts to sign new services agreements. The Company expects marketing and sales expenses to continue to increase in absolute dollars as the Company seeks to enter into new services agreements and undertakes a significantly larger advertising program.

    GENERAL & ADMINISTRATIVE

    General and administrative expenses include compensation paid to general management and administrative personnel, home office expense, communications charges, recruiting costs, travel, and communications and other general administrative expenses, including fees for professional services. General and administrative expenses were $2.4 million, $6.3 million and $12.0 million for the years ended December 31, 1994, 1995 and 1996, respectively. General and administrative expenses for the six months ended June 30, 1996 and 1997 were $4.9 million and $9.1 million, respectively. The Company expects general and administrative expenses to continue to increase in absolute dollars as the Company increases staffing and continues developing information systems to support its planned growth. The Company will need to increase administrative expenditures in the longer term to expand domestic and establish international operations.

    INTEREST INCOME AND EXPENSE

    Prior to June 1995, the Company funded its liquidity needs primarily from the issuance of equity securities. In June and November 1995, the Company issued and sold a total of $325.0 million aggregate principal amount at maturity of the Company's 1995 Notes and warrants (the "Note Warrants") for proceeds, net of issuance costs, of $169.9 million. On October 2, 1996, the Company completed its Initial Public Offering in which it sold 5,000,000 shares of its Common Stock at an offering price of $20 per share for net proceeds of $92.2 million after deducting underwriting discounts and commissions and offering expenses payable by the Company. In connection with the Initial Public Offering, the Company also received $1.2 million in proceeds from the cash exercise of warrants (the "Warrant Exercise") to purchase securities converted into 495,918 shares of its Common Stock. In addition, on October 2, 1996, the Company completed certain direct placements (the "Direct Placements") in which it sold 1,579,404 shares of its Common Stock for proceeds of approximately $28.0 million. Accordingly, the Company has earned interest income on the invested proceeds from the 1995 Notes, the Note Warrants, the Initial Public Offering, the Warrant Exercise and the Direct Placements. The Company has also incurred significant interest expense from the amortization of the original issue discount on the 1995 Notes. Interest expense will increase significantly in future periods as a result of this Offering.

    Interest income has been and will continue to be received by the Company from the short-term investment of proceeds from the issuance of equity and debt securities pending the use of such proceeds by the Company for capital expenditures and operating and other expenses. Interest income is expected to be highly variable over time as proceeds from the issue and sale of additional equity and debt securities are received and as funds are used by the Company in its business. Interest income for the three years ended December 31, 1994, 1995 and 1996 was $555,000, $4.6 million and $7.4 million, respectively. Interest income for the six months ended June 30, 1996 and 1997 was $3.5 million and $4.2 million, respectively.

    Interest expense for periods prior to June 1995 was attributable primarily to capital leases. Interest expense was $101,000, $9.3 million and $23.8 million for the years ended December 31, 1994, 1995 and 1996, respectively. Interest expense for the six months ended June 30, 1996 and 1997 was $11.3 million and $12.6 million, respectively.

    PROVISION FOR INCOME TAXES

    The Company has not provided for or paid federal income taxes due to the Company's net losses. A nominal provision has been recorded for various state minimum income and franchise taxes.

    As of December 31, 1996, the Company had net operating loss carryforwards of approximately $127.9 million and $71.9 million available to offset future federal and state taxable income, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987. Such state carryforwards will expire between 1997 and 2011. Such federal carryforwards will expire between 2001 and 2011. Equity issuances in April 1991 and the Initial Public Offering in 1996 triggered such limitations on loss carryforwards. As of December 31, 1996, approximately $108.0 million of net operating losses remain limited to an annual usage of approximately $36.4 million for federal tax purposes. Based upon the Company's history of operating losses and the expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

    The Company requires significant amounts of capital for research and development in connection with the development of its proprietary wireless communications network and related products and services, for investments in the installation and testing of such networks and for related sales and marketing and general and administrative expenses. Historically, the Company has satisfied its liquidity requirements primarily through external financings, including private placements of equity and debt securities and interest income derived from the investment of the proceeds of its financing activities.

    In 1994, 1995 and 1996, net cash used in the Company's operating activities totaled $14.6 million, $34.5 million and $40.7 million, respectively. In the first six months of 1996 and 1997, net cash used in the Company's operating activities totaled $18.9 million and $29.1 million, respectively. Net cash used in operating activities resulted primarily from cash used to fund net operating losses.

    In 1994, 1995 and 1996, net cash provided by the Company's financing activities totaled $34.0 million, $170.9 million and $120.7 million, respectively, including cash provided by the private sale of the Company's equity securities of $34.0 million and $1.2 million in 1994 and 1995, respectively. In June and November 1995, the Company received an aggregate of $175.8 million of gross proceeds ($169.9 million in net proceeds) from the private sale of the 1995 Notes and Note Warrants. During 1996, the Company financed its operations primarily from the proceeds of the offering of the 1995 Notes and Note Warrants, together with interest income of $7.4 million. On October 2, 1996, the Company completed its Initial Public Offering in which it sold 5,000,000 shares of its Common Stock at an offering price of $20 per share for net proceeds of $92.2 million after deducting underwriting discounts and commissions and offering expenses payable by the Company. In addition, on October 2, 1996, the Company completed the Direct Placements in which it sold 1,579,404 shares of its Common Stock for proceeds of approximately $28.0 million. In the first six months of 1996 and 1997, net cash (used for) provided by the Company's financing activities totaled $(0.1) and $0.5, respectively. The Company's financing activities consisted primarily of the collection of sales proceeds and notes receivable in connection with the exercise of employee stock options.

    As of June 30, 1997, the Company had cash, cash equivalents and short-term investments totaling $117.9 million. As of December 31, 1996, the Company had cash, cash equivalents, and short-term investments totaling $178.9 million. The decline of $61.0 million from December 31, 1996 was due primarily to operating costs and the development and construction of the Company's wireless communications networks.

    The Old Notes were, and the New Notes will be, issued at a substantial discount from their aggregate principal amount at maturity. Although interest is not payable on the Notes prior to April 1, 2003, the carrying amount of such indebtedness will increase as the original issue discount is amortized through maturity on October 1, 2007. Beginning October 1, 2002, the Notes will bear interest, payable semi-annually in cash, at the rate of 14% per annum, with payments commencing April 1, 2003. No principal payments on the Notes are due prior to maturity on October 1, 2007. There is a risk that the Company would be unable if needed to refinance the Notes prior to the date cash interest payments become due and payable on such Notes or at their maturity date, given uncertainty about prevailing capital market conditions, the Company's then performance and financial position and the Company's projected high levels of indebtedness and that any inability to so refinance such Notes would limit the Company's ability to meet its obligations on such Notes.

    In 1994, 1995 and 1996, net cash provided by (used for) investing activities totaled $12.8 million, $100.8 million and $3.8 million, respectively. In the first six months of 1996 and 1997, net cash provided by (used for) investing activities was $41.8 million and $(7.0) million, respectively. The Company's investing activities consisted primarily of purchases of network components and inventory, the construction and installation of networks, purchases of property and equipment, and purchases, sales and maturities of short-term investments. The $41.8 million of net cash provided by investing activities in the first six months of 1996 was largely attributable to proceeds from the sale of short-term investments. These proceeds exceed investments in short-term instruments as the Company used the proceeds of short-term investments to fund its operating activities. The Company shortened the maturity of its portfolio of short-term investments to less than 90 days, which are classified, accordingly, as cash equivalents.

    Deployments of the Company's wireless communications networks will require substantial additional capital. In addition, funds will be required for further enhancements to the system software, firmware, hardware and other equipment to increase the speed, capacity and functionality of the system, to enhance system productivity over time and to expand the scope of utility and other network information services that may be offered on the CellNet system. The Company currently estimates that funds required for such capital expenditures for the construction of networks presently under contract will be approximately $21.3 million for the last six months in 1997. The Company expects that cash used for the construction and installation of networks and for the purchase of property and equipment will increase substantially as and when the Company obtains new services agreements or enters into other arrangements for the installation of its networks, and that the Company will require significant amounts of additional capital from external sources. Sources of additional capital for the Company and its Subsidiaries may include project or conventional bank financing, public and private offerings of debt and equity securities and revenues generated from operating activities. To provide financing for installation of the Company's network under its UE Services Agreement, the Company has received a commitment from Toronto Dominion Bank for $25.0 million for a nine-year secured revolving credit facility on conventional bank financing terms. The commitment expires on October 15, 1997, and the Company is in the process of negotiating loan documentation for this facility. This facility is expected to require the Company's St. Louis operations to meet certain revenue requirements and to limit the capital expenditures and indebtedness of such operations. The Company expects that a substantial portion of its future financing will be at the subsidiary level on a project basis. The Company expects to obtain third party financing for the construction of wireless networks, based on the projected cash flow expected to be generated from such projects. The Company expects that the recurring revenue stream from services contracts and other arrangements will support the amortization of debt raised for the project involved. The Company does not anticipate deriving any significant cash from such operations for several years.

    The Company believes that the net proceeds from the offering of the Old Notes, existing cash, cash equivalents and anticipated interest income and other revenues, will be sufficient to meet its cash requirements for at least the next twelve months using management's best estimates. Thereafter, the Company expects that it will require substantial additional capital. The extent of additional financing will depend on the success of the Company's business. The Company expects to incur significant operating losses and to generate increasingly negative net cash flow during the next several years while it develops and installs its network communications systems. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations on incurrence of indebtedness contained in the Indenture or that may be contained in any additional financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures, which could limit the ability of the Company to meet its debt service requirements and could have a material adverse effect on the Company's business, operating results, financial condition and cash flow and on the ability of the Company to meet its obligations, including with respect to the Notes. See "Risk Factors--Substantial Leverage and Ability to Service Debt; Substantial Future Capital Needs."

                                    BUSINESS

    CellNet has designed, developed and is now commercially deploying in scale innovative wireless data communications networks which provide high-volume, low-cost, real-time data collection services, capable of monitoring up to several million fixed endpoints. The primary application of the Company's network is the provision of commercial, industrial and residential NMR services to electric, gas and water suppliers. These services position the Company to benefit from the deregulation of the electric utility industry. As of June 30, 1997, the Company had approximately 2,265,000 meters under long-term contracts, of which a total of approximately 580,000 meters were in revenue service for the Company. CellNet also currently provides certain network distribution automation services to electric utility customers including monitoring and control of power distribution equipment. The CellNet network uses radio devices fitted to existing utility meters to read and report data from each meter every few minutes. Through extremely efficient use of radio frequency spectrum, the CellNet network has substantial additional capacity to service non-utility applications that require low-cost monitoring of fixed endpoints, such as home security and remote status monitoring of vending machines and office equipment.

    CellNet believes it has a first-to-market opportunity to offer wireless data communications services on a commercial scale for utility and selected non-utility applications. CellNet's network is distinguished by the following advantages:

    - sufficiently low infrastructure and operating costs to permit cost-effective meter reading and other fixed point monitoring applications;

    - highly efficient use of spectrum--the equivalent of approximately a single voice channel is needed to operate a network;

    - specifically designed proprietary software to manage real-time data collection from up to several million endpoints; and

    - open systems architecture designed to allow new applications to be added to the CellNet system.

CHANGES IN THE ELECTRIC UTILITY INDUSTRY

    The electric utility industry is undergoing a fundamental and broad-based transition. The traditional utility structure, consisting of a vertically integrated system operating as a natural monopoly with rates set in relation to cost, has historically presented utilities with little incentive to improve service quality or operating efficiency. Similar to the regulatory evolution that has already taken place in the transportation and telecommunications industries, customer demands and regulatory mandates by federal and state governments are opening the electric utility market to competition, thus forcing electric utilities to transform themselves from regulated monopolies into competitive enterprises. While regulatory initiatives vary from state to state, many involve a shift from rate-of-return ratemaking, in which an electric utility's rates are determined by its return on assets, to performance-based ratemaking, in which an electric utility's rates and profitability are based upon its cost, efficiency and service quality. The gas utility industry has already been transformed. Today, commercial and industrial customers can negotiate to purchase gas directly from producers or brokers, while utilities are required to provide transportation of such gas to customers' facilities.

    The restructuring of the electric utility industry is underway. In recent months, several major electric utilities have entered into merger agreements and other consolidation transactions in connection with this restructuring. The restructuring has also focused on opening the electric power production industry, in certain markets, to full competition in the next few years, and ultimately providing customers access to multiple suppliers. Federal legislation, such as the National Energy Policy Act of 1992 (the "EP Act"), has opened utility transmission lines to independent power producers in an effort to increase competition in the wholesale electric power generation market. As a result, the construction of cogeneration facilities and independent power production facilities has been increasing, creating lower cost alternatives for large commercial and industrial customers. The EP Act authorized the Federal Energy Regulatory Commission ("FERC") to mandate utilities to transport and deliver, or "wheel" energy for the supply of bulk power to wholesale, but not retail, customers. In order to facilitate the transition to increased competition in the wholesale power markets made possible by the EP Act, in April 1996 FERC issued its final rules that require utilities to (i) establish open access to all wholesale sellers and buyers, (ii) offer power transmission service comparable to what they provide themselves, and (iii) take power transmission service under the same tariffs offered to other buyers and sellers.

    Under the EP Act, individual states have the sole authority to mandate the wheeling of electric power to retail customers. As a result, fourteen states (Arizona, California, Maine, Massachusetts, Michigan, Montana, Nevada, New Hampshire, New Jersey, New York, Oklahoma, Pennsylvania, Rhode Island and Vermont) now have legislation or final commission orders to mandate retail wheeling and nearly all of the other states are in various stages of considering the implementation of retail wheeling and unbundling, both at legislative and regulatory levels. Arizona, California, Maine and New Hampshire are also requiring utilities to "unbundle," or offer as separate services, metering, billing and collection, and three more states have announced their intention to require unbundling. Unbundling implies that a third party, such as a new market participant, would be free to own the electric meter that measures usage and attaches to a commercial, industrial or residential customer's premises. The traditional owner of the meter has been the electric utility which has also had a monopoly in providing metering, billing, and collection services. In California, the state which has to date advanced the farthest in the deregulation process, the California Public Utility Commission (the "CPUC") has mandated competitive retail wheeling and unbundling effective January 1, 1998 for large commercial and industrial customers and unbundling for all remaining customers effective January 1, 1999. Competitive retail wheeling will involve direct access, or the customer's ability to choose among energy service providers. The CPUC has also mandated hourly time-of-use metering capability for customers requiring more than 20 kW of power and customers choosing direct access.

    The changing regulatory environment means that new power market participants will be entering into a market traditionally dominated by established utilities. As of September 24, 1997, 114 energy service providers have registered with the CPUC as registered electric service providers, to provide electric services in California commencing January 1, 1998. The established utilities will each be focusing on retaining and increasing its market share in the wake of competition. Both new power market participants and established utilities will be striving to optimize their offerings and to distinguish themselves in the market. CellNet is well positioned to offer competitive advantages to all energy service providers, whether established utilities or new power market participants, using its existing technology. The CellNet network has demonstrated capabilities in providing cost-efficient, reliable, real-time data to established utilities. The same capabilities will enable energy service providers to meet regulatory metering and forecasting requirements, offer superior, competitively-priced services, collect customer information and diversify by adding additional applications as available. CellNet's open architecture will lend itself readily to deployment strategies focused either on established utilities or new power market participants, or both, without requiring modifications to the network system.

    The Company believes that competition will require recordation of electric power consumption data more frequently than is presently customary through a much wider use of daily, hourly and possibly even more frequent meter readings. In fact, hourly meter reading has already been mandated for certain classes of customers in California when deregulation takes effect. Other deregulating states are likely to follow. The Company believes that the Company's meter reading technology, or meter reading technology similar to it, will be needed to satisfy these requirements.

THE CELLNET SOLUTION

    CellNet has designed, developed and is now commercially deploying in scale the first wireless data communications network designed to provide high-volume real-time status and event monitoring of up to several million endpoints. Since the primary application of the network is to provide NMR services, the network has been designed to meet the energy service industry's cost requirements, information needs and rigorous design specifications. CellNet's network uses radio transmitters fitted to existing meters to read and report data from each meter every few minutes. CellNet uses inexpensive radio devices and proprietary software in its networks, deploys certain network components on utility power poles or, where necessary, on buildings or other structures, and requires minimal frequency spectrum to operate its system.

    CellNet's system enables energy service providers to better serve their customers by offering enhanced services such as:

    - time-of-use and demand energy rates;

    - real-time response to billing inquiries;

    - real-time power outage detection, location and notification;

    - remote verification of "power on" and outage restoration;

    - on-demand meter reads;

    - customer-selected billing dates and consolidated, multi-location billing;

    - automatic move in/move out meter reading;

    - distribution automation; and

    - access to consumption, rate and billing information via the Internet.

    In light of the changing regulatory environment and resulting competition for customers, many established utilities will be motivated to retain and increase their market shares, while new power market participants will seek to capture market share in the post-deregulation retail market. CellNet's system will allow established utilities and new power market participants to respond effectively to regulatory changes and enhance their performance in the competitive markets. CellNet's system will facilitate accomplishment of established utilities' and new power market participants' strategic objectives as follows:

    PROVIDE RETAIL MARKET INFORMATION. Established utilities and new power market participants will seek to implement information systems capable of supporting new functions, including collecting and exchanging data for billing, load forecasting and retail settlements. One likely result will be a large increase in the need for the retrieval and management of high volumes of metering data, including hourly consumption measurement for retail settlement (prices will be set hourly in regional power pools). Another likely result will be the need for rapid retrieval of metering data--hourly or daily in contrast to today's monthly schedule for meter reading--to support forecasting and settlement.

    ENHANCE INFORMATION SYSTEMS. To implement time-of-use pricing and other customer-oriented pricing plans, real-time power outage detection and other services that may be required by deregulation or necessary to maintain market share, energy service providers will demand extremely accurate and timely data regarding energy consumption by customers. For example, the CPUC has required at least hourly meter-reading capacity for each customer requiring more than 20 kW of power. The manual meter reading process, even as automated to a limited degree through the use of hand-held and drive-by AMR equipment, does not meet these criteria. The consumption data collected by AMR is typically transmitted to the utility's information system not more frequently than monthly. Such periodic meter readings do not provide the necessary data to implement these regulatory and competitive initiatives.

    RESPOND TO REGULATORY INITIATIVES. If retail wheeling is adopted, consumers will contract to buy electricity from specific energy service providers, but all such energy service providers will supply electricity to a designated local electrical network, which will then distribute power to all local consumers. The monthly meter reading historically used by traditional utilities may allow energy service providers to determine aggregate usage, but not to determine time of use. Time-of-use data is a critical requirement of retail wheeling, since the cost of power to energy service providers will be determined by hourly spot prices. By providing real-time data on each consumer's power usage, CellNet enables utilities to implement retail wheeling without incurring costs of $150-$200 or more at each service endpoint to install individual time-of-use meters across their territories.

    ACQUIRE AND RETAIN CUSTOMERS. In addition to price based competition, energy service providers will seek to differentiate their services to the market. The CellNet system's ability to integrate with customer service systems and platforms will enable the addition of value-added services, enabling non-price based competition through enhanced product offerings, including new pricing options, selectable bill dates, outage monitoring, end-use energy information through the Internet customized billing plans, remote move in/move out meter reading, multi-location bill consolidation and other innovations. The information available through the CellNet data collection services will also allow its users to profile their customers, thus gaining valuable marketing insights, which will facilitate development of promotions, service plans and other programs designed to attract and retain customers.

    ELIMINATE MANUAL METER READING. Many utilities have already focused on the inefficiencies of the traditional once-a-month drive-by or walk-by meter reading process. In addition to the direct expense of monthly meter reading, manual processes create significant indirect expenses. These expenses include responding to customer billing service inquiries and complaints, meter reading errors, missed meter reads, special appointment meter reads to determine and correct errors, and service calls to discontinue and to initiate service. Through automation, CellNet's wireless data network helps utilities to reduce both direct and indirect operating costs associated with meter reading.

    OFFER LOWEST-COST NETWORK SYSTEM. The CellNet system offers the lowest-cost, most frequency-efficient network available, which will enable energy service providers to manage their energy trading costs better and pass savings on to their customers. The CellNet system will provide time-of-use metering in scale, even to small customers, at costs which the Company believes to be the lowest available. A new power market participant's ability to penetrate the energy supply market, and an established utility's ability to maintain its market share, will depend in part on their ability to offer competitively-priced services. By allowing CellNet to build and maintain the wireless network, energy service providers also avoid both the technological risk and capital outlay of developing and deploying NMR systems.

    ENHANCE OPERATING EFFICIENCIES THROUGH AUTOMATION. CellNet's network enables distribution automation capabilities which include monitoring and control of power distribution equipment as well as meters. Using the CellNet network, energy service providers can manage many aspects of the delivery of electricity, including the ability to detect power outages, monitor and control circuit breakers, monitor the load on transformers, control circuits to isolate faults on feeder power lines, and switch automatically among capacitor banks to produce constant voltage levels. As a result, problems may be detected earlier and solved more quickly, operations may become more reliable and service fleets may be more efficiently deployed and dispatched as outages can be more readily pinpointed within the utility's service territory. Increased automation and improved information processing will also aid in detection of energy theft, which is currently estimated to cost utilities many millions of dollars each year.

    REDUCE PEAK DEMAND COSTS WITH TIME-OF-USE DATA. Established utilities have historically built plant capacity to meet the anticipated peak demand for energy on a daily and seasonal basis, requiring an excess capacity margin to respond to extraordinary demand peaks caused by extreme weather conditions. Power plant expansions are costly and investments in such capacity may not be fully compensated by ratemaking authorities. Reducing peak demand would allow utilities to defer or avoid additional plant construction or costly peak power generation with standby power generating facilities. However, unlike phone companies, which currently offer time-of-use rates to discourage consumption during peak periods, energy service providers have generally been unable to implement time-of-use plans for any but their largest customers due to inadequate real-time information about customer power usage. CellNet's NMR services will enable utilities to adopt time-of-use billing plans, which can be used to motivate consumers to shift discretionary consumption to off-peak periods.

    PROVIDE POST-DEREGULATION MARKET OPPORTUNITIES. With deregulation creating new market opportunities, new power market participants will aggressively pursue first-to-market opportunities, particularly in light of the perception that the highest-value customers will be among the first to respond to the choices made available by deregulation. CellNet offers an NMR system with demonstrated capability of providing real-time data collection. As a result, CellNet's system will enable new power market participants to offer prompt implementation of state-of-the-art metering-based service rate plans.

    For established utilities and new power market participants, CellNet alone supports each of the basic objectives.

BUSINESS STRATEGY

    The Company intends to deploy and operate a series of wireless data communications networks and to earn recurring revenues by providing NMR services to energy service providers and other customers by using the network to support a variety of non-utility applications. Principal elements of CellNet's strategy are (i) to focus on power supply markets, (ii) to promote development of non-utility applications, (iii) to form strategic alliances, (iv) to pursue international expansion, and (v) to outsource a substantial portion of its manufacturing and installation activities. The Company is also focusing increasingly on licensing its technology to leading manufacturers in key industries, to ensure development of compatible products. See "--Form Strategic Alliances."

    FOCUS ON POWER SUPPLY MARKETS

    The Company is initially targeting the 60 largest MSAs, which represent a majority of the approximately 230 million electric, gas and water meters in the United States and other areas of high population density, state-by-state, as deregulation becomes effective. The Company believes that energy service providers operating in or entering these densely populated areas will be the most likely affected by increased competitive and regulatory pressures, and as such, will have the greatest need to adopt NMR. These MSAs also offer the greatest potential markets for non-utility applications. The Company is also pursuing selected energy service providers outside of the top 60 MSAs.

    The Company's existing utility contracts rely on its traditional saturation deployment strategy, building out a network to reach every individual meter in a territory. The strategy has proved effective because it covers all power consumers in an established utility's specific geographical service area. To implement this strategy, the Company builds out its WAN and LAN concurrently, to reach every meter in an established utility's service area. The network begins producing revenues as meters come on-line, and new customers can be added incrementally.

    By adapting its deployment strategy only slightly, the Company believes it can offer an attractive alternative to both new power market participants and established utilities which are not prepared to commit the resources to a long-term saturation deployment. New power market participants, lacking the established utilities' installed geographical customer bases, are likely to concentrate their marketing efforts on the areas of highest population density, resulting in geographically fragmented customer bases. Anticipating this trend, the Company has already initiated discussions with new power market participants regarding an alternative deployment strategy, broad deployment. To service the electric meter reading requirements of these new power market participants, the Company may contract to deploy its WAN in service areas where the largest consumers of electric power are concentrated and where the most attractive open market opportunities are offered. The energy service provider could contract with the Company to install its LAN to service existing customers or for advanced coverage of certain areas. In either case, the Company would install its LAN as necessary to service those customers and/or areas and would continue installations in remaining areas as needed. Broad deployment would therefore offer energy service providers the flexibility to build as they grow, or to pursue particular market niches. The Company believes that broad deployment will also provide an attractive option to established utilities which may be reluctant to commit to the long-term, saturation deployment strategy. Under this deployment strategy, the Company could contract with an established utility to build out a LAN covering a portion of that established utility's customers in connection with an existing WAN. The utility could then continue to contract with the Company in stages to increase the build-out of the LAN, potentially to cover all of its meters. The end result in this case would be almost identical to the end result in a saturation deployment.

    To implement broad deployment, the Company may build out its WANs pursuant to contracts before the network capacity is fully committed. Because the Company anticipates that its contracts with new power market participants will be shorter-term than its utility contracts, these new contracts may not fully cover the build-out and associated operating costs. The Company intends to reduce this risk by marketing its services to a wide range of energy service providers. Broad deployment will also enable the Company to reach a significant percentage of the meters in a covered territory, without the capacity demands of saturation coverage. Lower capacity demands translates to fewer endpoints, fewer radio and collection devices and therefore, more rapid build-out with substantially lower capital expenditures. Capital expenditures arising from LAN build-out would also be deferred. Further, under broad deployment, the Company expects that the energy service provider would lease or acquire the endpoints from the Company, again reducing the Company's costs. Broad deployment will also facilitate relationships with later entrants into a particular geographical market by providing ready access to an available network.

    PROMOTE DEVELOPMENT OF NON-UTILITY APPLICATIONS

    Through the efficient use of spectrum, each CellNet network will have the capacity, after serving all of a utility's NMR and distribution automation requirements, to support non-utility services that would benefit from the availability of a low-cost wireless network. Under broad deployment, the Company expects to have significantly enhanced opportunities to implement non-utility applications, because the Company's networks will be available in a substantially greater number of high population density centers. The Company is working with leading manufacturers and application developers in order to promote the development of products and services capable of using the CellNet networks. Potential applications include the following:

    - security services for home security, fire alarm and personal safety devices;

    - remote status monitoring for vending, postage, change and commercial washing machines, office and factory equipment, and intelligent home devices, such as remote control thermostats; and

    - intelligent transportation monitoring systems for traffic lights, parking meters and toll booths.

    The Company believes that its low monthly network service prices will substantially increase the likelihood of market acceptance of existing applications and enable potential new applications.

    Wireless home security systems are an example of an existing application that might achieve greater market penetration if equipment and service costs were reduced by using a CellNet network. CellNet is working with Interactive Technologies, Inc. ("ITI"), a leading provider of wireless home security systems, to develop an affordable security system that would communicate over a CellNet network. A preliminary field trial is presently being conducted.

    Remote monitoring of vending machines would substantially reduce the cost of servicing those machines. Real Time Data, Inc. ("RTD") has developed a vending machine monitoring device which tracks product sales and inventory. RTD and the Company have been working together to integrate RTD's devices with the Company's networks and have a commercial field trial currently underway.

    Energy management and home automation services can be enabled by CellNet's networks as well. CellNet and Honeywell, Inc. ("Honeywell") have jointly designed a system consisting of a "thermostat-like" panel which allows consumers to use electricity more efficiently by programming appliances, such as the heating, ventilation and air conditioning
(HVAC) system and hot water heater. Devices within the home would communicate with one another over existing electrical wiring using power line carrier (PLC) technology, CellNet's two-way wireless data network would provide the connection between the home and a utility to deliver pricing signals, home management services, and public information, and to send customer messages and device status signals back to the utility. CellNet and Honeywell are undertaking a pilot program to deploy this system in the first quarter of 1998 at residences in St. Louis to help refine the system design and further gauge consumer demand.

    FORM STRATEGIC ALLIANCES

    The Company is forming strategic alliances with leading companies and certain utilities to promote the development and joint marketing of complementary products or services for utility applications and the development of non-utility applications whose traffic would be carried on CellNet networks. CellNet is currently working with the following leading companies:

    BADGER METER, INC. ("BADGER"). The Company has entered into an agreement with Badger, a leading marketer and manufacturer of products using flow measurement and control technology to serve industrial and utility markets worldwide, providing for incorporation of the Company's patented radio technology into Badger's water meter reading technology product lines and to provide technical assistance to Badger to build radio technology compatible with the Company's NMR systems into future products.

    BEN. The Company has entered into a joint venture with BEn to pursue international opportunities. See "--Pursue International Expansion."

    CONNEXT, INC. ("CONNEXT"). The Company has entered into a joint marketing agreement with ConnexT, a subsidiary of Puget which provides network-based application services to utility companies, whereby the parties agree to assist each other in marketing their respective products and services to both companies' existing and prospective utility customers.

    GENERAL ELECTRIC ("GE"). GE and the Company have entered into a non-binding memorandum of understanding ("MOU") to jointly market to utilities, on a non-exclusive basis, automated NMR solutions that incorporate both parties' products. GE has installed CellNet radio devices on new GE meters on a trial basis.

    HONEYWELL. Honeywell has entered into a non-binding MOU with the Company relating to the creation of "smart communicating thermostats" that would serve as the key elements in a home-based energy management system. The parties also plan to collaborate on identifying other in-home automation products that could leverage Honeywell's extensive line of environmental control products with CellNet's wireless technology.

    ITI. The Company has entered into an agreement with ITI, a leading provider of wireless, in-home security systems, to develop moderately-priced security systems based on ITI's existing security devices and CellNet's wireless technology.

    METRETEK, INC. ("METRETEK")/MARCUM NATURAL GAS SERVICES, INC. The Company is working with Metretek, a subsidiary of Marcum Natural Gas Services, Inc., to develop a combination of wireless and telephone-based services for the gas utility industry. Metretek's telephone-based data collection and management software is intended to be integrated into the Company's wireless data communications system, enabling the Company to provide multi-technology NMR services, allowing gas utilities to reach a larger percentage of their customers. Additionally, the Company's wireless data communications technology is intended to be incorporated into Metretek's new and existing products, enabling data collected from industrial, commercial and residential gas meters, volume correctors and other Metretek products to be communicated over CellNet's wireless networks.

    PROCESS SYSTEMS ("PSI"), SIEMENS ENERGY AND AUTOMATION, INC. / SIEMENS MEASUREMENTS LTD. The Company is working with PSI, a Siemens business unit, to integrate PSI's Energy Analyzer Plus software for collecting data over the public switched telephone network ("PSTN") from a variety of high-end electric and gas meters with the CellNet system, so as to enable the Company to offer multi-technology NMR services. A Subsidiary of the Company is also working with Siemens Measurements in the United Kingdom to license CellNet's radio technology for integration with Siemens' electric and gas metering products, allowing them to communicate over CellNet's networks.

    RTD. As described above, RTD, a developer of remote vending machine monitoring systems, has entered into an agreement with the Company to integrate its vending machine monitoring system with the Company's wireless network technology.

    SCHLUMBERGER. The Company has entered into an agreement with Schlumberger, an international, worldwide leader in oil field services, measurement and systems and telecommunications, to license to Schlumberger the Company's proprietary radio technology for use in Schlumberger's electric, gas and water meter product lines.

    PURSUE INTERNATIONAL EXPANSION

    With several hundred million utility meters located outside of the United States and with comparable opportunities to use the CellNet system for utility and non-utility applications, the international market offers significant additional opportunities for the Company.

    In September 1996, the Company entered into a letter of intent with BEn to form an international joint venture (the "Joint Venture") that would have the exclusive right to deploy and operate the Company's wireless data communications system in countries outside of the United States. The Joint Venture would be 50% owned by each party and would be operated independently. The Company would license its technology to the Joint Venture and the Joint Venture would sublicense that technology to individual local operating project entities in which the Joint Venture would invest and generally maintain operating control. The managing board of the Joint Venture would be composed of an equal number of representatives from each party and would review and approve all major business decisions. Formation of the Joint Venture remains subject to the negotiation and execution of definitive agreements between the parties upon mutually acceptable terms. The parties have formed BCN Data Systems L.L.C. for this purpose and have commenced operations. The parties are in the process of negotiating the definitive agreements but have not yet concluded such agreements. Although the Company expects that the parties will conclude such agreements in the near term, no assurance can be given that they will be able to do so on acceptable terms, or at all. If such agreements are not entered into or the Joint Venture does not continue, the Company's international strategy would be materially adversely affected.

    In considering international expansion opportunities for the CellNet system, the Joint Venture intends to target markets characterized by (i) a well-developed utility infrastructure, (ii) demand for low-cost monitoring,
(iii) a progressive regulatory climate favoring increased efficiency, customer service and competitive access, and (iv) well-capitalized, established and reliable local partners.

    The Company considers the United Kingdom a particularly attractive market, with approximately 22 million electric meters and deregulation already in effect. The Joint Venture is currently concentrating its efforts primarily on entering the market in the United Kingdom, and is also considering opportunities in Southeast Asia, Canada and Australia have also been identified as prospective markets.

    OUTSOURCE SUBSTANTIAL MANUFACTURING AND INSTALLATION ACTIVITIES

    The Company outsources a substantial portion of its manufacturing and installation activities. As a result, CellNet leverages the size and capabilities of key suppliers to take advantage of manufacturing economies of scale, reduce component pricing through bulk purchasing, and have access to manufacturing capacity and resources to meet highly variable production requirements. The Company will retain overall network construction responsibility, but intends to rely on local subcontractors for installation, primarily those who have demonstrated their capabilities, experience and reliability and who have good working relationships with CellNet's customers. The Company believes that outsourcing installation activities will reduce the start-up time and the Company's investment risk for each project.

WIRELESS COMMUNICATIONS INDUSTRY OVERVIEW

    CellNet operates within the wireless communications industry, which includes PCS, specialized mobile radio ("SMR"), microwave, cellular (including cellular digital packet data ("CDPD")), paging and MAS radio segments, among others. The two principal categories of commercial wireless applications are voice and data transmission. Within those broad categories, service requirements for specific applications vary substantially in terms of quality, speed, capacity, mobility, two-way capability, geographical coverage and cost. In general, products which provide for greater mobility and capacity are more expensive. As a consequence, the market for wireless services is segmented, matching specific service requirements with the most suitable wireless technology.

                                   [LOGO]

    CellNet's system is designed to utilize small amounts of spectrum and to provide low-cost, high-volume, real-time monitoring of fixed endpoints. The Company believes other telecommunications applications or market segments are not as well suited for use in NMR and similar applications except in limited cases such as high-use industrial metering, where the increased equipment and service costs might be justified by high rates of power consumption, or in certain rural applications, where the cost of installing and operating a fixed network on a per meter basis might be higher. Competing service applications are therefore expected to develop largely within the segment of the wireless communications market in which CellNet now operates.

    CellNet's network architecture and the nature of the markets that it serves differ significantly from traditional cellular companies, thereby resulting in potential advantages for CellNet in providing NMR services which include:

    POTENTIAL FOR LOWER MARKET ADOPTION RISK. To date, the Company has constructed its large scale commercial networks after entering into a long-term relationship with a utility. In such circumstances, the Company does not need to finance construction of networks in anticipation of obtaining customers. Under the Company's broad deployment strategy, the Company may build out its WANs before the capacity is fully committed, thereby creating the risk that the network will not be fully utilized, and the Company will not recoup its investment in the build-out.

    LOWER CHURN/PENETRATION RATE. Unlike the customer bases for other wireless, voice and data service providers where customers can easily switch to a competitive provider, CellNet's subscriber endpoints in a utility contract saturation deployment have not experienced frequent change or "churn." The marketing and administrative costs typically associated with churn, and the capital risk associated with variable penetration rates, are thus eliminated. Further, due to inflation escalation clauses in the Company's existing services agreements, the Company believes that the value of its revenue per endpoint in real terms will likely be maintained over time.

    HIGHER CUSTOMER CREDIT QUALITY. CellNet receives its contract service revenue directly from utilities and new power market participants rather than from individual subscribers. As a result, the Company experiences less credit risk and generally lower billing expenses than other wireless communication providers.

    MORE EFFICIENT DEPLOYMENT. Cellular and PCS cell sites are frequently costly and can be difficult to obtain. The modularity of the CellNet system and the efficient size of its components facilitate inexpensive deployment of scalable networks. The Company's system components have been designed to fit on utility power poles or, where necessary, on buildings or other structures. With an electric utility as its primary customer, CellNet has access to utility poles, transmission towers, and various properties for deployment. In arrangements with other energy service providers, CellNet may need additional arrangements for equipment space. Radio devices, which represent the bulk of network components, are simply "plugged in" to replace an existing meter or retrofitted to existing meters. The Company's MCCs (as defined) typically take less than two hours to install and its CellMasters (as defined) less than a week to install, providing a network which can be deployed swiftly and efficiently. The system is also scalable, thereby allowing coverage regardless of the size of the service area.

    MORE EFFICIENT SYSTEM DESIGN. Cellular telephone networks are designed for peak usage, with a large percentage of the network underutilized for much of the day. The CellNet network gathers information from its endpoints consistently around the clock and therefore does not encounter the peak usage problems typically experienced by cellular phone service providers.

    LOWER FREQUENCY COSTS. Cellular, PCS and other two-way wireless systems typically require a large amount of spectrum which can be very costly to obtain. Because the Company is able to utilize a small amount of frequency for a wide metropolitan area (the equivalent of approximately a single cellular voice channel), it is not subject to the substantial frequency costs associated with wireless communications companies even if any additional frequency had to be purchased at auction.

TECHNOLOGY

    CellNet's NMR system has been developed specifically to offer real-time, low-cost, high volume wireless data communications services. Such services require (i) inexpensive endpoint devices, (ii) the ability to support a wide range of applications, (iii) reliable, consistent service over a wide area, (iv) the capacity to handle simultaneous transmission and processing of a large volume of data, (v) integrated communications and applications support software, and (vi) efficient use of bandwidth to minimize spectrum acquisition costs.

    To meet these cost and data handling requirements, CellNet has designed a system which uses a two-tiered wireless network hierarchy managed by a central system control center which collects, concentrates, forwards and manages data from many fixed endpoints. The elements of this communications hierarchy include:

    - endpoint devices which transmit data relating to the equipment they are monitoring or controlling, such as utility meters;

    - MicroCell Controllers ("MCCs") which manage the endpoint devices in their local coverage area (as part of a LAN) and which collect and process data transmissions from such endpoint devices;

    - CellMasters which transport data from MCCs located in a wide coverage area (as part of a WAN) and which communicate that data to a central System Controller; and

    - a System Controller which manages the entire network and operates the application gateways for integration with the client's own data systems.

                                        [LOGO]

    ENDPOINT DEVICES. The subscriber unit of the CellNet system is a relatively inexpensive low-power radio device which is attached to a data source, such as a utility meter, to collect and transmit information to an MCC and typically includes a transceiver or transmitter. The Company has developed endpoint devices for electric utility applications which may be retrofitted to each of the major types of utility meters presently being used by electric utilities in the United States. These endpoint devices currently collect customer demand and load profile data from an electric meter and transmit such information to the local area MCC once every few minutes. Electric meter endpoints are also able to transmit "distress signals" indicating meter tampering or power outages. The Company began introducing its commercial endpoint devices for gas meters in 1996 and expects to complete the development of and to introduce additional models in 1997. The Company is continuing its development of endpoint devices for water meters and expects to introduce its first models by year end 1997. The Company is also working with industry leaders to develop endpoint devices for non-utility applications. See "--Business Strategy--Form Strategic Alliances."

    MICROCELL CONTROLLERS. An MCC is a device which is mounted on a utility pole or other fixed location in the center of a microcell and which routes data from all of the endpoints in the microcell to the System Controller via the WAN. The number of endpoint devices in each microcell depends on a number of factors, including topography and population density. In addition to functioning as a router, the MCC is an intelligent node in the distributed control system and has a powerful microprocessor which enables it to perform data storage, packet routing and voltage and power outage monitoring for endpoint devices in its microcell area. Each MCC also has extensive network management capabilities which permit new endpoint devices to be added automatically without interfering with the handling of data from existing endpoints. This architecture allows CellNet to significantly reduce the cost of the endpoint device itself and increases the potential data throughput of an entire network, as the intelligent processing is provided at the MCC level. The MCC communicates with the endpoint devices in its microcell in the 902-928 mHz band, which is an unlicensed portion of spectrum.

    CELLMASTERS. A CellMaster generally communicates with anywhere from 50 to 200 MCCs and RTUs (as defined) over an area typically covering approximately 20-75 square miles (2.5-5-mile radius). Each CellMaster incorporates network management software which manages traffic scheduling, radio frequency power controls and signal monitoring. CellMasters are built with redundant hardware, are ruggedly constructed for extreme weather, and can perform automatic switchovers between system components in case of failure. The WANs covering specific service areas are composed of a number of CellMaster units. A CellMaster communicates with the MCCs using a radio link in the 928/952 mHz band, which is a licensed portion of spectrum.

    REMOTE TERMINAL UNITS. Remote Terminal Units ("RTUs") monitor and operate equipment at specific points in an electric utility's distribution system. CellNet integrates a two-way radio device into RTU equipment manufactured for a utility by other parties, which enables remote operation of these RTUs. By providing a means of remote monitoring and controlling of power distribution equipment, CellNet's system enables utilities to monitor and control circuit breakers, monitor the load on transformers, control circuits to isolate faults on feeder power lines, and switch automatically among capacitor banks to provide constant voltage levels.

    SYSTEM CONTROLLERS. The System Controller provides the link to the client's corporate data network and serves as the network management platform. The System Controller consists of a cluster of UNIX-based workstations operating over a network using standard TCP/IP protocols. Such a configuration is extremely scaleable as it can be expanded to meet system requirements simply by adding additional workstations. The System Controller supports a variety of radio-based and leased line data links to each CellMaster in the network. These links are redundant for added reliability. The System Controller enables CellNet's on-site system operator, who manages the network for CellNet's clients, to manage traffic, monitor performance and configure network devices. At the local systems operations center, the System Controller provides customized gateways to integrate with client data systems. As non-utility applications are deployed, the Company may integrate additional server devices to manage such non-utility applications at the System Controller level.

    CellNet's network equipment--MCCs, CellMasters and System Controllers--are equipped with back-up batteries and continue to operate in the event of a power outage.

    The Company also operates the CellNet Central Operations Room at its San Carlos, California facilities which monitors performance of all regional System Controllers and is able to assume operations of the regional networks if the local System Controller experiences a failure. The Company operates a private national data network to link these regional sites using third-party carrier services.

    SYSTEM SOFTWARE. CellNet believes that one of its key enabling technologies is the software which facilitates operation of a large-scale NMR system. While certain "off-the-shelf" networking approaches work well on a limited scale in a wireline environment with expensive computers and workstations, the ability to operate in a wireless environment under extreme conditions at low cost has required the development of a sophisticated network architecture. CellNet's network solution is based on distributed computing and messaging technologies which enable intelligence to be decentralized and ensure efficient use of spectrum. The CellNet Network Operating System ("NOS") is a proprietary system that provides sophisticated network communication services between the System Controller and the CellMaster units, RTUs, MCCs and endpoint devices. It is a scaleable system that has been specifically designed to ultimately handle millions of endpoints in a single regional network. Extensive real-time diagnostic and network management features manage traffic, monitor system performance and enable network configuration as data is collected and delivered to users. The CellNet NOS is able to maintain fast response times and system capacity by distributing a significant portion of the network's computing power at the MCC level.

    The NOS offers the benefits of incrementally adding processing power as well as supporting remote operations required for redundancy and backup operations. As such, an entire regional system can be switched quickly from one System Controller to another in the event of failure. The CellNet NOS is also able to segregate network data from multiple non-utility applications and provide such data to non-utility clients over additional database interfaces. Each CellNet system is customized with application-specific gateways which enable the interface between the System Controller and the client's existing corporate data systems. CellNet has delivered gateways to support the data requirements for billing automation, electric distribution automation, customer service call center automation and load management programs. The flexibility provided by this NOS architecture will enable the system to offer services for many new applications unrelated to NMR services such as distribution automation and non-utility applications. By building on a general network capability the Company can extend its services to many other utility and non-utility services without incurring significant costs of redesigning the underlying communications architecture. Each new application is expected to be added with only incremental development, which will be focused primarily on application-specific endpoint devices and system gateways. Furthermore, since its design is independent of the specific endpoint radio devices, the Company believes that this architecture can evolve to incorporate future advances in wireline and wireless communications. The Company has made a substantial commitment to establishing a strong competitive position, having invested over 300 staff-years in the design, development and testing of its system.

    EFFICIENT SPECTRUM UTILIZATION. CellNet's network components utilize both licensed and unlicensed radio frequency bands. The CellNet WAN operates in the 928/952 mHz frequencies which are licensed by the FCC in 25 or 12.5 kHz channel bandwidths for full duplex operation and point-multipoint data services. CellNet has developed a proprietary technology, subject to issued and pending patents, which permits a narrowband radio system to derive up to 19 subchannels from a single 25 kHz channel. By reusing subchannels in a manner similar to that used by cellular phone systems, CellNet believes it can grow a system to cover a large region and expand capacity incrementally as needed. As a result, CellNet is able to operate its wide area networks in the spectral equivalent of approximately a single voice channel. CellNet has obtained 58 spectrum licenses in 46 of the top 60 MSAs and believes that it will be able to obtain additional spectrum as required although it may not be able to do so at low cost, particularly if such spectrum becomes subject to auction as has been recently proposed by the FCC.

MANUFACTURING AND OPERATIONS

    The Company currently outsources the manufacture and assembly of its high volume, low cost equipment such as endpoint radio devices. CellNet's supply strategy is to leverage the size and production capabilities of key suppliers to take advantage of manufacturing economies of scale, reduce component pricing through bulk purchasing and obtain access to manufacturing capacity and resources to meet highly variable production requirements.

    CellNet presently focuses its limited internal manufacturing resources on final assembly and testing of its lower volume, more complex equipment, including CellMasters and MCCs. CellNet assembles these network components, then custom configures and tests such components to meet stringent utility industry field equipment standards. Samples of all products, whether internally or externally built, are thermally and electrically stress-tested to measure product quality and reliability. Test results are used both to monitor production quality and to provide information to CellNet's development organization for further design enhancements.

    CellNet has developed and is continuing to improve a high-volume, low-cost process to retrofit electric utility meters with endpoint radio devices. The Company's proprietary system for retrofit information management analyzes operating data, generates reports, and provides this information to customers for inclusion in their databases. The Company installs its endpoint radios on both new and previously installed electric meters at its retrofit facilities in San Carlos, California and Kansas City, Missouri. The Company expects that similar regional retrofit centers will be established as needed to meet the network installation requirements under new services agreements with energy service providers, although a retrofit center can support more than one network deployment. In addition, certain electric meter manufacturers are installing CellNet meter radios on new meters as a part of their meter manufacturing process.

    The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The Company relies on sole and limited source vendors and subcontractors for certain subassemblies and components which involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and cost. See "Risk Factors--Dependence on Third-Party Manufacturers; Exposure to Component Shortages."

SYSTEM DEPLOYMENT AND OPERATION

    For each of its network deployments, the Company provides full implementation services to its clients, including system design, site selection, frequency licensing, equipment installation, software modification, systems integration and project management.

    The modular design of the CellNet system and the efficient size of its components facilitate inexpensive deployment of scaleable networks. Most of the system components have been designed to fit on utility power poles or, where necessary, on buildings or other structures. The majority of the network is simply "plugged in" as the newly retrofitted meters replace existing meters. Endpoint radio devices are installed on gas meters without interruption in service by affixing the device (containing a radio, a long-life battery and new register dials) at the meter register. The MCCs take typically less than two hours each to install and the CellMasters less than a week to install, providing a network which can be deployed swiftly and efficiently. The system is also scalable because of its cellular design, thereby allowing adequate coverage regardless of the size of the service area.

    Field engineering teams are responsible for the installation and deployment of all of the Company's networks. Once a services contract has been signed, CellNet places a local project manager in charge of the installation. The project manager hires local personnel, coordinates activities with various departments within the utility, and draws on CellNet's corporate staff to perform specialized services. CellNet's corporate staff is responsible for RF network design, system software installation and integration, training of local systems administration personnel, FCC licensing requirements, and remote systems monitoring.

CellNet's local personnel are responsible for RF engineering and site testing, site selection, routine software administration and maintenance, selection and training of subcontractors, coordination of meter retrofitting, materials handling, and office administration. During the two to four-year installation phase of each project, local personnel for the project employed by CellNet typically number from twenty to fifty people (for deployments the size of KCPL and UE), depending on the size and anticipated speed of each deployment. Meter changeout and system equipment installations are generally carried out by subcontractors and certain other system deployment tasks may be subcontracted from time to time as well.

    Following system deployment, a system management team of typically ten to twenty CellNet personnel (for deployments the size of KCPL and UE) will remain on site for the duration of the contract to handle day-to-day operations and routine customer requests. This group will be supported by CellNet's headquarters or regional offices, if any, that will provide 24-hour troubleshooting support as well as additional technical expertise that can be quickly dispatched if needed.

    The Company also intends to provide substantial customer support, including on-going field support and critical centralized network support functions through regional network control centers. Currently, the Company is providing sophisticated network monitoring from its headquarters in San Carlos, California.

CURRENT UTILITY SERVICES AGREEMENTS

    KANSAS CITY POWER & LIGHT COMPANY. In August 1994, CellNet entered into a Utility Services Agreement with KCPL (the "KCPL Services Agreement") for the provision of NMR and other data communications services over a network to be built, installed and operated by CellNet. KCPL is paying CellNet for certain installation costs based upon the number of meters retrofitted and installed and monthly service fees based on the number of meters and RTUs in service being used to bill customers. The KCPL Services Agreement presently covers approximately 420,000 meters within KCPL's service territory of which approximately 378,000 are installed and approximately 37,000 are expected to be added to the network in the second half of 1997 and in 1998. The Company is in the process of reviewing with KCPL the remaining meters (approximately 5,000) under contract with KCPL in order to determine which of those meters should be automated or read manually. CellNet is obligated to provide certain NMR services, including basic meter reading, time-of-use, demand, connect/disconnect (move in/move out), load profile and real-time reading, as well as outage and tampering notification and certain other distribution automation services. CellNet retains ownership of its network system and all related equipment. KCPL retains ownership of its meters, RTUs and all metering and other data collected from KCPL's equipment. Upon the third anniversary following complete deployment of the system, KCPL will have the option to purchase from CellNet the radio transmitters and transceivers attached to KCPL's meters and RTUs at prices intended to allow CellNet to fully recover its then unamortized endpoint costs (meter and RTU radio device), based upon agreed prices for such equipment.

    The term of the KCPL Services Agreement is 20 years. KCPL has the right to terminate the KCPL Services Agreement on its eighth, eleventh, fourteenth and seventeenth anniversary, subject to six-months' prior written notice and to the making of specified termination payments intended to allow CellNet to recover its then unamortized endpoint costs (meter and radio RTU device), based upon agreed prices for such equipment. KCPL can also terminate the KCPL Services Agreement for cause in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure. CellNet is entitled to install and operate its network equipment on KCPL's property under joint use arrangements. The cost of obtaining any necessary third party installation sites will be shared equally by the parties. CellNet may use the network to provide services to third parties both during and after the term of the KCPL Services Agreement.

    UNION ELECTRIC COMPANY. In August 1995, CellNet entered into a Utility Services Agreement with UE (the "UE Services Agreement") for the provision of data communications services over the Company's network for all electric meters within defined limits of UE's service area in the city of St. Louis and certain surrounding counties. UE is paying CellNet for certain installation costs and monthly service fees based on the number of installed meters and RTUs. The UE Services Agreement now covers approximately 800,000 electric meters within such territory. CellNet is obligated to provide certain NMR services, including basic meter reading, demand, load profile, connect/disconnect, time-of-use and real-time reading, as well as outage and other notification services. During the term of the UE Services Agreement, UE has the option to acquire certain gas NMR services from CellNet and receive an expanded scope of electric NMR services. CellNet retains ownership of its network system and all related equipment. UE retains ownership of its meters, RTUs and all metering and other data collected from UE's equipment.

    CellNet is entitled to install its network equipment on UE's property without cost provided the use of such sites is exclusively for the provision of services to UE. The cost of obtaining any necessary third party sites will be shared equally by the parties. CellNet may use the network to provide services to third parties for a period of 30 years subject to the payment to UE of reasonable rental rates. The term of the UE Services Agreement is 20 years with an option on UE's part to extend it for two additional periods of five years each on substantially similar terms. UE has the right to terminate the UE Services Agreement on its seventh, twelfth and seventeenth anniversary subject to six-months' prior written notice and to the making of specified termination payments intended to allow CellNet to recover its then unamortized endpoint costs (meter and radio RTU devices) based upon agreed prices for such equipment. UE can also terminate the UE Services Agreement for cause in the event of a material and continuing failure on CellNet's part to meet agreed NMR performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure.

    NORTHERN STATES POWER COMPANY. In August 1996, CellNet entered into the NSP Services Agreement with NSP for the provision of data communications services over a network to be built, installed and operated by CellNet. NSP will pay CellNet a monthly service fee based on the number of meters and RTUs in service then being used to bill customers. The NSP Services Agreement covers approximately 1.0 million gas and electric meters within NSP's service territory located in the Minneapolis-St. Paul metropolitan area. CellNet is obligated to provide certain automated meter reading services, including basic meter reading, time-of-use, demand, connect/disconnect (move in/move out), load profile and real-time reading, as well as outage and tampering notification and certain other distribution automation services. CellNet retains ownership of its network system and all related equipment. NSP retains ownership of its RTUs, meters and all metering and other data collected from NSP's equipment.

    The term of the NSP Services Agreement is 15 years, with a five year option to extend, exercisable by NSP. The NSP Services Agreement provides NSP with certain rights to terminate the NSP Services Agreement prior to commercial operation of the network and system (I.E. full deployment) if certain specific conditions are not met, such as approval of the NSP Services Agreement by governmental authorities to the extent such approval is required. In addition, either party has the right to terminate the NSP Services Agreement upon the occurrence of continuing events of default or if a governmental authority causes the NSP Services Agreement to be rescinded. In addition, upon the failure of either party to meet certain obligations, such as delays in installation or integration schedules thereunder, such party must pay penalty fees to the other party.

    CellNet is entitled to install and operate its network equipment on NSP's property, so long as it pays to NSP market-based rates for such rights. CellNet bears the cost of obtaining any necessary third party installation sites.

    PACIFIC GAS & ELECTRIC COMPANY. In October 1996, the Company entered into a Master Agreement for Automated Meter Reading with PG&E and a Contract Work Authorization issued thereunder (collectively, the "PG&E Services Agreement") for the provision of electric and gas meter reading services initially to cover approximately 100,000 PG&E meters in the San Francisco Bay Area. Upon the installation of approximately 23,000 meters, PG&E acknowledged that the data collection, cost savings, customer service and other objectives of the Company's demonstration network had been met and agreed with the Company to build out the network to approximately 30,000 meters. Under the PG&E Services Agreement, the Company, using PG&E frequencies, will provide basic electric and gas consumption meter reading services as well as demand, time-of-use and load profile electric meter reading services for a period of 10 years, with an option on PG&E's part to extend it for two additional periods of five years each. In return, CellNet will receive monthly service fees based upon the services provided. CellNet retains ownership of its network system and all of its related equipment. PG&E retains ownership of its meters and all metering data collected. PG&E is responsible for retrofitting all electric and gas meters, with the option to require CellNet to retrofit electric meters for an agreed fee.

    CellNet is entitled to install its network equipment on PG&E's property, subject to the payment of certain agreed fees. The network is intended for PG&E's exclusive use and may not be used for the provision of services to third parties without PG&E's consent. PG&E has the right to terminate the PG&E Services Agreement at any time subject to the making of specified termination payments intended to allow CellNet to recover its then unamortized network equipment costs based upon agreed prices for such equipment. PG&E also has the right to terminate the PG&E Services Agreement for cause, including a failure of the Company to meet specified network installation schedules and agreed system acceptance, economic and performance criteria, and under certain other limited circumstances, without making any termination payments.

    PUGET SOUND ENERGY, INC. In August 1996, CellNet entered into a letter of intent (the "Puget Letter of Intent") and the Puget Initial Services Agreement with ConnexT, a subsidiary of Puget for the provision of NMR and other data services over a network to be operated by CellNet. The Puget Letter of Intent provides that the parties will enter into good faith negotiations with respect to a Services Agreement which would succeed the Puget Initial Services Agreement.

    The Puget Initial Services Agreement covers approximately 15,000 meters within Puget's service territory. The Company seeks a long term services agreement for additional electric and gas meters within Puget's service territory. The term of the Puget Initial Services Agreement continues until 60 days after an evaluation period following installation and testing of the network. CellNet is obligated to provide certain NMR services and to retrofit certain quantities of electric and gas meters supplied by ConnexT. ConnexT has agreed to arrange for Puget to undertake installation of retrofitted meters, MCCs, CellMasters and other network related components in the agreed service territory. CellNet will establish communication links and perform certain other work necessary to complete installation. ConnexT is paying CellNet monthly services fees based on the number of meters in service then being used to bill customers. CellNet retains ownership of its network system, all related equipment and radio meter modules. ConnexT retains ownership of its meters and certain other equipment. Under the terms of the Puget Initial Services Agreement, ConnexT may elect to continue using NMR services from CellNet for a period of not less than five years, or may discontinue the arrangement upon making a specified termination payment intended to allow CellNet to recover certain of its invested costs.

    INDIANAPOLIS POWER & LIGHT COMPANY. In September 1997, CellNet entered into a Utility Services Agreement with IP&L for the provision of data communications services over a network to be built, installed and operated by CellNet. IP&L will pay CellNet monthly service fees based on the number of installed meters. The IP&L Services Agreement covers approximately 415,000 electric meters within IP&L's service territory located in the Indianapolis metropolitan area. CellNet is obligated to provide certain automated meter reading services, including basic meter reading, time-of-use, demand, connect/ disconnect (move in/move out), load profile and real-time reading, as well as outage and tampering notification. CellNet retains ownership of its network system and all related equipment. IP&L retains ownership of its meters and all metering and other data collected from IP&L's equipment.

    CellNet is entitled to install its network equipment on IP&L's property without cost provided the use of such sites is exclusively for the provision of services to IP&L. The cost of obtaining any necessary third

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
party sites will be shared equally by the parties. CellNet may use the network to provide services to third parties, subject to the payment to IP&L of reasonable and nondiscriminatory rental rates for IP&L property on which network equipment is located and subject to certain restrictions for meter reading services within and around IP&L's service territory. The term of the IP&L Services Agreement is 20 years, with an option to extend for two additional terms of four years, exercisable by IP&L, with pricing for services to be agreed upon by the parties.

    The IP&L Services Agreement provides IP&L with certain rights to terminate the IP&L Services Agreement. IP&L may terminate the IP&L Services Agreement immediately following the initial installation testing period without cause by paying a fee to CellNet. IP&L has the right to terminate the IP&L Services Agreement on each anniversary after the first operations date (i.e., complete installation of the system) by providing six-months' prior written notice and paying specified termination amounts to allow CellNet to recover its then unamortized endpoint costs (meter devices) based upon agreed prices for such equipment. IP&L may also terminate the IP&L Services Agreement if it has received an offer from a third party to provide meter reading services similar or superior to CellNet's at substantially similar or lower prices. IP&L may exercise this right no more frequently than once every five years and no earlier than seven years after the anniversary of the IP&L Services Agreement by giving notice and paying a termination fee to CellNet. Finally, IP&L can terminate the IP&L Services Agreement for cause in the event of a material continuing failure by CellNet to meet agreed automated meter reading performance standards on a consistent basis over agreed time periods, subject to certain rights to cure any such failure or upon a finding by a court that the system equipment infringes a valid patent and the use of the system equipment is enjoined.

SALES AND MARKETING

    The Company has organized its sales and marketing efforts based on utility and non-utility network applications. For its utility segment, the Company's initial target market includes the 60 largest MSAs in the United States which represent a large majority of the meters in the United States. The Company is also pursuing selected utilities outside the top 60 MSAs. Given the strategic nature of the Company's utility products, sales cycles typically extend up to 18 months or more and involve the solicitation, consultation and approval of decision makers across key divisions within each potential utility customer. See "Risk Factors--Dependence on and Uncertainty of Market Acceptance." The Company has a sales and marketing organization of 44 persons, including six dedicated sales and five customer service representatives with a mix of utility and information technology sales backgrounds, several of whom have extensive experience in the electric utility industry. Regional sales professionals are supported by corporate specialists in the areas of metering, systems integration, and deployment.

    The Company intends to concentrate its marketing efforts for non-utility applications on industry-leading providers of products and services that would benefit from the Company's low-cost wireless network. The Company is working with leading manufacturers and applications developers to promote and develop products and services that utilize the Company's networks. See "--Business Strategy--Promote Development of Non-Utility Applications." The Company expects that the manufacturers and developers of such products and services would market such products and services to end users.

    The Company has established a team of market managers for the development of new business opportunities. This team develops business concepts that are enabled by CellNet's services, pursues market research to validate these concepts and identifies potential alliances that will be required to create the products and services. This team is composed of individuals with backgrounds in cellular and wireless marketing, product management and consumer products. The Company intends to seek local joint venture partners to pursue international markets through the Joint Venture with BEn.

    CellNet's sales approach addresses an energy service provider's need to prepare for the future competitive environment by reducing costs, meeting present and future regulatory requirements and enhancing customer service.

PROPRIETARY RIGHTS

    CellNet relies on a combination of trade secret protection, copyrights, patents, trademarks and confidentiality and licensing agreements to establish and protect its proprietary rights.

    CellNet's WAN radio system has been developed using advanced digital signal processing techniques and an RF system architecture that enables CellNet to create a complete digital cellular system in approximately a single 25 kHz voice channel. This technology is based on narrowband modulation and compression of many subchannels into a single channel. Extremely stable frequency control is required to preserve system performance. CellNet's system of frequency control is the subject of several issued patents claims. In addition, the efficiency of the frequency protocol utilized by the CellMaster is determined in part by its ability to recover short burst transmissions from an RTU or MCC. The CellMaster's burst data recovery process is also the subject of an issued patents claim.

    The spread spectrum radio technology utilized in the CellNet LAN has been licensed to CellNet by Axonn Corporation and an affiliate of Axonn (together, "Axonn"). The Axonn spread spectrum technology, which is subject to a number of patents, is a low-cost radio system which offers the price/performance relationships that the Company believes are required for a commercially-feasible telemetry network. Under its licenses from Axonn, CellNet has acquired an exclusive right to use Axonn spread spectrum technology in the utility distribution and service market and an exclusive right to provide services for other applications outside the utility market through the CellNet system architecture. CellNet's right to provide fire and security applications based upon Axonn's technology is not exclusive under these licenses. The Axonn licenses do not expire by their terms until the last to expire of any of the patent rights underlying such licenses which will occur not earlier than March 21, 2014. Up to that time, as each patent licensed under the Axonn licenses expires, the technology underlying such patent will become freely available in the public domain. In an action filed by an affiliate of Axonn against Cargill, Inc. and other defendants in the U.S. District Court for the Northern District of California for, among other matters, alleged infringement of certain patents underlying Axonn's spread spectrum technology, the court on August 8, 1997 granted the Cargill defendants' motion for summary adjudication holding that such patents were invalid and unenforceable because they had expired for failure to pay the required amount of maintenance and issue fees. The Axonn affiliate is appealing the decision. While such patents are included in CellNet's license of the Axonn spread spectrum technology, the Company does not believe the expiration of these patents will have a material adverse impact on the Company's business, operating results, financial condition and cash flow.

    CellNet has developed a proprietary, patent-pending approach to transmitting metering information which allows the LAN to accumulate time of use, demand and load profile data. CellNet's protocols and data transmission methods are incorporated in its proprietary firmware. During the development and test deployments of the CellNet WAN and LAN radio systems, the Company has accumulated substantial information regarding cellular and microcellular radio systems. This information is being used to develop modeling and planning tools which assist CellNet in the deployment and operation of complex RF systems.

    The Company's success will depend in part on its ability to maintain copyright and patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. See "Risk Factors--Uncertainty of Protection of Copyrights, Patents and Proprietary Rights."

RESEARCH AND DEVELOPMENT

    The Company has steadily increased its research and development efforts over the past several years and expects to continue to spend a significant portion of its resources on these activities for the foreseeable future. The Company spent $9.1 million, $20.9 million and $25.4 million for research and development in 1994, 1995 and 1996, respectively. For the six months ended June 30, 1997, the Company spent $13.0 million for research and development. The Company presently employs more than 100 software and hardware engineers and other professional staff in these efforts and contracts with a number of highly-specialized outside consultants for additional services as required. The focus of the Company's research and development efforts in the past has been on the continued development of the radio hardware, spread spectrum radio protocols, intelligent base stations (CellMasters and MCCs), extensive software code, database capacity and other elements required for a flexible, high-capacity wireless data communications network capable of processing data from several million endpoints on a real-time basis at a low cost. The Company expects that the focus of future research and development will be to make further enhancements to the system software, firmware, hardware and other equipment to increase the speed, capacity and functionality of the system, to lower the cost of system equipment over time and, working with other companies, to expand the scope of utility and non-utility services that may be offered on the system. The Company's future success will depend, in part, on the Company's success in these development projects which will require continued substantial investments. See "Risk Factors--Technological Performance and Buildout of the System; Rapid Technological Change and Uncertainty."

    As part of the Company's research and development efforts, the Company has worked closely with current and potential customers in conducting pilot trials for non-utility applications and jointly developing system specifications and requirements.

COMPETITION

    The emerging market for utility NMR systems, the deregulation of the electric utility industry and the potential market for other applications accessible once a common infrastructure is in place, have led electronics, communications and utility product companies to begin development of various systems, some of which currently compete, and others of which may in the future compete, with the CellNet system. Deregulation will likely cause competition to increase. The Company believes its only significant direct competitor in the marketplace at the present time is Itron, an established manufacturer and seller of hand-held and drive-by AMR equipment to utilities. Itron is currently providing to customers its Genesis-TM- system, a radio network similar to the Company's, for meter reading purposes.

    SkyTel, a subsidiary of Mtel, and Motorola are examples of companies whose technology might be adapted for NMR and who may become direct competitors of the Company in the future. Whisper Communications (formerly, a part of Diablo Research) now offers its True 2 Way-TM- fixed-based RF architecture communications technology for AMR and other services, and has several trials underway. Metricom, a provider primarily of subscriber-based, wireless data communications for users of portable and desktop computers, is currently involved in the AMR market through trials with Whisper Communications. Schlumberger and Greenland are among the companies that have conducted, or are in the process of conducting, pilot trials of utility network automation systems. Several companies are offering telephone-based network automated meter reading services or equipment. Among these are International Teldata and American Innovations. Established suppliers of equipment, services and technology to the utility industry such as Asea Brown Boveri and General Electric could expand their current product and service offerings in the marketplace so as to compete directly with the Company, although they have not yet done so. Many of the Company's present and potential future competitors have significantly greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. There may be many potential alternative solutions to the Company's NMR services. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services than the Company. While CellNet believes its technology is widely regarded as competitive at the present time, there can be no assurance that the Company's competitors will not succeed in developing products or technologies that are better or more cost effective. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. In addition, if the Company achieves significant success it could draw additional competitors into the market. Traditional providers of wireless services may in the future choose to enter the Company's markets. However, such telecommunications applications are not well suited for use in NMR or similar applications given certain technical challenges and economic costs such as high embedded spectrum costs. Such existing and future competition could materially adversely affect the pricing for the Company's services and the Company's ability to sign services contracts and maintain existing agreements. Competition for services relating to non-utility applications may be more intense than competition for utility NMR services, and additional competitors may emerge as the Company continues to develop non-utility applications. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    The Company believes the principal competitive factors for NMR services include price, quality of service, system functionality and capacity for readings as frequently as every 30 minutes, reliability, and ease of installation. The Company believes it competes favorably in these areas. In particular, the Company believes that it has developed the first commercially deployed, large-scale network-based NMR system capable of simultaneously collecting, processing, transporting and sharing data from millions of endpoints on an efficient and timely basis.

SPECTRUM REGULATION

    The Company's network equipment uses radio spectrum and as such, is subject to regulation by the FCC. The Company's network equipment uses both licensed radio spectrum allocated for MAS operations in the 928/952 MHz band, and unlicensed spectrum in the 902-928 MHz band. In order to obtain a license to operate the Company's network equipment in the 928/952 MHz band, license applicants may need to obtain a waiver of various sections of the FCC's rules. There can be no assurance that the Company will be able to obtain such waivers on a timely basis or to obtain them at all. In addition, as the amount of spectrum in the 928/952 MHz band is limited, issuance of these licenses is contingent upon the availability of spectrum in the area(s) for which the licenses are requested. The Company might not be able to obtain licenses to the spectrum it needs in every area in which it has prospective customers. The FCC's current rules, subject to a number of limited exceptions, permit third parties such as CellNet to operate on spectrum licensed to utilities to provide other services. The Company plans to use these provisions of the FCC's rules to expand its CellNet system. The FCC has the authority to amend its rules at any time and such changes could have a material adverse effect on the Company's spectrum utilization strategy. See "Risk Factors--Access to RF Spectrum; Regulation by the FCC."

EMPLOYEES

    As of June 30, 1997, CellNet had 599 employees, including 120 in product development, 269 in materials and manufacturing, 44 in sales and marketing, 131 in field service and support, and 35 in administration. None of the Company's employees is currently represented by a labor union. The Company believes that its relationship with its employees is good.

PROPERTIES

    The Company's administrative, sales and marketing, product development and production facilities are located in San Carlos, California, where the Company leases approximately 104,000 square feet in three buildings under lease and sublease agreements expiring as to portions of the space at various times commencing February 1998 through December 2000. A Subsidiary of the Company leases approximately 30,000 square feet of factory and warehouse space in Kansas City, Missouri where meter retrofit operations are carried out. The Company anticipates that it will be able to acquire additional space as required for its operations on acceptable terms.

LEGAL PROCEEDINGS

    Although the Company has been granted federal registration of its "CellNet" trademark, in January 1995, Century Telephone Enterprises, Inc. ("Century Telephone") filed a petition for cancellation in an attempt to challenge such registration. The matter is currently pending before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. CellNet and Century Telephone are the sole parties in the action. If such challenge were successful, the Company could lose its registration and could be required to adopt a new trademark and possibly a new or modified corporate name. CellNet could encounter similar challenges in the future. See "Risk Factors--Uncertainty of Protection of Copyrights, Patents and Proprietary Rights."

    In October 1996, Itron, one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunctive relief. The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    On October 31, 1996, a complaint, SETTLE V. SEIDL, ET AL. No. 398464, was filed in the Superior Court of California for the County of San Mateo against the Company, certain of its officers and directors and underwriters of the Company's Initial Public Offering. The complaint, which is a purported class action filed on behalf of those purchasing the Company's stock from the period beginning on September 26, 1996 and ending on October 31, 1996, seeks unspecified damages and rescission for alleged liability under various provisions of the federal securities laws and California state law. Plaintiff alleges that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of Common Stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron, Inc. was likely to ensue. On November 8 and 13, 1996, two additional complaints, KAREN ZULLY V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398551 and HOWARD FIENMAN AND GERALD SAPSOWITZ V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398560, were filed in the Superior Court of California for the County of San Mateo. These cases are essentially similar in nature to the SETTLE case. The Court has ordered consolidation of the SETTLE and ZULLY actions. The Company expects that the FIENMAN action will be consolidated with the SETTLE and ZULLY actions before trial. The Company believes that the allegations in these complaints are without merit and intends to defend these actions vigorously. The Company has filed demurrers seeking dismissal of these complaints. The motions are currently under submission before the Special Master assigned by the Court to hear certain pre-trial matters. In the Company's opinion, the ultimate outcome of these lawsuits is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    In April 1997, the Company filed a patent infringement suit against Itron in the Federal District Court for the Northern District of California, claiming that Itron's use of its electronic meter reading Encoder Receiver Transmitter (ERT-Registered Trademark-) device infringes CellNet's U.S. Patent No. 4,783,623. The Company seeks an injunction, damages and other relief.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors of the Company as of June 30, 1997.

NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
John M. Seidl.................  58    President, Chief Executive Officer and Director
Cree A. Edwards...............  40    Vice President, Business Development
Robert A. Hayes...............  45    Vice President, Development and Operations
James J. Jennings.............  50    Vice President, Sales and Marketing
Larsh M. Johnson..............  39    Vice President and Chief Technology Officer
Paul G. Manca.................  38    Vice President and Chief Financial Officer
Philip H. Mallory.............  57    Vice President and General Manager, Services
David L. Perry................  56    Vice President, General Counsel, Secretary and
                                      Chief Administrative Officer
Paul M. Cook..................  73    Chairman of the Board
E. Linn Draper, Jr.(1)........  55    Director
Neal M. Douglas(1)(2).........  38    Director
William C. Edwards(2).........  68    Director
William Hart(2)...............  57    Director
Henry B. Sargent(1)...........  63    Director

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    JOHN M. SEIDL became President, Chief Executive Officer and a director of the Company in September 1994. From December 1992 to September 1994, Mr. Seidl served as a director of St. Mary's Land & Exploration Company, CRSS, Inc., J.B. Poindexter, Inc. and a privately-held company. From January 1989 through December 1992, Mr. Seidl served as a director of MAXXAM, Inc., an aluminum, forest products and real estate concern, and Chairman and Chief Executive Officer of Kaiser Aluminum Corporation. From September 1990 through December 1992, Mr. Seidl also served as President of MAXXAM, Inc. Previously, Mr. Seidl was Executive Vice President, from July 1985 to May 1986, and President and Chief Operating Officer, from May 1986 to January 1989, of Enron Corp., an energy company. Mr. Seidl currently is a director of St. Mary's Land & Exploration Company and several privately-held companies and non-profit organizations. He received a B.S. degree in Engineering from the United States Military Academy, and M.P.A. and Ph.D. degrees in Political Economy from Harvard University.

    CREE A. EDWARDS is a co-founder of the Company, served as Vice President, Business Development from January 1994 to January 1997 and has served as Vice President, Marketing since that time. Mr. Edwards was President of the Company from October 1984 to February 1990 and Executive Vice President of the Company from February 1990 to January 1994. Prior to founding CellNet in 1984, Mr. Edwards was an Area Sales Manager for Octel Communications Corporation, a voice processing manufacturer, from September 1984 to September 1985, and a Major Accounts Manager for the General Electric Information Services Company from March 1983 to September 1984. He received a B.A. degree in Economics from the University of California at Davis.

    ROBERT A. HAYES joined the Company in January 1993 as Vice President, Special Assistant to the President. He became Vice President, Software Development in March 1994 and was named Vice President, Development in January 1995 and Vice President, Development and Operations in April 1997. From February 1991 to December 1992, Mr. Hayes held a number of positions with Everex Systems, Inc., a computer hardware manufacturer, including Vice President of Manufacturing, Vice President of Quality and Service, Manager of the Network Division and Group Manager of Service. Mr. Hayes received B.S. and M.C.E. degrees in Civil Engineering from Rice University.

    JAMES J. JENNINGS joined the Company in August 1994 and has served as Vice President, Sales and Marketing since that time. From April 1988 until July 1994, Mr. Jennings was a Vice President of Octel Communications Corporation, a voice processing manufacturer, where he served in a variety of domestic and international sales, marketing and business development capacities. Mr. Jennings served as an officer in the United States Army from 1968 to 1975. Mr. Jennings holds a B.S. degree in Engineering from the United States Military Academy and an M.B.A. degree from the University of San Francisco.

    LARSH M. JOHNSON is a co-founder of the Company and has served in several vice presidential positions from October 1984 to December 1994 and, since January 1995, as Vice President and Chief Technology Officer. While at CellNet and prior to co-founding the Company in 1984, he was a self-employed product design consultant from May 1983 to June 1985 and Director of Product Development at Interactive Communications Corporation, a video systems company, from February 1984 to June 1985. Mr. Johnson was an Engineering Manager at Digital Optics Corporation, a company specializing in electro-optical systems, from March 1981 to April 1983 and an electrical engineer at Systems Control Corporation, a computer hardware company, from June 1980 to April 1981. He received B.S. and M.S. degrees in Mechanical Engineering from Stanford University.

    PAUL G. MANCA joined the Company in May 1995 as Vice President and Chief Financial Officer. From March 1993 to May 1995, he was the Managing Director and Group Head of the Communications Group at BZW/Barclays Bank. Mr. Manca joined BZW/Barclays Bank as Vice President, Merchant Banking Division in February 1987. From June 1980 to February 1987, Mr. Manca was employed in the corporate finance group of the Canadian Imperial Bank of Commerce. He received a B.A. degree in Economics from the University of California, Berkeley and an M.B.A. degree in Finance from Golden Gate University.

    PHILIP H. MALLORY joined the Company in January 1995 as Vice President and General Manager, Services. From June 1996 until April 1997, he assumed the additional duties of Vice President, Operations. From June 1992 to January 1995, Mr. Mallory held various positions at CAE-Link Corporation, a defense contractor, including Director of Strategic Planning, Director--Product Management and Director-- Department of Defense Marketing. Mr. Mallory served as a career officer in the United States Army from June 1961 to August 1991, attaining the rank of Major General prior to his retirement. During his army career he held a number of posts, including Commanding General of the 2nd Armored Division, NATO Advisor to the Secretary of Defense, and the Commanding General of the 7th Army Training Command. Mr. Mallory received a B.S. degree in Engineering from the United States Military Academy and an M.S. degree in Engineering--Applied Science from the University of California, Davis. Mr. Mallory also attended the Industrial College of the Armed Forces in Washington, D.C., where he attained the equivalent of a master's degree in Resource Management.

    DAVID L. PERRY joined the Company in November 1994 as Vice President, General Counsel and Secretary, and was appointed Chief Administrative Officer in February 1996. From January 1992 through November 1994, Mr. Perry was engaged as an attorney in private practice. From January 1984 through December 1991, Mr. Perry was Vice President and General Counsel of Kaiser Aluminum Corporation. From August 1969 through December 1983, Mr. Perry served in a variety of capacities in Kaiser Aluminum's Law Department. Mr. Perry received a B.A. degree from Amherst College and a J.D. degree from the Boalt Hall School of Law, University of California, Berkeley.

    PAUL M. COOK has been a director of the Company continuously since August 1990. Mr. Cook became Chief Executive Officer of the Company in August 1990, and assumed the additional title of President in 1992. He relinquished the positions of President and Chief Executive Officer in September 1994. Since June 1995, Mr. Cook has been the Chief Executive Officer and Chairman of the Board of DIVA Systems Corp., a company developing video-on-demand products. Until his retirement in April 1990, Mr. Cook was Chief Executive Officer of Raychem Corporation, a plastics and insulation manufacturer, which he founded in 1957. Since September 1994, Mr. Cook has served as Chairman of the Board of SRI International, Inc., and as a director of Raychem Corporation. Currently, Mr. Cook is also a director of Chemfab Corporation. He received a B.S. degree from the Massachusetts Institute of Technology.

    NEAL M. DOUGLAS has been a director of the Company since October 1993. Since January 1993 he has been a general partner of AT&T Ventures Company, L.P. ("AT&T Ventures"), a venture capital firm. From May 1989 to January 1993, he was a partner of New Enterprise Associates, another venture capital firm. Mr. Douglas also serves as a director of two privately held companies.

    E. LINN DRAPER, JR. has been a director of the Company since April 1997. Since May 1993, he has been Chairman, President and Chief Executive Officer of American Electric Power Company, Inc. ("AEP") and since March 1992, he has been the President of AEP. Dr. Draper is also Chairman, President and Chief Executive Officer of the American Electric Power Service Corporation, the management and technology arm of the AEP system, President of Ohio Valley Electric Corporation and its subsidiary, Indiana-Kentucky Electric Corporation and Chairman of the Edison Electric Institute. From 1987 to 1992, Dr. Draper was Chairman, President and Chief Executive Officer of Gulf States Utility Company. He is a member of the National Academy of Engineering and serves as a director of Nuclear Energy Institute, the Institute of Nuclear Power Operations, and the Greater Columbus Chamber of Commerce.

    WILLIAM C. EDWARDS has been a director of the Company from October 1985 to April 1986 and has been a director continuously since March 1991. Since October 1968 he has been a general partner of Bryan & Edwards, an investment partnership. Mr. Edwards also serves as a director of Western Atlas, Inc. and two privately held companies.

    WILLIAM HART has been a director of the Company since October 1992. He has been a general partner of Technology Partners West Fund IV, L.P. ("Technology Partners"), a venture capital firm, since its founding in 1979. Mr. Hart also serves as a director of Trimble Navigation, Ltd., Silicon Gaming, Inc. and several privately held corporations.

    HENRY B. SARGENT has been a director of the Company since January 1996. Mr. Sargent has been President, Chief Executive Officer and a director of El Dorado Investment Company ("El Dorado"), a venture capital firm, for more than the past five years. From May 1987 to June 1995, he was also Executive Vice President, Chief Financial Officer and a director of Pinnacle West Capital Corp., an electric utility holding company. Mr. Sargent also serves as a director of Pinnacle West Capital Corp., Arizona Public Service Co., Megafood Stores, Inc. and several privately held companies.

    William C. Edwards is the father of Cree A. Edwards. There are no other family relationships among the directors or executive officers of the Company.

BOARD OF DIRECTORS

    The Company's Bylaws authorize a Board of Directors that can range in size from six to eleven directors, with the number of directors presently set at ten. All directors hold office until the next annual meeting of stockholders or until their successors have been elected. Officers of the Company serve at the discretion of the Board of Directors. Under the terms of the Shareholders' Agreement among the Company and certain stockholders of the Company, so long as certain parties to the Shareholders' Agreement continue to hold not less than 700,000 shares of Common Stock (as such number is adjusted for stock splits, consolidations or other similar events), the Company is obligated to nominate for election as directors the following persons: (i) one candidate selected by H&Q, which position is currently vacant; (ii) one candidate selected by El Dorado, currently Henry B. Sargent; (iii) Paul M. Cook; (iv) one candidate selected by Banner Partners, currently William C. Edwards; (v) one candidate selected by AT&T Ventures, currently Neal M. Douglas; (vi) one candidate selected by Odyssey, which position is currently vacant; (vii) one candidate selected by Providence Media Partners L.P., which position is currently vacant;

(viii) one candidate selected by Kleiner, Perkins, Caufield & Byers, which position is currently vacant; and (ix) the Chief Executive Officer of the Company, currently John M. Seidl.

DIRECTORS' COMPENSATION

    The Company has agreed to reimburse directors for expenses incurred in attending board and committee meetings. The directors of the Company did not receive any cash compensation for services provided as directors during fiscal year 1996. The Company has granted Dr. Draper options for the purchase of up to 40,000 shares of the Company's Common Stock at $7.625 per share in partial compensation for his services as a director. Options to purchase 10,000 of shares vested immediately and the remaining 30,000 shares vest at the rate of 2,500 shares per quarter commencing July 24, 1998 such that all shares shall be vested four years from date of grant, subject to his continuing service as a director. The Company has also agreed to pay Dr. Draper a fee of $1,000 for each meeting of the Board of Directors or committee thereof that he attends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of three non-employee directors, Mr. Edwards, Chairman, and Messrs. Douglas and Hart. The Compensation Committee is primarily responsible for determining the salary and benefits of the elected officers of the Company and for recommending stock option grants for the Company's officers and other employees, subject to approval by the Board of Directors. Mr. Edwards is the father of Cree A. Edwards, an executive officer of the Company. No interlocking relationship exists between the Company's Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other party, nor has any such relationship existed in the past. Entities affiliated with Messrs. Edwards, Douglas and Hart are stockholders of the Company and have entered into financing arrangements with the Company from time to time. See "Certain Transactions."

AUDIT COMMITTEE

    The Audit Committee of the Board of Directors consists of three non-employee directors, Mr. Douglas, Chairman, and Messrs. Draper and Sargent. The Audit Committee reviews the nature, scope and results of the independent audit of the Company, the Company's accounting principles and internal accounting controls and other matters relating to the relationship of the independent auditors with the Company.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by CellNet during each of the fiscal years ended December 31, 1995 and 1996, to the Chief Executive Officer of CellNet and the four other most highly compensated executive officers of CellNet during fiscal 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                                                            ------------------------
                                                          ANNUAL COMPENSATION               RESTRICTED   SECURITIES
                                              --------------------------------------------     STOCK     UNDERLYING
NAME AND PRINCIPAL POSITION                     YEAR      SALARY      BONUS       OTHER      AWARDS($)   OPTIONS(#)
--------------------------------------------  ---------  ---------  ---------  -----------  -----------  -----------
John M. Seidl...............................       1996  $ 313,673  $      --          --           --           --
President and Chief Executive Officer              1995    300,000    135,000          --           --           --
James J. Jennings...........................       1996    180,062     75,000          --           --           --
Vice President, Sales and Marketing                1995    175,060         --          --           --           --
David L. Perry..............................       1996    176,346     10,000          --           --           --
Vice President, General Counsel and                1995    135,000         --          --           --           --
  Secretary
Paul G. Manca...............................       1996    175,501     10,000          --           --           --
Vice President and Chief Financial Officer         1995    110,173         --          --           --           --
Robert A. Hayes.............................       1996    176,346         --          --           --           --
Vice President, Development                        1995    165,000     10,000          --           --           --


                                                  ALL OTHER
NAME AND PRINCIPAL POSITION                    COMPENSATION(1)
--------------------------------------------  -----------------
John M. Seidl...............................      $   1,522
President and Chief Executive Officer                 1,846
James J. Jennings...........................          1,114
Vice President, Sales and Marketing                   1,511
David L. Perry..............................          1,101
Vice President, General Counsel and                   1,261
  Secretary
Paul G. Manca...............................          1,088
Vice President and Chief Financial Officer              862
Robert A. Hayes.............................          1,101
Vice President, Development                           1,429

--------------------------

(1) Represents premium payments made by the Company for life insurance, accidental death and dismemberment, and long-term disability policies.

    OPTION GRANTS IN LAST YEAR. The following table sets forth each grant of stock options during the fiscal year ended December 31, 1996 to the Named Executive Officers:

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                         NUMBER OF                                                  ANNUAL RATES OF STOCK
                                        SECURITIES    PERCENT OF TOTAL       INDIVIDUAL GRANTS       PRICE APPRECIATION
                                        UNDERLYING   OPTIONS GRANTED TO   ------------------------   FOR OPTION TERM(2)
                                          OPTIONS    EMPLOYEES IN FISCAL   EXERCISE    EXPIRATION   ---------------------
NAME                                    GRANTED(1)          YEAR             PRICE        DATE         5%         10%
--------------------------------------  -----------  -------------------  -----------  -----------  ---------  ----------
John M. Seidl.........................          --               --        $      --           --   $      --  $       --
James J. Jennings.....................      24,000              2.7             2.00      3/20/06      27,254      67,541
David L. Perry........................      50,000              5.6             1.75      1/19/06      48,586     119,847
                                            27,000              3.0             2.00      3/20/06      30,661      75,983
Paul G. Manca.........................      24,000              2.7             2.00      3/20/06      27,254      67,541
Robert A. Hayes.......................      25,000              2.8             2.00      3/20/06      28,390      70,355

------------------------

(1) Options granted under CellNet's 1994 Stock Plan (as defined). The option exercise price of all incentive stock options granted under the 1994 Plan is equal to the fair market value of the shares of Common Stock on the date of grant. The options have a term of ten years and vest at the rate of 10% of the shares after six months from the date of grant and 5% of the shares every three months thereafter; provided, that the optionee remains in continuous status as an employee or consultant.

(2) Potential realizable value is based on the assumption that the Common Stock of CellNet appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect CellNet's estimate of future stock price growth. The computation of potential realizable value only includes the number of securities underlying a grant at fiscal year end.

    AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES. The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1996.

                                                             NUMBER OF SECURITIES       VALUE(1) OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                    SHARES                   OPTIONS AT 12/31/96              AT 12/31/96
                                  ACQUIRED ON  VALUE(1)   --------------------------  ---------------------------
NAME                               EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------  ---------  -----------  -------------  ------------  -------------
John M. Seidl...................          --   $      --          --             --   $         --   $        --
James J. Jennings...............          --          --       3,600         20,400         45,450       257,550
David L. Perry..................      10,200      85,525       1,350         65,450         17,044       836,931
Paul G. Manca...................          --          --       3,600         20,400         45,450       257,550
Robert A. Hayes.................          --          --     152,750        102,250      2,196,719     1,428,156

------------------------

(1) Market value of underlying securities at exercise or year-end 1996 as the case may be, minus the exercise price, based on a closing price of $14.625.

INCENTIVE STOCK PLANS

    1992 STOCK OPTION PLAN. The Company's 1992 Stock Option Plan (the "1992 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in September 1992. A total of 6,000,000 shares of Common Stock were reserved for issuance under the 1992 Plan. As of June 30, 1997, 4,322,819 shares of Common Stock had been issued upon exercise of stock options, and options to purchase an aggregate of 1,417,518 shares were outstanding at a weighted average exercise price of $0.2466 per share, of which 845,050 shares were vested. In connection with the adoption of the 1994 Plan described below, the 1992 Plan terminated and no additional options may be granted thereunder. Options previously granted under the 1992 Plan will continue to be governed by the provisions of such plan.

    1994 STOCK PLAN. The Company's 1994 Stock Plan (the "1994 Plan") was adopted by the Board of Directors in December 1994 and approved by the stockholders in June 1995. Options granted under the 1994 Plan may be incentive stock options, nonstatutory stock options or stock purchase rights. Employees (including employee directors) and consultants (including non-employee directors) are eligible for nonstatutory stock options and stock purchase rights, and only employees are eligible for incentive stock options under the 1994 Plan. The 1994 Plan is administered by the Board of Directors or a committee thereof. The plan administrator has the authority to determine the fair market value of the shares, select the employees and consultants to whom options and stock purchase rights may be granted, determine the number of shares covered by each option and stock purchase right granted, and determine the term, exercise price and vesting schedule of options granted under the 1994 Plan.

    A total of 3,000,000 shares of Common Stock are reserved for issuance under the 1994 Plan. As of June 30, 1997, 581,824 shares of Common Stock had been issued upon exercise of stock options, options to purchase an aggregate of 1,529,689 shares were outstanding at a weighted average exercise price of $3.1386 per share, of which 438,924 shares were vested, and 888,487 shares remained available for future issuance under the 1994 Plan.

    In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the 1992 Plan and the 1994 Plan each provides that options issued under such plans will be assumed, or an equivalent option substituted, by the successor corporation. If the successor corporation does not agree to such assumption or substitution, the option will vest in full and become exercisable.

    1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in July 1996 and was approved by the stockholders in September 1996. A total of 1,200,000 shares of Common Stock are reserved for issuance under the Purchase Plan. Under the Purchase Plan, the Company will withhold a specified percentage of each salary payment to participating employees over certain offering periods. Any employee who is then employed for at least 20 hours per week by the Company (or any majority-owned subsidiary designated by the Board of Directors from time to time), and who does not own 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any such subsidiary, is eligible to participate in the Purchase Plan. Unless the Board of Directors shall determine otherwise, each offering period will run for six months, from November 1 to April 30 and from May 1 to October 31, except that the first offering period commenced on September 26, 1996 and ended on April 30, 1997. The price at which Common Stock may be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first or last day of the applicable offering period, whichever is lower.

    74,383 shares of Common Stock have been issued to employees under the Purchase Plan as of June 30, 1997.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company entered into an employment agreement with Mr. Jennings in July 1994. The agreement provides for an annual base salary of $175,060 and certain performance-based bonuses to be determined by the Company's President. As part of the agreement, the Company granted to Mr. Jennings an option to purchase 180,000 shares of Common Stock at $.25 per share, with 10% vesting six months from the date of hire and the remainder vesting at a rate of 5% per quarter. If Mr. Jennings is terminated by the Company without cause at any time, he will receive his annual base salary and benefits for an additional twelve months, and 40% of any unvested shares held by Mr. Jennings will become vested as of the date of termination.

    Each of the Named Executive Officers are parties to an Employee Severance Agreement with the Company which provides for accelerated vesting of their respective stock options and for the lapse of the Company's rights to repurchase unvested stock under all restricted stock purchase agreements upon the occurrence of certain events following a change of control of the Company. These events will occur if: (i) the Named Executive Officer's stock option agreement or restricted stock purchase agreement is terminated without such officer's consent, or if the terms of such agreements are not assumed by any successor to the Company; (ii) the Named Executive Officer does not receive identical securities or consideration, upon such officer's exercise of options or restricted stock purchases, as other shareholders are receiving as part of such change of control; (iii) six months have elapsed following the change of control, so long as the Named Executive Officer remains employed by the Company; or (iv) the Named Executive Officer is terminated or constructively terminated following the change of control.

    There are no other employment contracts between CellNet and any of the Named Executive Officers, and there are no other compensatory plans or arrangements with respect to a Named Executive Officer which will result in payments upon resignation, retirement, or any other termination of such executive officer's employment or from a change of control of CellNet.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

    The Company has adopted provisions in its Restated Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from breach of their fiduciary duties in certain circumstances and authorize the Company to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Such limitations of liability do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements providing for the foregoing with its directors and executive officers. These indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses (including expenses of counsel) incurred as a result of any proceeding against them as to which they could be indemnified.

BONUS PLAN

    The Board of Directors of the Company adopted a formal Bonus Plan in August 1997 (the "Bonus Plan"). Under the Bonus Plan, the Compensation Committee of the Board of Directors (the "Committee") establishes a bonus "Pool" for each fiscal year "Performance Period" and makes bonus "Target Awards" to "Participants" selected by the Chief Executive Officer from among regular full- time exempt employees of the Company and its wholly-owned Subsidiaries. The Committee also establishes performance measures for the Company (a "Company Performance Level") and management establishes goals and objectives for each Participant (a "Participant Performance Level"). Actual awards are determined on the basis of the achievement of both Company Performance and Participant Performance Levels with each given a relative weighting (which may be different for different Participants) as determined by the Committee. Awards are payable in cash within 60 days after the end of a Performance Period. Provision is made for the elimination or reduction of actual awards for Company performance below a "Minimum Company Performance Level" and/or for unsatisfactory Participant performance. The Bonus Plan applies to the current fiscal year and will continue until terminated by the Committee. The Committee has broad authority to alter or amend the Bonus Plan, to construe and interpret its terms, to make adjustments in certain circumstances to Target Awards, eligibility, and to the amount, time and manner of payment of awards.

                              CERTAIN TRANSACTIONS

    Since January 1, 1993, the Company has sold shares of Preferred Stock convertible into an aggregate of 16,215,170 shares of Common Stock in a series of private financings. In January 1993, shares of Series AA Preferred Stock convertible into 1,510,284 shares of Common Stock were sold at an as-converted price of $.50 per share. In October 1993 and December 1993, shares of Series BB Preferred Stock convertible into 6,979,690 shares of Common Stock were sold at an as-converted price of $2.375 per share. In connection with such sales, the Company also issued warrants to acquire 766,888 shares of Series BB Preferred Stock at an exercise price of $4.75 per share. In August 1994, shares of Series CC Preferred Stock convertible into 6,431,536 shares of Common Stock were sold at an as-converted price of $4.82 per share. In December 1994 and February 1995, shares of Series DD Preferred Stock convertible into 1,293,660 shares of Common Stock were sold at an as-converted price of $4.82 per share. The purchasers of the Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock and Series DD Preferred Stock included the following 5% or more stockholders, directors and entities affiliated with directors.

                                                                                                        SHARES OF
                                                                                                        SERIES BB
                                                                                                        PREFERRED
                                                               SHARES OF PREFERRED STOCK(1)               STOCK
                                                     ------------------------------------------------  UNDERLYING
NAME                                                  SERIES AA   SERIES BB   SERIES CC    SERIES DD   WARRANTS(2)
---------------------------------------------------  -----------  ----------  ----------  -----------  -----------
DIRECTORS AND ENTITIES AFFILIATED WITH DIRECTORS:
  Paul and Marcia Cook Living Trust (Paul M.
    Cook)..........................................          --       63,340      10,373          --       19,002
  AT&T Ventures (Neal M. Douglas)..................          --      631,580      48,842          --      126,316
  Entities affiliated with William C. Edwards......     755,142      191,840      31,122       1,321       56,002
  Technology Partners West Fund IV, L.P. (William
    Hart)..........................................          --       44,730      10,373         417       13,419
  Entities affiliated with Henry B. Sargent........          --      161,245          --          --       41,623
OTHER 5% OR MORE STOCKHOLDERS:
  Odyssey Partners, L.P............................          --    1,450,660     112,184          --      290,132

------------------------

(1) Each share of Preferred Stock automatically converted into two shares of Common Stock upon the closing of the Company's Initial Public Offering.

(2) Each warrant to purchase Series BB Preferred Stock was exercisable at a price of $4.75 per share and expired immediately prior to the closing of the Company's Initial Public Offering.

    Between April 28, 1993 and September 13, 1993, Acorn Ventures, Inc. ("Acorn") (a principal stockholder of the Company), Cree A. Edwards (an executive officer of the Company), entities affiliated with William C. Edwards ("Edwards Entities") (a director of the Company; the Edwards Entities are principal stockholders of the Company), the Paul and Marcia Cook Living Trust ("Cook Trust") (a principal stockholder of the Company and an affiliate of Paul
M. Cook, Chairman of the Board of Directors of the Company), and entities affiliated with Henry B. Sargent ("Sargent Entities") (a director of the Company; the Sargent Entities are principal stockholders of the Company) loaned the Company $500,000, $133,230, $711,100, $297,355, and $579,490, respectively, pursuant to promissory notes due on demand after October 1, 1993 and bearing interest at the rate of 4% per annum. In connection with the sale of the Series BB Preferred Stock, the outstanding balance of principal and accrued interest under such promissory notes was converted into shares of Series BB Preferred Stock at a conversion price of $4.75 per share and warrants to purchase .3 shares of Series BB Preferred Stock for each share of Series BB Preferred Stock issued upon conversion of the promissory notes and accrued interest, such that the Company issued and sold to Acorn, Cree A. Edwards, the Edwards Entities, the Cook Trust and the Sargent Entities 105,540, 28,380, 151,480, 63,340, and 123,600 shares, respectively, of Series BB Preferred Stock and warrants to purchase 31,662, 8,514, 45,444, 19,002, and 37,080 shares, respectively, of
Series BB

Preferred Stock. The Company believes the terms of these loans were no less favorable to the Company than loans negotiated by such persons with unaffiliated third parties.

    On September 29, 1993, the Company issued and sold 400,000 shares of Common Stock to Acorn at a price per share of $.05. These shares were granted as part of a transaction in which Acorn was required to perform consulting services for the Company. These shares were subject to repurchase by the Company until such rights lapsed in September 1995.

    On December 27, 1994 and January 27, 1995, the Company issued and sold 400,000 shares and 800,000 shares, respectively, of Common Stock to Mr. Seidl, its President and Chief Executive Officer, at a price of $.25 per share based on the early exercise of previously-granted options with an equivalent exercise price. In connection with the sale of such shares, the Company loaned Mr. Seidl $300,000. The loans are full recourse, bear interest at the rate of 7.74% per annum in the case of $100,000 of principal and at the rate of 7.92% per annum in the case of $200,000 of principal, are due on the earlier of termination of Mr. Seidl's employment or December 26, 1999 and January 25, 2000, respectively, and are secured by the shares of Common Stock purchased with the proceeds of such loans.

    On June 14, 1995, the Company issued and sold 200,000 shares of Common Stock to Acorn at a price per share of $.50. Acorn paid cash for the shares. These shares are subject to repurchase by the Company, which right lapses over a five-year period commencing in December 1994. On August 25, 1995, the terms of the Company's agreement with Acorn were amended to provide for accelerated release of such shares from the Company's repurchase option upon termination of such agreement other than for cause. The transactions with Acorn were unanimously approved by the Board of Directors of the Company and were on terms the Company believes were no less favorable than would have been received from unaffiliated third parties.

    On July 21, 1995, the Company issued and sold 170,000 shares of Common Stock to Mr. Mallory, an executive officer of the Company, at a price of $.50 per share, based on the early exercise of a previously-granted option with an equivalent exercise price. In connection with the sale of such shares, the Company loaned Mr. Mallory $85,000. The loan is full recourse, bears interest at the rate of 6.28% per annum, is due on the earlier of termination of Mr. Mallory's employment or July 21, 2000 and is secured by the shares of Common Stock purchased with the proceeds of such loan.

    On July 31, 1995, the Company issued and sold 180,000 shares of Common Stock to Mr. Manca, an executive officer of the Company at a price of $.50 per share based on the early exercise of a previously-granted option with an equivalent exercise price. In connection with the sale of such shares, the Company loaned Mr. Manca $90,000. The loan is full recourse, bears interest at the rate of 6.28% per annum, is due on the earlier of termination of Mr. Manca's employment or July 31, 2000 and is secured by the shares of Common Stock purchased with the proceeds of such loan.

    On August 1, 1995, the Company issued and sold 45,110 shares of Common Stock to Ronald W. Goodall, a former executive officer of the Company who resigned in 1996, at a price of $.05 per share, based on the early exercise of a previously-granted option with an equivalent exercise price. On August 1, 1995, the Company also issued and sold 144,000, 110,000 and 40,000 shares of Common Stock to Messrs. Jennings, Johnson and Goodall, respectively, each an executive officer of the Company, at a price of $.25 per share based on the early exercise of previously-granted options with equivalent exercise prices. On August 1, 1995, the Company also issued and sold 155,408, 50,000 and 110,658 shares of Common Stock to Messrs. Edwards, Goodall and Johnson, respectively, each an executive officer of the Company, at a price of $.50 per share, based on the early exercise of previously-granted options with an equivalent exercise price. In connection with the sale of shares, the Company loaned Messrs. Goodall, Jennings, Johnson and Edwards $37,255, $36,000, $82,829 and $77,704,
respectively. The loans are full recourse, bear interest at the rate of 6.04% per annum, are due on the earlier of termination of employment or August 1, 2000 and are secured by the shares of Common Stock purchased with the proceeds of such loans. Notwithstanding the foregoing, the Company agreed to extend the maturity date of the restricted stock purchase loan of Mr. Goodall until December 31, 1996, at which time the Company repurchased 58,410 unvested shares in consideration of the forgiveness of $20,020 of such indebtedness, and Mr. Goodall repaid the Company in cash the remaining balance of $20,435 of such indebtedness.

    The amounts of outstanding indebtedness, including interest, on the loans to executive officers described above as of June 30, 1997, which were the largest aggregate amount of indebtedness owed by each of the officers at any time, were as follows: Mr. Seidl, $342,072, Mr. Mallory, $95,398, Mr. Manca, $100,855, Mr. Jennings, $40,170, Mr. Johnson, $92,424, and Mr. Edwards, $86,705. The terms (including the terms of the promissory notes) of the sale of shares of Common Stock by the Company to Messrs. Seidl, Mallory, Manca, Jennings, Johnson, Edwards and Goodall were unanimously approved by the Board of Directors of the Company. The shares were issued upon the early exercise of unvested options and are subject to repurchase by the Company at the original price paid per share upon such executive officer's termination of employment prior to vesting in such shares. The repurchase rights lapse and the shares vest at the same rate as the prior vesting schedule of the exercised options. See "Management--Executive Compensation." The sales price of each sale was the fair market value of the Company's Common Stock on the original date of grant of each option to purchase Common Stock, as determined by the Board of Directors of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company's directors and (iv) all current directors and executive officers as a group.

                                                                             NUMBER SHARES
                                                                              BENEFICIALLY      PERCENT BENEFICIALLY
BENEFICIAL OWNER                                                                OWNED(1)             OWNED(1)(2)
------------------------------------------------------------------------  --------------------  ---------------------
William C. Edwards (3) .................................................         3,788,316                  9.1%
 3000 Sand Hill Road
 Bldg. 1, Suite 190
 Menlo Park, CA 94025

Odyssey Partners, L.P. .................................................         3,637,045                  8.8%
 31 West 52nd Street
 New York, NY 10019

Banner Partners (4) ....................................................         2,590,790                  6.2%
 3000 Sand Hill Road
 Bldg. 1, Suite 190
 Menlo Park, CA 94025

John M. Seidl (5) ......................................................         1,135,200                  2.7%

Robert A. Hayes (6) ....................................................           182,250                    *

James J. Jennings (7) ..................................................           186,000                    *

Paul G. Manca (8) ......................................................           186,000                    *

David L. Perry (9) .....................................................           147,250                    *

Paul M. Cook (10) ......................................................         2,045,774                  4.9%

Henry B. Sargent (11) ..................................................         1,782,052                  4.3%

Neal M. Douglas (12) ...................................................         1,583,475                  3.8%

William Hart (13) ......................................................           995,586                  2.4%

Linn E. Draper, Jr. (14) ...............................................            10,000                    *

All directors and executive officers as a group (14 Persons) (15) .             14,190,467                 34.6%

------------------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2) Percentage of beneficial ownership is based on 41,541,384 shares of Common Stock outstanding.

(3) Includes 2,037,492 shares, 553,298 shares, and 159,326 shares beneficially owned by Banner Partners, Banner Partners/Minaret, Carson, a partnership, and certain members of Mr. Edwards's family and certain foundations and trusts of which Mr. Edwards is a trustee, respectively. Mr. Edwards, a director of the Company, may be deemed to be a beneficial owner of shares held by such family members, foundations and trusts. Mr. Edwards and Alan R. Brudos are the general partners of Banner Partners and exercise voting and dispositive power over the shares held by Banner Partners and Banner Partners/Minaret.

(4) Includes 553,298 shares held by Banner Partners/Minaret which is wholly owned by Banner Partners.

(5) 9,100 shares of which are held by Mr. Seidl as trustee of a trust for a family member who is a minor and shares Mr. Seidl's household. Mr. Seidl disclaims beneficial ownership of all securities held by such family member.

(6) Consists of 182,250 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997 held by Mr. Hayes.

(7) Includes 6,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 1997 held by Mr. Jennings.

(8) Includes 6,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 1997 held by Mr. Manca.

(9) Includes 11,550 shares issuable upon exercise of options exercisable within 60 days of June 30, 1997 held by Mr. Perry.

(10) Consists of 1,925,774 shares beneficially owned by the Paul and Marcia Cook Living Trust, dated April 21, 1992, and 120,000 shares beneficially owned by two trusts of which Mr. Cook is trustee.

(11) Consists of 9,052 shares beneficially owned by Mr. Sargent, 1,602,898 shares beneficially owned by El Dorado and 170,102 shares beneficially owned by Sundance Capital Corporation. Mr. Sargent, a director of the Company, is President of El Dorado and a principal of Anderson & Wells Investment Companies, which manage Sundance Capital Corporation, and may be deemed to be the beneficial owners of such shares. Mr. Sargent disclaims beneficial ownership of the shares held by El Dorado and Sundance Capital Corporation.

(12) Consists of 1,583,475 shares beneficially owned by AT&T Ventures. Mr. Douglas, a director of the Company, is a general partner of AT&T Ventures and may be deemed to be the beneficial owner of such shares. Mr. Douglas disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.

(13) Consists of 995,586 shares beneficially owned by Technology Partners. Mr. Hart, a director of the Company, is a general partner of Technology Partners and may be deemed to be the beneficial owner of such shares. Mr. Hart disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest therein.

(14) Consists of 10,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997 held by Mr. Draper.

(15) Includes 516,656 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997 held by all directors and executive officers as a group.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

    The Old Notes (i) were sold by the Company to Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Placement Agents"), who subsequently resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and a limited number of institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), (ii) were issued to the holders of the Company's 1995 Notes pursuant to an Exchange Offer, and (iii) were issued to certain 1995 Note holders as payment of a consent fee in connection with a consent solicitation. In connection with the issuance of the Old Notes, the Company agreed to use its reasonable best efforts to cause to become effective within the time period specified in the Registration Rights Agreement, a registration statement with respect to the Exchange Offer. However, if (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated by March 29, 1998, (iii) in certain circumstances, the Placement Agents so requests, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then in the case of each of clauses (i) to and including (iv) of this sentence, the Company has agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until the earlier of two years after its effective date or as such time as all of the applicable Old Notes have been sold thereunder.

    The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement. Once the Exchange Offer is consummated, the Company will have no further obligation to register any of the Old Notes not tendered by the Holders thereof for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes." A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Based on an interpretation by the Staff of the SEC set forth in the Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretation by the Staff of the SEC set forth in the above referenced no-action letters, (ii) cannot tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes."

    In addition, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; PROVIDED, that Old Notes may be tendered only in integral multiples of $1,000.


    As of November 17, 1997, there was $654,133,000 of aggregate principal amount at maturity of the Old Notes outstanding and 19 registered Holders of Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holders as of November 24, 1997.


    In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will be issued and transferable in book-entry form through DTC. See "--Book-Entry Transfer; Delivery and Form."

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

    NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS. The term "Expiration Date" shall mean December 30, 1997, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


    In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Old Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the business day prior to the previously scheduled Expiration Date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Old Notes are tendered.

    The Company reserves the right to delay accepting any Old Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRETION OF THE NEW NOTES AND THE OLD NOTES; INTEREST

    The Old Notes will continue to accrete in principal amount through (but not including) the date of issuance of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete at the rate of 14% per annum in accordance with its terms. From and after the date of issuance of the New Notes, the New Notes shall accrete at the rate of 14% per annum, but no cash interest will accrue or be payable in respect of the New Notes prior to October 1, 2002. Thereafter, the New Notes will bear interest at a rate equal to 14% per annum. Interest on the New Notes will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2003.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

    Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

    Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to consent and/or tender on its behalf. If such beneficial Holder wishes to tender on its own behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such New Notes, and that such Holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER; DELIVERY AND FORM

    The Old Notes were initially represented (i) in the case of Old Notes initially purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), by five global Old Notes in fully registered form, all registered in the name of a nominee of DTC, and (ii) in the case of Old Notes initially purchased by persons other than U.S. persons in reliance upon Regulation S under the Securities Act, by five global Regulation S Old Notes in fully registered form, all registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel Bank. The New Notes exchanged for the Old Notes represented by the global Old Notes and global Regulation S Old Notes will be represented (a) in the case of "qualified institutional buyers", by four global New Notes in fully registered form, registered in the name of the nominee of DTC, and (ii) in the case of persons outside of the United States, by four global Regulation S New Notes in fully registered form, registered in the name of the nominee of DTC for the accounts of Euroclear and Cedel Bank. The global New Notes and global Regulation S New Notes will be exchangeable for definitive New Notes in registered form, in denominations of $1,000 and integral multiples thereof. The New Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds.

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the exchange for Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of the Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined herein) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received express acknowledgment from a participant tendering Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that such agreement may be enforced against such participant.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;


    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and


    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.


    Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures, described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

    (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the SEC;

    (b) any action or proceeding instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer;

    (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer;

    (d) a banking moratorium shall have been declared by U.S. federal or California or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

    (e) trading on the New York Stock Exchange or generally in the U.S. over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

    (f) a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

    If any such conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Old Notes of such waiver.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition to the foregoing conditions, if (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated by March 29, 1998, (iii) in certain circumstances, the Placement Agents so requests, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then in the case of each of clauses (i) to and including (iv) of this sentence, the Company shall file a Shelf Registration Statement with respect to the resale of the Old Notes and use its best efforts to keep the Shelf Registration Statement effective until the earlier of two years after its effective date or such time as all of the applicable Old Notes have been sold thereunder. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


BY REGISTERED OR CERTIFIED MAIL:           BY OVERNIGHT COURIER:
Attention:  Shilpa Trivedi                 Attention:  Shilpa Trivedi
(Reorganization Section)                   (Reorganization Section)
The Bank of New York                       The Bank of New York
101 Barclay Street, 21st floor             101 Barclay Street
New York, NY 10286                         Corporate Trust Services Window
                                           Ground Floor
                                           New York, NY 10286

BY HAND:                                   BY FACSIMILE:
Attention:  Shilpa Trivedi                 (212) 815-6339
(Reorganization Section)                   Attention:  Shilpa Trivedi
The Bank of New York                       (Reorganization Section)
101 Barclay Street
Corporate Trust Services Window            Confirm by telephone:
Ground Floor                               (212) 815-5789
New York, NY 10286


FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $210,000 and include fees and expenses of the Exchange Agent and the Trustee under the Indenture and accounting and legal fees.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value as reflected in the Company's accounting records on the date of the Exchange Offer. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the New Notes.

                          DESCRIPTION OF THE OLD NOTES

    The Old Notes were issued under an indenture dated as of June 15, 1995, as supplemented by the First Supplemental Indenture dated as of November 21, 1995, the Second Supplemental Indenture dated as of August 30, 1996 the Third Supplemental Indenture dated as of August 28, 1997 and the Fourth Supplemental Indenture dated as of September 29, 1997 (as so supplemented, the "Indenture"), each by and between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture is available from the Company upon request. The following summaries of certain provisions of the Old Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Old Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Old Note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of the Old Notes," the "Company" refers to CellNet Data Systems, Inc. and does not, unless the context otherwise indicates, include its Subsidiaries.

GENERAL

    The Old Notes represent unsecured general obligations of the Company and rank senior in right of payment to all future subordinated indebtedness of the Company and PARI PASSU in right of payment with all existing and future unsecured unsubordinated indebtedness of the Company but effectively subordinated to all existing and future secured indebtedness of the Company and all existing and future indebtedness and liabilities, including subordinated indebtedness and trade payables, of Subsidiaries of the Company. The Old Notes have a Maximum Issuance Amount of $381,951,105 in initial Accreted Value, were issued in fully registered form only in denominations of $1,000 or any integral multiple thereof and mature on October 1, 2007. The Indenture provides that additional notes may be issued pursuant thereto from time to time; PROVIDED, that the aggregate initial Accreted Value or principal amount of such additional notes does not exceed the maximum amount permitted by the covenants limiting Incurrence of Indebtedness by the Company, and any additional notes do not mature prior to the scheduled maturity of any then-outstanding Old Notes. The Old Notes and any other notes issued from time to time under the Indenture may collectively be referred to in this "Description of the Old Notes" as "Notes". All Notes issued pursuant to the Indenture will be in substantially the form of a Form of Security, appropriately completed.

    Interest on the Old Notes will not accrue prior to October 1, 2002. Thereafter, interest will accrue at the rate of 14% per annum and will be payable semi-annually in arrears in cash on each April 1 and October 1, commencing April 1, 2003.

    Unless other arrangements are made, interest will be paid by check mailed to Holders entitled thereto. Principal will be payable, and the Old Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee in New York, New York.

OPTIONAL REDEMPTION BY THE COMPANY

    The Old Notes will not be redeemable at the Company's option prior to October 1, 2002 except as described below. At any time on or after that date the Old Notes will be redeemable at the Company's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at the following respective prices (expressed in percentages of the principal amount at maturity), together with accrued interest through the date of redemption, during the 12-month period beginning October 1 of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................    107.00%
2003..............................................................................    103.50
2004 and thereafter...............................................................    100.00

OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERING

    The Indenture and the Old Notes provide that in the event the Company consummates a Public Equity Offering, the Company will be permitted, at its option, to redeem on or prior to October 1, 2000, from the proceeds of such Public Equity Offering received by the Company, up to 25% of the aggregate outstanding principal amount at maturity of the Old Notes originally issued at a redemption price equal to 114% of the Accreted Value on the date of redemption; PROVIDED, HOWEVER, that (1) such Public Equity Offering yields gross proceeds of at least $25 million, (2) such redemption may only be effected to the extent that immediately after such redemption not less than 75% in aggregate principal amount at maturity of the Old Notes originally issued remain outstanding (for purposes of determining whether this condition is satisfied, Old Notes owned (beneficially or otherwise) by the Company or any of its Affiliates shall not be deemed to be outstanding) and (3) such redemption is effected not more than 60 days after the consummation of such Public Equity Offering.

REDEMPTION OR REPURCHASE AT THE OPTION OF THE HOLDERS

CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control, the Company shall be required to offer to repurchase (the "Change of Control Offer") all or a portion of each Holder's Notes at a purchase price equal to 101% of the Accreted Value thereof on the date of purchase (if prior to the Full Accretion Date applicable to the relevant Note(s)), or 101% of the aggregate principal amount thereof plus, in each case, accrued and unpaid interest, if any, to the date of repurchase.

    In the event of any Change of Control, the Company shall not, and shall not cause or permit any of its Subsidiaries to purchase, redeem or otherwise acquire or retire any Indebtedness of the Company ranking junior or subordinate to the Notes pursuant to any analogous provisions relating to such Indebtedness until after the 91st day after the Change of Control Payment Date (as such date may be extended).

    On or before the Change of Control Payment Date, the Company shall (i) accept for payment of the Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent in accordance with the Indenture U.S. legal tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes so tendered, and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof being purchased by the Company.

    Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

    The definition of "Change of Control" will include a disposition of all or substantially all of the property and assets of the Company. With respect to the disposition of property or assets, the phrase "all or substantially all" as will be used in the Indenture (including as set forth under "--Certain Covenants-- Merger, Consolidation and Sale of Assets" below) will vary according to the facts and circumstances of the subject transaction, currently has no clearly established meaning under New York law (which is the choice of law under the Indenture) and will be subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer.

    None of the provisions relating to a repurchase upon a Change of Control will be waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control repurchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes that the Company is required to repurchase. In the event that the Company were required to repurchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its repurchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    If an offer is made to repurchase the Notes pursuant to a Change of Control Offer, the Company will be required to comply, and to cause its Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

LIMITATION ON ASSET SALES

    The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors) and (ii) at least 85% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be any combination of cash, Cash Equivalents and irrevocable and unconditional assumption of unsubordinated liabilities and shall be received (or unconditionally released) at the time of the consummation of any such Asset Sale; PROVIDED, HOWEVER, that the amount of (x) any liabilities as shown on the Company's most recent balance sheet (or in the notes thereto) of the Company or any Restricted Subsidiary (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and
(iv) non-recourse Indebtedness and other non-recourse liabilities that are assumed by the transferee of any such assets) and (y) to the extent of the cash received, any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 60 days of receipt, shall be deemed to be cash for purposes of this provision; PROVIDED, FURTHER, HOWEVER, that the 85% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 85% limitation. Upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds in excess of $5 million relating to such Asset Sale within 360 days of receipt thereof either (A) to reinvest in Productive Assets, or (B) to prepay or repay Senior Indebtedness of the Company or to prepay or repay any Indebtedness of a Restricted Subsidiary of the Company (other than non-recourse Indebtedness). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (A) and (B) of the preceding sentence (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A) and (B) of the preceding sentence (each a "Net Proceeds Offer Amount"), shall be applied by the Company or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis that amount of Notes equal to the Net Proceeds Offer Amount at a price in cash equal to 100% of the Accreted Value of the Notes on the Net Proceeds Offer Payment Date (if prior to the Full Accretion Date applicable to the relevant Note(s)) or 100% of the principal amount of the Notes (if the Net Proceeds Offer Payment Date is on or after the Full Accretion Date applicable to the relevant Note(s) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. To the extent that the Accreted Value of Notes on the Net Proceeds Offer Payment Date (if prior to the Full Accretion Date applicable to the relevant Note(s)) or the aggregate principal amount of Notes (if the Net Proceeds Offer Payment Date is on or after the Full Accretion Date applicable to the relevant Note(s)) tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining proceeds of such Asset Sale for general corporate purposes (but subject to the terms of the Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer shall be deemed to be zero for purposes of any subsequent Asset Sale.

    Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $5,000,000, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Issue Date of the Notes from all Asset Sales by the Company and its Subsidiaries in respect of which a Net Proceeds Offer has not been made aggregates at least $5,000,000, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $5,000,000 or more shall be deemed to be a Net Proceeds Offer Trigger Date).

    In connection with any Asset Sale with respect to assets having a book value in excess of $5,000,000 or as to which it is expected that the aggregate consideration therefor to be received by the Company or any Restricted Subsidiary will exceed $5,000,000 in value, such transaction or series of transactions shall be approved, prior to the consummation thereof, by the Board of Directors of the Company.

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under "--Certain Covenants-- Merger, Consolidation, and Sale of Assets" the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale; PROVIDED, HOWEVER, that to the extent that the Company is required to make an offer to repurchase the Notes pursuant to "--Change in Control," in connection with any transaction that would otherwise be within the terms of this paragraph, the Company will not need to comply with the provisions of this paragraph. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    The Company shall and shall cause its Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the foregoing provisions of the Indenture by virtue thereof.

SELECTION AND NOTICE

    The Indenture provides that if fewer than all of the Notes of any class are to be redeemed, the Trustee shall select the Notes of such class to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such class are listed or, if the Notes of such class are not listed on a national securities exchange, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that if the Notes of such class are redeemed pursuant to the optional redemption right of the Company arising upon a Public Equity Offering, the Notes of such class shall be redeemed solely on a PRO RATA basis. If the Notes of such class are listed on any national securities exchange, the Company shall notify the Trustee of the requirements of such exchange in respect of any redemption. The Trustee shall make the selection from the Notes of such class outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes of such class selected for redemption and, in the case of any Note of such class selected for partial redemption, the principal amount thereof to be redeemed. Notes in denominations of $1,000 may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

ALLOCATION OF CERTAIN REDEMPTION PAYMENTS

    The Indenture provides that upon the occurrence of any event, as a result of which the Company is required by the terms and provisions hereof to offer to repurchase all or a portion of the Notes, if either (a) less than all of the Notes are required to be repurchased, or (b) all of the Notes are required to be repurchased, but the Company fails to deposit sufficient funds to effect the repurchase of all of the Notes in accordance with the terms of the Indenture, the Trustee shall allocate the amounts available for repurchases among the classes of outstanding Notes on a PRO RATA basis, with the amount allocable to each such class determined by multiplying the amount available for repurchase by a fraction, the numerator of which is aggregate Accreted Value of the Notes of such class and the denominator of which is the aggregate Accreted Value of all outstanding Notes. The Trustee shall allocate such available amounts among Holders within any particular class in accordance with the terms of the Indenture.

CERTAIN COVENANTS

LIMITATION ON RESTRICTED PAYMENTS

    (a) The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock to holders of such Capital Stock, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent or Affiliate of the Company, or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than any such Capital Stock owned by the Company or by a Qualified Restricted Subsidiary, (iii) make any principal payment on, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes (other than any such Indebtedness owing to a Qualified Restricted Subsidiary to the extent such Indebtedness is not subject to any Lien held by any Person other than the Company or a Qualified Restricted Subsidiary), or (iv) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a "Restricted Payment"), if at the time of such proposed Restricted Payment or immediately after giving effect thereto, (I) a Default or an Event of Default has occurred and is continuing or would result therefrom, or
(II) the Company is not, or would not be, able to Incur at least $1.00 of additional Indebtedness under the Debt to Cash Flow Ratio test of paragraph (b) of the section of the Indenture described under the heading "--Limitation on Indebtedness and Preferred Stock" below, or (III) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date of the 1997 Notes (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) exceeds or would exceed the sum of:

        (1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company during the period (treating such period as a single accounting period) beginning on October 1, 1997 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which financial statements are available ending not more than 135 days prior to the date of determination, PLUS

        (2) 100% of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company subsequent to the Issue Date of the 1997 Notes and on or prior to the date of the making of such Restricted Payment (excluding (A) any Qualified Capital Stock of the Company paid as a dividend on any Capital Stock of the Company or of any of its Subsidiaries and (B) any Qualified Capital Stock of the Company with respect to which the purchase price thereof has been financed directly or indirectly using funds (x) borrowed from the Company or from any of its Subsidiaries, unless and until and to the extent such borrowing is repaid, or (y) contributed, extended, guaranteed or advanced by the Company or by any of its Subsidiaries (including, without limitation, in respect of any employee stock ownership or benefit plan) and (C) any Net Equity Proceeds used by the Company to provide a basis for the Incurrence of Indebtedness under clause
    (xiv) of the definition of "Permitted Indebtedness"), PLUS

        (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of (including the fair market value of non-cash property transferred), in each case to the Company or to any Qualified Restricted Subsidiary from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating Consolidated Net Income of the Company), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "--Limitation on Designation of Restricted and Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment hereunder, PLUS

        (4) 100% of the aggregate cash received by the Company subsequent to the Issue Date of the Notes and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants (whether issued prior to or after the Issue Date of the Notes) to purchase Qualified Capital Stock of the Company, PLUS

        (5) without duplication of any amount included pursuant to clause (3) above, an amount equal to the lesser of the cost or net cash proceeds received by the Company upon the sale or other disposition of any Investment made after the Issue Date of the Notes which had been treated as a Restricted Payment (but without duplication of any amount included in calculating Consolidated Net Income of the Company).

    (b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

        (1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; PROVIDED, HOWEVER, that such dividend shall be deemed to have been made as of its date of declaration or the giving of such notice for purposes of this clause (1);

        (2) the acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; PROVIDED, HOWEVER, that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to this clause (2) and would not result therefrom;

        (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company or for Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; PROVIDED, HOWEVER, that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to this clause (3) and would not result therefrom;

        (4) the repurchase, redemption, retirement or defeasance of Preferred Stock issued in accordance with clause (xi) of the definition of Permitted Indebtedness by the issuer thereof if and to the extent required by the terms of such Preferred Stock;

        (5) Permitted Stock Repurchases by the Company; PROVIDED, HOWEVER, that the aggregate amount expended for all such Permitted Stock Repurchases by the Company shall not exceed $1,000,000 in any fiscal year; PROVIDED, FURTHER, HOWEVER, that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to this clause (5) and would not result therefrom; and

        (6) the payment of any amounts in respect of Capital Stock of any Person organized as a partnership, limited liability company, or similar entity, to the extent (A) of capital contributions made to such Person by holders of its Capital Stock other than the Company or any Restricted Subsidiary and
    (B) necessary to permit the holders of such Capital Stock to pay taxes in respect thereof; PROVIDED, HOWEVER, that no Default or Event of Default shall have occurred and be continuing at the time of any Restricted Payment made pursuant to clause (A) of this clause (6) or would result therefrom.

    (c) In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date of the Notes, amounts expended pursuant to clauses
(1), (2), (3) (other than with respect to Refinancing Indebtedness), and (5) of paragraph (b) of this covenant shall, in each case, be included in such calculation and, if such Restricted Payment is a Restricted Payment described in clause (i) or (ii), then in addition, in determining the aggregate amount of Restricted Payments made since the Issue Date of the Notes, amounts expended as aforesaid, plus amounts expended pursuant to clauses (i) and (j) of the definition of Permitted Investments shall, in each case, be included in such calculation.

    (d) Not later than the date of making any Restricted Payment in excess of $2,000,000 individually or in the aggregate with all other Restricted Payments made since the previous certification the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company's latest available internal quarterly financial statements.

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LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK

    (a) The Indenture provides that the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including, without limitation, any Acquired Indebtedness, or issue any Preferred Stock.

    (b) Notwithstanding the foregoing limitations:

        (I) the Company may (A) issue Qualified Capital Stock and (B) Incur (1) Permitted Indebtedness, (2) Indebtedness (including, without limitation, Acquired Indebtedness) if, in the case of this subclause (I)(B)(2), (i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately after giving pro forma effect to such proposed Incurrence and the receipt and application of the net proceeds therefrom, the Company's Debt to Cash Flow Ratio would not exceed
    7.0 to 1.0, and (3) Refinancing Indebtedness Incurred to Refinance any such Indebtedness Incurred pursuant to clause (I)(B)(2); and

        (II) the Restricted Subsidiaries may Incur Indebtedness pursuant to clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of the definition of Permitted Indebtedness; PROVIDED, HOWEVER, that other than as provided in clause (xi) of the definition of Permitted Indebtedness, such Indebtedness shall not be Incurred pursuant to any assumption or guarantee by any Restricted Subsidiary in respect of any other Restricted Subsidiary's or the Company's Indebtedness.

    (c) The Indenture provides that any Indebtedness of an entity existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such entity becomes a Restricted Subsidiary.

    (d) The Indenture provides that the Company shall not, directly or indirectly, in any event Incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company.

    (e) The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to directly or indirectly, incur any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary including any right to take enforcement action against such Unrestricted Subsidiary.

LIMITATION ON CONSOLIDATION, MERGER, ETC. OF RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company shall not, directly or indirectly, cause or permit any Restricted Subsidiary, directly or indirectly, to merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of such Subsidiary's assets to, any other Restricted Subsidiary unless, at the time of such merger or consolidation or sale, assignment, transfer, lease or other disposition (and immediately after giving effect thereto), (1) the Debt to Cash Flow Ratio of the Company is less than or equal to 6.0 to 1.0 or (2) the resulting, surviving or transferee Restricted Subsidiary is a Qualified Restricted Subsidiary or (3) the resulting, surviving or transferee Restricted Subsidiary is a Restricted Subsidiary that is not a Qualified Restricted Subsidiary and the total contribution to the Consolidated EBITDA of the Company (such Consolidated EBITDA to be calculated for purposes of this covenant without giving effect to clause (f) of the definition of Consolidated Net Income) for the most recently ended fiscal quarter for which financial information is available ending not more than 135 days prior to the date of determination of such resulting, surviving or transferee Restricted Subsidiary is not in

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excess of 25% of such Consolidated EBITDA. In addition, all transactions permitted pursuant to this covenant would be required to comply with the provisions described below under the heading "--Merger, Consolidation and Sale of Assets."

LIMITATION ON LIENS

    The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect, any Liens upon any properties or assets of the Company or of any Restricted Subsidiary whether owned on the Issue Date of the Notes or acquired after the Issue Date of the Notes, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, other than (A) Liens granted by the Company on property or assets of the Company securing Indebtedness of the Company that is permitted under the covenant described above under "--Limitations on Indebtedness and Preferred Stock"; PROVIDED, HOWEVER, that the Company makes or causes to be made effective provision whereby the Notes will be secured equally and ratably with (or, in the case of any Indebtedness that is subordinate or junior to the Notes, prior to) such Liens, (B) Permitted Liens and (C) Liens on any Cash Equivalents constituting margin stock.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (an "Affiliate Transaction"), other than any Affiliate Transaction that is on terms that are fair and reasonable and no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arms-length basis from a Person that is not such an Affiliate; PROVIDED, HOWEVER, that for any Affiliate Transaction involving value of $10,000,000 or more, a majority of the disinterested members of the Board of Directors of the Company (and of such Restricted Subsidiary, as the case may be) shall, prior to the consummation of such Affiliate Transaction, have reasonably and in good faith determined, as evidenced by a Board Resolution, that such Affiliate Transaction meets the requirements of the foregoing clause; PROVIDED, FURTHER, HOWEVER, that for any Affiliate Transaction involving value of $25,000,000 or more, the Board of Directors of the Company (and of such Restricted Subsidiary, as the case may be) shall have received, prior to the consummation thereof, a written opinion from an Independent Financial Advisor that such Affiliate Transaction is on terms that are fair to the Company from a financial point of view. The foregoing restrictions will not apply to (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management, (2) any transaction solely between or among the Company and a Wholly Owned Restricted Subsidiary of the Company or Wholly Owned Restricted Subsidiaries of the Company to the extent any such transaction is otherwise in compliance with, or not prohibited by, the Indenture, (3) any transaction solely between or among Wholly Owned Restricted Subsidiaries of the Company to the extent that any such transaction is otherwise in compliance with, or not prohibited by, the Indenture, (4) any transaction otherwise permitted by the terms of the section of the Indenture described above under "--Limitation on Restricted Payments," (5) the execution and delivery of or payments made under the Tax Sharing Agreement or in any amendment thereto or any replacement agreement thereof; PROVIDED, HOWEVER, that such amendment or replacement is not more disadvantageous to the Holders or the Company in any material respect than such agreement in the form attached to the Indenture, (6) the licensing or sublicensing of use of any FCC License or intellectual property by the Company or any Restricted Subsidiary to any Subsidiary of the Company; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries continue to be able to have access, on terms that are fair and reasonable, to such licenses or intellectual property to the extent necessary for the conduct of their

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respective businesses, (7) the transfer or assignment of hardware or equipment by the Company or any Restricted Subsidiary to any Subsidiary of the Company; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries continue to be able to have access, on terms that are fair and reasonable, to such hardware and equipment to the extent necessary for the conduct of their respective businesses, (8) arrangements between the Company or any of its Restricted Subsidiaries and any Subsidiary of the Company for the purposes of providing services of employees to such Subsidiaries, (9) any transaction or series of related transactions between the Company or any Wholly Owned Restricted Subsidiary on the one hand and any Restricted Subsidiary on the other to the extent fair and reasonable to the Company or such Wholly Owned Restricted Subsidiary and to the extent on terms providing for fair value or reasonably equivalent value to the Company or such Wholly Owned Restricted Subsidiary and
(10) the sale, conveyance, transfer, lease, assignment or other disposition to any Restricted Subsidiary of contracts in respect of Qualified Projects entered into by the Company (not previously entered into by any Restricted Subsidiary).

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Restricted Subsidiary; or (c) transfer any of its property or assets to the Company or to any Restricted Subsidiary (each such encumbrance or restriction in clause (a), (b), or (c) a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness Incurred in accordance with the Indenture; PROVIDED, HOWEVER, that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person or the property or asset so acquired; (5) agreements existing on the Issue Date of the Notes to the extent and in the manner such agreements are in effect on the Issue Date of the Notes or in any amendment thereto or any replacement agreement thereof; PROVIDED, HOWEVER, that such amendment or replacement is not more disadvantageous to the Holders or the Company in any material respect than any such agreement as in effect on the Issue Date of the Notes; (6) restrictions imposed by Permitted Liens solely to the extent such Liens encumber the transfer or other disposition of the assets subject to such Liens; (7) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract; (8) Indebtedness or Preferred Stock Incurred or issued pursuant to clauses (x) and (xi) of the definition of Permitted Indebtedness; or (9) any encumbrance or restriction contained in Refinancing Indebtedness Incurred to Refinance the Indebtedness Incurred pursuant to an agreement referred to in clauses (2), (4), (5) or (8) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Company in any material respect in the good faith judgment of the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (8).

LIMITATION ON DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    (a) The Indenture provides that the Board of Directors of the Company will be permitted to designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; PROVIDED, HOWEVER, that (i) immediately after giving effect to such designation (treating such designation as an Incurrence of the outstanding Indebtedness of any such Unrestricted Subsidiary), the Company could incur $1.00 of additional Indebtedness pursuant to subclause (I)(B)(2) of paragraph (b) of "--Limitation on Indebtedness and Preferred stock" above, (ii) no Default or Event of

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Default shall have occurred and be continuing or would arise therefrom and (iii)
in the case of designation of a Restricted Subsidiary to be an Unrestricted Subsidiary, such designation is at that time permitted under the provisions described in the section headed "--Limitation on Restricted Payments" above. The Company shall deliver to the Trustee a certified copy of the Board Resolution of its Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. The Board of Directors of the Company may not change the designation of a Subsidiary of the Company more than twice in any period of five years.

    (b) For purposes of determining compliance with the covenant "--Limitation on Restricted Payments" described above, (i) an Investment shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate of all Restricted Payments made as Investments since the Issue Date of the Notes shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and
(ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    (c) Notwithstanding the foregoing, the Board of Directors of the Company will not be permitted to designate any Subsidiary of the Company to be an Unrestricted Subsidiary unless such Subsidiary has been organized or acquired after June 15, 1995 or if, after such designation, (x) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary (including by way of recourse only to properties or assets), (y) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause payment thereof to be accelerated or payable prior to its final scheduled maturity or (z) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

    (d) Notwithstanding anything to the contrary herein, all Subsidiaries of a Restricted Subsidiary will be Restricted Subsidiaries and all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company shall not cause or permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or to a Qualified Restricted Subsidiary) or permit any Person (other than the Company or a Qualified Restricted Subsidiary) to own or hold any Preferred Stock of any Restricted Subsidiary; PROVIDED, HOWEVER, that (A) this covenant shall not prohibit the issuance of any Preferred Stock by any Restricted Subsidiary pursuant to clause (x) of the definition of Permitted Indebtedness and (B) if as of any date any Person other than the Company or a Qualified Restricted Subsidiary owns or holds any Preferred Stock of a Restricted Subsidiary or holds any Lien in respect of any such Preferred Stock, such date shall be deemed the date of an issuance of Preferred Stock by a Restricted Subsidiary that is not in compliance with this covenant.

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LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction, except that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if (i) immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the capitalized amount thereof that would appear on the balance sheet of the Company or such Restricted Subsidiary in accordance with GAAP), the Company could Incur at least $1.00 of additional secured Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described above under the heading "--Limitations on Indebtedness and Preferred Stock" and (ii) the transaction constitutes an Asset Sale effected in accordance with the requirements of the section above headed "--Redemption or Repurchase at the Option of the Holders--Limitation on Asset Sales."

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Indenture provides that Company shall not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's and the Company's Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Company's Subsidiaries taken as a whole) whether as an entirety or substantially as an entirety to any Person or adopt a Plan of Liquidation unless:

        (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety, or in the case of a Plan of Liquidation, the Person to which assets of the Company and of the Company's Subsidiaries have been transferred (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Notes Registration Rights Agreement on the part of the Company to be performed or observed;

        (ii) immediately after giving effect to such transaction and the assumption contemplated by clause(i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) thereof) (1) shall not have a Debt to Cash Flow Ratio greater than 110% of the Debt to Cash Flow Ratio of the Company immediately prior to such transaction, determined on an annualized basis using the most recent completed fiscal quarter for which financials are available and (2) shall be able to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test of subclause (I)(B)(2) of paragraph (b) of the covenant described above under the heading "--Limitation on Indebtedness and Preferred Stock;"

       (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

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        (iv) the Company or such Person shall have delivered to the Trustee (A)
    an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, other disposition or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (B) a certificate from the Company's independent certified public accountants stating that the Company has made the calculations required by clause (ii) above in accordance with the terms of the Indenture and the Notes after the consummation of such transaction.

    Notwithstanding clause (ii) (2) above, (A) any Restricted Subsidiary of the Company will be permitted to consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to a Qualified Restricted Subsidiary and (B) the Company or any of its Subsidiaries will be permitted to consolidate with or merge with or into any Person that has conducted no business and incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation of the Company or such Subsidiary.

    (b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    (c) For all purposes of the Indenture and the Notes including the provisions of this covenant and the covenants respectively described in "-- Limitations on Restricted Payments," "--Limitation on Designation of Restricted and Unrestricted Subsidiaries" and "--Limitation on Liens," Subsidiaries of the Company or any surviving or transferee entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to "--Limitation on Designation of Restricted and Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

REPORTING REQUIREMENTS

    The Indenture provides that whether or not required by the rules and regulations of the SEC, so long as any of the Notes remain outstanding, the Company shall cause copies of the reports required to be filed under Section 13(a) or 15(d) of the Exchange Act to be filed with the SEC and the Trustee and mailed to the Holders at their addresses appearing in the register of Notes maintained by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that an Event of Default shall occur upon the happening of any of the following (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the failure to pay interest on any Note for a period of 30 days or more after such interest becomes due and payable; or the failure to pay any additional interest under any applicable Registration Rights Agreement for a period of 30 days or more after such additional interest becomes due and payable; or

        (ii) the failure to pay the principal or Accreted Value on any Note, when such principal or Accreted Value becomes due and payable, at maturity, upon redemption, pursuant to a Net Proceeds Offer, a Change of Control Offer or otherwise; or

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       (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 45 days after the Company receives written notice specifying the default (and requiring that such default be remedied) from the Trustee, with respect to all Notes or Notes of any one or more classes, or from Holders of not less than 25% in aggregate Accreted Value or principal amount of outstanding Notes of the same class, with respect to Notes of the same class; or

        (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Material Subsidiary (or the payment of which is guaranteed by the Company or any Material Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay at final maturity or when due principal on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more; or

        (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not paid or covered by third-party insurance by financially sound insurers that have not finally disclaimed coverage) being rendered against the Company or any of its Material Subsidiaries and such judgment or judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or

        (vi) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time), the Company or any Material Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate principal amount of at least $5,000,000 or one or more Persons have the right to require the Company or any Material Subsidiary to purchase or repay such Indebtedness; or

       (vii) the Company or any Material Subsidiary (A) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (C) consents to the appointment of a custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors, or (F) takes any corporate action to authorize or effect any of the foregoing; or

      (viii) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Material Subsidiary, (B) appoint a custodian of the Company or any Material Subsidiary or for substantially all of its property, or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

        (ix) any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any Material Subsidiary shall commence judicial proceedings to foreclose upon assets of the Company or any Material Subsidiary having an aggregate fair market value, individually or in the aggregate, of at least $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

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    The Company shall provide an Officers' Certificate to the Trustee promptly upon any officer of the Company obtaining knowledge of any Default or Event of Default (PROVIDED, HOWEVER, that pursuant to the reporting requirements of the Indenture such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

    If an Event of Default (other than an Event of Default specified in clauses
(vii) and (viii) above with respect to the Company) occurs and is continuing with respect to any class of Notes, then and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes of the same class may declare the Accreted Value (if prior to the Full Accretion Date applicable to the relevant Note(s)), or all the unpaid principal of, premium, if any, and accrued and unpaid interest on (if on or after the Full Accretion Date applicable to the relevant Note(s)), all the Notes of the same class then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and upon such declaration the Accreted Value (if prior to the Full Accretion Date applicable to the relevant Note(s)) or such principal amount, premium, if any, and accrued and unpaid interest (if on or after the Full Accretion Date applicable to the relevant Note(s)) on the Notes of the same class will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes of the same class to the contrary. If an Event of Default specified in clauses (vii) or (viii) above with respect to the Company occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes of the same class then outstanding will IPSO FACTO become due and payable without any declaration or other act on the part of the Trustee or any Holder.

    After a declaration of acceleration, but before a judgment or decree of money due in respect to the Notes of the same class has been obtained, the Holders of not less than a majority in aggregate principal amount of the Notes of the same class then outstanding by written notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes of the same class which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Subject to certain provisions of the Indenture, prior to the declaration of an acceleration of the Notes of the same class the Holders of not less than a majority in principal amount of the Notes of the same class will be permitted to waive any existing Default or Event of Default under the Indenture, and its consequences, except a Default in the payment of the principal of or interest on any Notes of the same class or a Default in respect of any term or provision of the Notes of the same class or the Indenture that cannot be modified or amended without the consent of all Holders.

    The Holders will not be permitted to enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes of the same class will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee will be permitted to withhold from Holders of Notes of the same class notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes of the same class or that resulted from the failure of the Company to comply with "--Redemption or Repurchase at the Option of the Holders-- Change of Control" or "--Certain Covenants--Merger, Consolidation and Sale of Assets" above) if it determines that withholding notice is in their interest.

    Under the Indenture, the Company will be required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

DEFEASANCE

    The Indenture provides that the Notes of any same class will cease to be of further effect (except as to (i) rights of registration of transfer, substitution and exchange of Notes of the same class, (ii) rights of Holders to receive payments of principal of, premium, if any, and interest on the Notes of the same class and any other rights of the Holders with respect to such amounts,
(iii) the rights, obligations and immunities of the Trustee under the Indenture and (iv) certain other specified provisions in the Indenture (the foregoing exceptions (i) through (iv) are collectively referred to as the "Reserved Rights")) if: (1) the Company irrevocably deposits, or causes to be deposited, with the Trustee, in trust for the benefit of the Holders pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee (A) U.S. Legal Tender, (B) U.S. Government Obligations or (C) a combination thereof, in an amount sufficient after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes of the same class, U.S. Legal Tender in an amount which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof (in form and substance reasonably satisfactory to the Trustee) delivered to the Trustee, is sufficient to pay the principal of, premium, if any, and interest on the Notes of the same class then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the Indenture and of the Notes of the same class; PROVIDED, HOWEVER, that (I) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the Trustee; (II) the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal and interest with respect to the Notes of the same class; and (III) such money or the proceeds of such U.S. Government Obligations shall have been on deposit with the Trustee for a period of at least 90 days; (2) no Default or Event of Default shall have occurred or be continuing on the date of such deposit and such deposit will not result in a Default or Event of Default under the Indenture or a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary of the Company is a party or by which it or its property is bound; (3) the Company shall have delivered to the Trustee an Opinion of Counsel from its independent counsel reasonably satisfactory to the Trustee or a tax ruling from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, such money or the proceeds of such U.S. Government Obligations will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (5) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each in form and substance reasonably satisfactory to the Trustee, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with. In addition, the Company may terminate all of its obligations under the Indenture (except as to certain of the Reserved Rights) when (a) all outstanding Notes of the same class theretofore authenticated have been delivered to the Trustee for cancellation and the Company has paid or caused to be paid all sums payable under the Indenture by the Company or (b) the Company has called for redemption pursuant to the Indenture all of the Notes of the same class under arrangements satisfactory to the Trustee, the amounts described in clause (1) above have been deposited as described therein, the

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conditions in clauses (I) and (II) of the provision to such clause (1) have been satisfied and the certificate and opinion described in clause (5) above have been delivered.

MODIFICATION OF THE INDENTURE

    The Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee, together, will be permitted to amend or supplement the Indenture or the Notes without notice to or consent of any Holder: (i) to cure any ambiguity, defect or inconsistency; PROVIDED, HOWEVER, that such amendment or supplement does not adversely affect the rights of any Holder; (ii) to effect the assumption by a successor Person of all obligations of the Company under the Notes, the Indenture and any Registration Rights Agreement in connection with any transaction complying with "--Certain Covenants--Merger, Consolidation and Sale of Assets" above; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (v) to make any change that would provide any additional benefit or rights to the Holders; (vi) to provide for issuance of the Exchange Notes (as defined) (which will have terms substantially identical in all material respects to the Notes except that the transfer restrictions contained in the Notes will be modified or eliminated, as appropriate), and which will be treated together with any outstanding Notes, as a single issue of securities; or (vii) to make any other change that does not adversely affect the rights of any Holder under the Indenture; PROVIDED, HOWEVER, that the Company has delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the provisions of the Indenture.

    In addition, subject to certain exceptions, the Company, when authorized by a Board Resolution, and the Trustee, together, may (a) with the written consent of the Holders of not less than a majority in aggregate Accreted Value or principal amount of the Notes of any class, amend or supplement the Indenture with respect to such class, or (b) with the written consent of the Holders of not less than a majority in aggregate Accreted Value or principal amount of the Notes of any class, amend such Notes without notice to any other Holder. Any such amendment or supplement affecting less than all classes of outstanding Notes shall identify the classes to which it applies. Subject to certain exceptions, the Holders of not less than a majority in Accreted Value or aggregate principal amount of the Notes of any class may waive compliance by the Company with any provision of the Indenture with respect to such class, and the Holders of not less than a majority in Accreted Value or principal amount of the Notes of any class may waive compliance by the Company with such Notes without notice to any other Holder. However, no amendment, supplement or waiver, shall, without the prior written consent of each Holder affected thereby: (i) reduce the amount of Notes of the same class whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note; (iii) reduce the principal amount or Accreted Value (or rate of accretion) of, or change or have the effect of changing the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;
(iv) make any Note payable in a currency other than that stated in the Note; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting Holders of not less than a majority in aggregate principal amount of the Notes of the same class to waive Defaults or Events of Default, other than ones with respect to the payment of principal of or interest on the Notes of the same class, or relating to certain amendments of the Indenture; or (vi) amend, modify or change the obligation of the Company to make or consummate any Change of Control Offer in the event of a Change of Control or to make or consummate any Net Proceeds Offer in respect of any Asset Sale that has been consummated, or modify any of the provisions or definitions with respect thereto, or waive a default in the performance of any obligation in respect of any such Change of Control Offer or Net Proceeds Offer or consent to a departure from any of the terms of such Change of Control Offer or Net Proceeds Offer.

    It shall not be necessary for the consent of the Holders under the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the Indenture becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture. Every amendment, waiver or supplement of the Indenture or the Notes shall comply with the TIA as then in effect.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions with the Company or its Subsidiaries; PROVIDED, HOWEVER, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "Accreted Value" means with respect to any Note issued with original issue discount, as of any date of determination prior to its Full Accretion Date, the sum of (a) the Issue Price of such Note and (b) the portion of the excess of the principal amount of such Note over the Issue Price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of accretion per annum specified in such Note, compounded semi-annually on each Interest Payment Date specified for such Note from its Issue Date through the date of determination.

    "Acquired Indebtedness" of any Person means Indebtedness of another Person and any of such other Person's Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person's Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

    "Affiliate" means, when used with reference to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be, or (ii) any directors, officer or partner of such Person or any Person specified in clause (i) above. For the purposes of this definition, the term "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities by contract or otherwise; and the terms "affiliated," "controlling," and "controlled" have meanings correlative of the foregoing. None of the Placement Agents nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company or of any of its Subsidiaries or Affiliates. No Wholly Owned Restricted Subsidiary of the Company shall be deemed to be an Affiliate of the Company or of any of its Wholly Owned Restricted Subsidiaries.

    "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be merged with or into the Company or any Subsidiary of the Company, or (b) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition for value (for purposes of this definition, each a "disposition") by the Company or by any of its Restricted Subsidiaries (including, without limitation, pursuant to any Sale and Leaseback Transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than the Company or any Qualified Restricted Subsidiary) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of (i) any property or assets of the Company or of any Restricted Subsidiary of the Company to the extent that any such disposition is not in the ordinary course of business of the Company or such Restricted Subsidiary or (ii) any Capital Stock of any Restricted Subsidiary of the Company, in each case, which yields net cash proceeds to the Company or any Restricted Subsidiary of at least $10 million other than (1) any issuance and sale of Preferred Stock of a Restricted Subsidiary pursuant to clause (xi) of the definition of Permitted Indebtedness,
(2) any disposition to the Company, (3) any disposition to any Qualified Restricted Subsidiary, (4) any disposition made in accordance with the Limitation on Restricted Payments, (5) any Lien to the extent that such Lien is granted in compliance with the Limitation on Liens, (6) any transaction or series of related transactions consummated in accordance with the section on Merger, Consolidation and Sale of Assets (except as otherwise provided in the last paragraph of subsection (a) of the Limitation on Asset Sales), (7) any transaction or series of related transactions for fair market value resulting in net cash proceeds to the Company or such Restricted Subsidiary of less than $10,000,000 in any fiscal year of the Company, (8) the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof, (9) disposals or replacements of obsolete or worn out equipment in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, (10) the factoring of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, pursuant to customary business terms, (11) the licensing in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, of the use of the Company's or any of such Restricted Subsidiaries' intellectual property or FCC Licenses, (12) any transfer of equipment in the ordinary course of business from the Company or any Restricted Subsidiary to any other Subsidiary of the Company or (13) the disposition of contracts in respect of Qualified Projects entered into by the Company (not previously entered into by any Restricted Subsidiary).

    "BCN" means BCN Data Systems L.L.C., a limited liability company organized under the laws of the State of Delaware, jointly owned and controlled by the Company and BEn, and established for the purpose of deploying the Company's wireless data communications systems in countries outside the United States. BCN includes all other Persons jointly owned and controlled, directly or indirectly, by the Company and BEn that are established or acquired and that are used for the purpose of deploying the Company's wireless data communications systems outside the United States.

    "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

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    "Capitalized Lease Obligation" means, as to any Person the discounted rental stream payable by such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

    "Cash Equivalents" mean (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit, Eurodollar deposits, or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase agreements and reverse repurchase agreements maturing within one year from the date entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in mutual funds and money market accounts investing at least 90% of the funds in Investments of the types described in the foregoing clauses (i) through (v).

    "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Company):

        (i) the Company consolidates with or merges with or into another Person or the Company or any of its Subsidiaries, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company and its Subsidiaries (determined on a consolidated basis) to any Person or group of related Persons for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable (a "Group of Persons"), or any Person consolidates with, or merges with or into, the Company (whether or not in compliance with the terms of the Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof the Persons owning Voting Stock of the Company having greater than 50% of the total voting power of the outstanding Voting Stock of the Company immediately prior to the consummation of such transaction shall cease to own, directly or indirectly, the Voting Stock of the surviving or transferee entity or of the Company having greater than 50% of the total voting power of the outstanding Voting Stock of such Person; or

        (ii) the approval by the holders of Capital Stock of the Company of any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture); or

        (iii) any Person or Group of Persons either (1) is or becomes, by purchase, tender offer, exchange offer, open market purchases, privately negotiated purchases or otherwise, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire at the time of determination, whether such right is exercisable immediately or after the passage at the time of determination of ninety (90) days or less), directly or indirectly, of Voting Stock of the Company having greater than 50% of the total voting power of the outstanding Voting Stock of the Company (for the purpose of this clause (iii), such Person or Group of Persons will be deemed to "beneficially own" (determined as aforesaid) any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") if such Person or Group of

    Persons "beneficially owns," directly or indirectly, Voting Stock of such parent corporation having a majority of the voting power of the outstanding Voting Stock of such parent corporation) or (2) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company; PROVIDED, HOWEVER, that for purposes of this clause (iii), a Person shall not be deemed the beneficial owner of any securities in respect of which beneficial ownership by such Person arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation that is made pursuant to, and in accordance with applicable law for a shareholder meeting, or, if the Company is at the time required to file reports under Section 13 or 15 of the Exchange Act, and is not then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act; or

        (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    For purposes of the foregoing definition of Change of Control, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    "class" means a group of Initial Notes issued on a single Issue Date or specifically providing by their terms that they are to be treated as part of a single class, including all Exchange Notes issued in exchange therefor.

    "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income of such Person for such period, PLUS, (ii) to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business), (B) Consolidated Interest Expense for such Person for such period, (C) amortization expense (including the amortization of deferred financing charges) and depreciation expense for such Person and its Restricted Subsidiaries for such period, and (D) other non-cash items (other than non-cash interest) reducing Consolidated Net Income for such Person and its Restricted Subsidiaries for such period, other than any non-cash item for such period that requires the accrual of or a reserve for cash charges for any future period and other than any non-cash charge for such period constituting an extraordinary item of loss, less
(iii)(A) all non-cash items increasing Consolidated Net Income for such Person and its Restricted Subsidiaries for such period and (B) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP.

    "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom (a) net after-tax gains and losses from all sales or other dispositions of assets outside the ordinary course of business, (b) net after-tax extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a

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"pooling of interests" transaction accrued prior to the date it becomes a
Restricted Subsidiary of such Person or is merged or consolidated with such Person or any Restricted Subsidiary, (d) the cumulative effect of a change in accounting principles, (e) any net income of any other Person if such other Person is not a Restricted Subsidiary and is accounted for by the equity method of accounting, except that such Person's equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company or Qualified Restricted Subsidiary due to the restrictions set forth in clause (f) below (regardless of any waiver of such conditions)), (f) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person, except that (A) such Person's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person or a Qualified Restricted Subsidiary as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction) and (B) such Person's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (g) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date of the 1997 Notes, (h) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (i) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person's assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets.

    "Consolidated Total Indebtedness" means, with respect to any Person, on any date, without duplication, the aggregate outstanding principal amount of Indebtedness of such Person and its Restricted Subsidiaries.

    "Debt to Cash Flow Ratio" means, as to any Person, the ratio of (i) the Consolidated Total Indebtedness of such Person as of the date of calculation (the "Determination Date") to (ii) the product of (A) the Consolidated EBITDA of such Person for the full fiscal quarter for which financial information is available ending not more than 135 days prior to the transaction or event giving rise to the need to calculate the Debt to Cash Flow Ratio (such fiscal quarter, the "Measurement Period") and (B) four.

    For purposes of this definition, the Consolidated Total Indebtedness of the Person as of the Determination Date shall be adjusted as if the Indebtedness giving rise to the need to perform such calculation had been Incurred and the proceeds therefrom had been applied on the Determination Date. For purposes of calculating Consolidated EBITDA of the Company for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during the Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation will be made on a

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PRO FORMA basis in accordance with GAAP as if, in the case of an Asset
Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; PROVIDED, HOWEVER, that such PRO FORMA adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person's net income would be excluded pursuant to clause (f) of the definition of Consolidated Net Income.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

    "Event of Default" has the meaning provided in "--Events of Default and Remedies."

    "Exchange Notes" means Notes issued in exchange for Initial Notes pursuant to registration rights agreements.

    "FCC License" means an authorization that has been duly granted by the FCC, approving the control and use of specified frequencies by the licensed Person.

    "fair market value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arms-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee; PROVIDED, HOWEVER, that if
(A) the aggregate non-cash consideration to be received by the Company or any of its Subsidiaries from any Asset Sale shall reasonably be expected to exceed $5,000,000 or (B) the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10,000,000, in each case, upon completion of the transaction occasioning such calculation, then fair market value shall be determined by an Independent Financial Advisor.

    "Form of Security" means, with respect to Initial Notes, the form of security attached to the Indenture as Exhibit A, and with respect to Exchange Notes, the form of security attached to the Indenture as Exhibit B.

    "Full Accretion Date" means with respect to any Note issued with original issue discount, the date designated as the Full Accretion Date in such Note, and with respect to any other Note, its Issue Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date of the 1997 Notes.

    "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well,

                                      110
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to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "guarantee" shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) commitments to make Permitted Investments in Restricted Subsidiaries. The term "guarantee" used as a verb has a corresponding meaning.

    "Holder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing).

    "Indebtedness" means with respect to any Person, without duplication, whether contingent or otherwise, (i) any obligation for money borrowed, (ii) any obligation evidenced by bonds, debentures, Notes, or other similar instruments,
(iii) reimbursement obligations in respect of letters of credit or other similar instruments, (iv) any obligation to pay the deferred purchase price of property or services including Capitalized Lease Obligations, (v) the maximum fixed redemption or repurchase price of Disqualified Capital Stock, (vi) indebtedness of others of the types described in clauses (i) through (v) above, secured by a lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets, (vii) indebtedness of others of the types described in clauses
(i) through (v) above, guaranteed by such Person or its Restricted Subsidiaries and (viii) all obligations of such Person under Interest Swap Obligations; PROVIDED, HOWEVER, that the amount of any Indebtedness at any date shall be the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date. Notwithstanding the foregoing, "Indebtedness" shall not be construed to include trade payables, credit on open account, accrued liabilities or daylight overdrafts. For purposes hereof, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. The amount outstanding at any time of any Indebtedness issued with Original Issue Discount is the full amount of such Indebtedness less the remaining unamortized portion of the Original Issue Discount of such Indebtedness at such time as determined in conformity with GAAP.

    "Indenture" means the Indenture, as amended or supplemented from time to time in accordance with the terms thereof.

    "Independent Financial Advisor" means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "Initial Notes" means Notes issued from time to time in accordance with the terms of the Indenture.

    "Institutional Accredited Investor" means an institution that is an "accredited investor" as that term is defined in Rule 501(a) (1), (2), (3) or
(7) under the Securities Act.

    "Interest Payment Date" means, for any Note, a semi-annual Interest Payment Date so designated in such Note.

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
    "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

    "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

    "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property or assets (valued at the fair market value thereof as of the date of transfer) to other Persons or payments for property or services for the account or use of other Persons, or otherwise); (ii) purchase or acquisition of Capital Stock, bonds, Notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); (iii) guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); (iv) the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or other beneficial ownership of any Person; and (v) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, the purchase or acquisition of any securities of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. Investments shall exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $5,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

    "Issue Date" means, with respect to any Initial Notes, the Issue Date so designated in such Notes.

    "Issue Price" means, with respect to any Initial Note, the purchase price paid therefor on its Issue Date.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, and any filing of or agreement to give, any security interest).

    "Material Subsidiary" means, at any date of determination, any Subsidiary of the Company which together with its Subsidiaries and each Defaulting Subsidiary (as defined below) either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 25% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had EBITDA for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 25% of the Company's Consolidated EBITDA (such calculation of Consolidated EBITDA of the Company for the purposes of this definition to be calculated without giving effect to clause (f) of the definition of Consolidated Net Income) for such period. "Defaulting Subsidiary" means any Subsidiary of the Company with respect to which an event described under clause (iv), (v), (vii), (viii) or (ix) of Events of Default and Remedies Section has occurred and is continuing, determined as if the references to the words "Material Subsidiary" in each such clause were a reference to the words "Subsidiary of the Company" therein.

    "Maturity Date" means with respect to any Note, the Maturity Date so designated in such Note.

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    "Maximum Issuance Amount" means, with respect to Notes of any class, the amount, if any, designated in such Notes as the Maximum Issuance Amount for such class.

    "Moody's" means Moody's Investor Service.

    "Net Cash Proceeds" means with respect to any Asset Sale, the proceeds in the form of any combination of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim which is legally superior to any claim of the Holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale, and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Net Equity Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like (including, without limitation, brokerage, legal, accounting and investment banking fees and commissions) incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Restricted Subsidiary of the Company for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness to the Company or to a Qualified Restricted Subsidiary of the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in the case of each of (a) and (b) above to the extent consummated after the Issue Date; PROVIDED, HOWEVER, that Net Equity Proceeds shall not include or be deemed to include (A) the exchange, exercise, conversion or surrender of any Indebtedness outstanding or Incurred on the Issue Date of the 1997 Notes that is subordinated (whether pursuant to its terms or by operation of law) to the Notes, and (B) any Net Equity Proceeds from a Public Equity Offering to the extent utilized to redeem the Notes.

    "Net Proceeds Offer" has the meaning provided in "--Redemption or Repurchase at the Option of the Holders--Limitation of Asset Sales."

    "Net Proceeds Offer Amount" has the meaning provided in "--Redemption or Repurchase at the Option of the Holders--Limitations on Asset Sales."

    "Net Proceeds Offer Payment Date" has the meaning provided in "--Redemption or Repurchase at the Option of the Holders--Limitations on Asset Sales."

    "Net Proceeds Offer Trigger Date" has the meaning provided in "--Redemption or Repurchase at the Option of the Holders--Limitations on Asset Sales."

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    "Notes" means the Initial Notes (including the Old Notes) and the Exchange
Notes (including the New Notes) issued from time to time under the Indenture.

    "Notes Registration Rights Agreement" means, with respect to any Initial Notes to be exchanged for Exchange Notes, the Registration Rights Agreement dated on or about the Issue Date of such Initial Notes and providing registration rights with respect to such Initial Notes.

    "Obligations" mean all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officers' Certificate" means, with respect to any person, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Person and otherwise complying with the requirements of Sections 10.04 and 10.05 of the Indenture, as they relate to the making of an Officers' Certificate.

    "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee complying with the requirements of Sections
10.04 and 10.05 of the Indenture, as they relate to the giving of an Opinion of Counsel.

    "Permitted Indebtedness" means, without duplication, each of the following:

        (i) Indebtedness Incurred by the Company under its 1995 Notes, any Refinancing Indebtedness Incurred to Refinance such Indebtedness, and any Old Notes issued in exchange for the 1995 Notes;

        (ii) Indebtedness Incurred by the Company under revolving credit and letter of credit facilities and any Refinancing Indebtedness Incurred to Refinance such Indebtedness to the extent that the aggregate principal amount at any time outstanding of such Indebtedness and any such Refinancing Indebtedness does not exceed $25,000,000;

       (iii) Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date of the Notes and reflected in the financial statements set forth in Offering Memorandum as in effect on the Issue Date of the Notes (it being understood that such Prospectus may no longer accurately reflect existing Indebtedness on any Issue Date other than the Issue Date of the Notes) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon and any Refinancing Indebtedness Incurred to Refinance such Indebtedness;

        (iv) Indebtedness of the Company or of any Restricted Subsidiary of the Company under Interest Swap Obligations; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company or such Subsidiary from fluctuations in interest rates on Indebtedness Incurred in accordance with the Indenture (as determined in good faith by a senior financial officer of the Company), to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (v) additional Indebtedness Incurred by the Company or by any of the Restricted Subsidiaries and any Refinancing Indebtedness Incurred to Refinance such Indebtedness to the extent that the aggregate principal amount at any time outstanding of such Indebtedness and any such Refinancing Indebtedness does not exceed the greater of (x) $25,000,000 and (y) the product of (I) Consolidated EBITDA of the Company for the most recently ended fiscal quarter for which financial statements are available ending not more than 135 days prior to the date of determination and (II) four;

        (vi) Indebtedness of a direct or indirect Restricted Subsidiary to the Company for so long as such Indebtedness is held by the Company or a direct or indirect Qualified Restricted Subsidiary in each case subject to no Lien held by any Person other than the Company or a Qualified Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that if as of any date any Person other than the

                                      114
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    Company or a direct or indirect Qualified Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (vi) by the issuer of such Indebtedness;

       (vii) Indebtedness of the Company or of a direct or indirect Restricted Subsidiary to any direct or indirect Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or by a direct or indirect Qualified Restricted Subsidiary in each case subject to no Lien held by any Person other than the Company or a Qualified Restricted Subsidiary; PROVIDED, HOWEVER, that (a) any Indebtedness of the Company to any direct or indirect Subsidiary of the Company is unsecured and evidenced by an intercompany promissory Note that, other than in the case of a foreign Restricted Subsidiary, is subordinated, to the Company's obligations under the Indenture and the Notes, and (b) if as of any date any Person other than the Company or a direct or indirect Qualified Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (vii) by the issuer of such Indebtedness;

      (viii) (A) Indebtedness of any corporation that becomes a Restricted Subsidiary after the Issue Date of the 1997 Notes which Indebtedness existed at the time such corporation becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that (a) such Indebtedness was not Incurred as a result of or in connection with or anticipation of such corporation becoming a Restricted Subsidiary, (b) immediately before and immediately after giving effect to such corporation becoming a Restricted Subsidiary, the Company could Incur at least $1.00 of additional Indebtedness in accordance with the Debt to Cash Flow Ratio test described above in the section headed "--Limitation on Indebtedness and Preferred Stock" and (c) such Indebtedness is without recourse to the Company or to any of its Subsidiaries or to any of their respective properties or assets other than the Person becoming a Restricted Subsidiary or its properties and assets and (B) any Refinancing Indebtedness Incurred to Refinance such Indebtedness;

        (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within three Business Days of its Incurrence;

        (x) (A) Indebtedness Incurred or Preferred Stock issued by any Restricted Subsidiary, the proceeds of which will be used to finance Qualified Projects; PROVIDED, HOWEVER, that no such Indebtedness may, except as permitted by clause (xi) of this definition and by the provisions described under the heading "--Certain Covenants--Limitation on Consolidation, Merger, etc. of Restricted Subsidiaries," be Incurred directly or indirectly by any other Restricted Subsidiary in respect of such Indebtedness pursuant to a guarantee, pledge of assets, assumption or otherwise or as a result of or pursuant to the merger or consolidation of any other Restricted Subsidiary with or into the Restricted Subsidiary Incurring the Indebtedness pursuant to this clause (x) and (B) any Refinancing Indebtedness Incurred to Refinance such Indebtedness;

        (xi) Indebtedness Incurred by any one or more Restricted Subsidiaries pursuant to a guarantee or assumption in respect of any Indebtedness (including Refinancing Indebtedness Incurred pursuant to subclause (B) thereof) of any other Restricted Subsidiary Incurred by such other Restricted Subsidiary pursuant to clause (x) of this definition; PROVIDED, HOWEVER, that no such Indebtedness of such other Restricted Subsidiary may be guaranteed or otherwise assumed pursuant to this clause (xi) unless either (1) at the time of such guarantee or assumption the Debt to Cash Flow Ratio of the Company is less than or equal to 6.0 to 1.0 or (2) at the time of such guarantee or assumption (after giving effect thereto) the total contribution to the Consolidated EBITDA of the Company (such Consolidated EBITDA to be calculated for purposes of this clause (xi) without giving effect to clause

                                      115
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    (f) of the definition of Consolidated Net Income) for the most recently ended fiscal quarter for which financial information is available ended not more than 135 days prior to the date of determination of the Restricted Subsidiaries which have Incurred Indebtedness or issued Preferred Stock pursuant to clause (x) of this definition (which such Indebtedness or Preferred Stock is outstanding at the time of determination) and of the Restricted Subsidiaries which have guaranteed or otherwise assumed such outstanding Indebtedness pursuant to this clause (xi) (which such guarantee or assumption is in effect) is not in excess of 25% of such Consolidated EBITDA;

       (xii) Indebtedness in respect of Cash Equivalents pursuant to clause (v) of the definition thereof;

      (xiii) Indebtedness Incurred by the Company in connection with the issuance in the high yield market of a single class of Notes not exceeding $150,000,000 ($100,324,075 of which is represented by the 1997 Notes offered hereby) in aggregate principal amount or initial Accreted Value (and not less than $75,000,000 in initial aggregate principal amount or initial Accreted Value); PROVIDED, that the Indebtedness Incurred pursuant to this clause (xiii) shall rank PARI PASSU with or subordinate to any Notes outstanding on the Issue Date thereof and shall neither mature nor provide for any scheduled redemptions, installment payments of principal or sinking fund payments, prior to the Maturity Date of any Notes outstanding on the Issue Date thereof; and

       (xiv) at any time after the Issue Date of the Indebtedness described in clause (xiii) above, additional unsecured Indebtedness Incurred by the Company in connection with the issuance of Notes solely for the purpose of financing the development, manufacture, marketing, sale, delivery, construction, integration, installation, deployment, maintenance, repair and improvement of the Company's wireless data communications systems not exceeding, in aggregate principal amount or initial Accreted Value, the cumulative aggregate Net Equity Proceeds received in cash by the Company after August 1, 1997, multiplied by two; PROVIDED, that (A) Indebtedness Incurred pursuant to this clause (xiv) shall rank PARI PASSU with or subordinate to any Notes outstanding on the Issue Date thereof and shall neither mature nor provide for any scheduled redemptions, installment payments of principal or sinking fund payments, prior to the Maturity Date of any Notes outstanding on the Issue Date and (B) Net Equity Proceeds used to provide a basis for the incurrence of Indebtedness under this clause
    (xiv) may not be used to provide a basis for making Restricted Payments under "--Certain Covenants-- Limitations on Restricted Payments."

    "Permitted Investments" mean, without duplication, each of the following:

    (a) Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

    (b) Investments by the Company or by any Restricted Subsidiary in any Person that is or will become immediately after such Investment a direct or indirect Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that (A) for purposes of calculating at any date the aggregate amount of Investments made since the Issue Date of the 1997 Notes under the section of the Indenture described under the heading "--Certain Covenants--Limitation on Restricted Payments," such Investment shall be a Permitted Investment only so long as any such Subsidiary in which the Investment has been made meets the conditions set forth in this clause (b), (B) no such Investment may be made in any Restricted Subsidiary by the Company pursuant to a guarantee or other assumption of such Restricted Subsidiary's Indebtedness, (C) no such Investment may be made in any Restricted Subsidiary by another Restricted Subsidiary pursuant to a guarantee or other assumption of such Restricted Subsidiary's Indebtedness unless permitted by clause (xi) of the definition of Permitted Indebtedness and (D) no Investment of properties, assets or contracts (other than capital contributions consisting of cash, hardware and equipment) may be made in any Wholly Owned Restricted Subsidiary that is not (or will not be as a result of, in contemplation of or in connection with the transaction in question) a Qualified Restricted Subsidiary unless at the time of such Investment either (x) the Debt to Cash Flow Ratio of the Company is less than or equal to 6.0 to 1.0 or (y) the total contribution to the Consolidated EBITDA of the Company (such Consolidated EBITDA to be calculated

                                      116
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for purposes of this subclause (D) of this clause (b) without giving effect to clause (f) of the definition of Consolidated Net Income) for the most recently ended fiscal quarter for which financial information is available, ended not more than 135 days prior to the date of determination, of the Restricted Subsidiaries which are not Qualified Restricted Subsidiaries is not in excess of 25% of such Consolidated EBITDA;

        (c) any Investments in the Company by any Subsidiary of the Company; PROVIDED, HOWEVER, that any Indebtedness evidencing such Investment is subordinated, pursuant to a written agreement, to the Company's obligations in respect of the Notes and the Indenture;

        (d) Investments consisting of non-cash consideration made or held by the Company or by its Subsidiaries as a result of an Asset Sale made in compliance with "--Redemption or Repurchase at the Option of the Holders-- Limitations on Asset Sales";

        (e) Investments existing on the Issue Date of the 1997 Notes;

        (f) loans and advances to employees and officers of the Company and the Restricted Subsidiaries made in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $1,000,000 for all Investments pursuant to this clause (f);

        (g) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary and on ordinary business terms;

        (h) Investments arising from transactions by the Company or any Restricted Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim);

        (i) additional Investments in an aggregate amount outstanding at any time not to exceed $10,000,000 for all Investments pursuant to this clause
    (i);

        (j) Investments in joint ventures, partnerships, or other business ventures in an aggregate amount outstanding at any time not to exceed $15,000,000 for all Investments pursuant to this clause (j);

        (k) loans in the ordinary course of business to employees of the Company to purchase Capital Stock of the Company pursuant to the terms of employee stock benefit plans;

        (l) Investments consisting of (i) licensing or sublicensing of FCC Licenses or intellectual property of the Company or any Restricted Subsidiary in the ordinary course of business; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries continue to have access, on terms that are fair and reasonable, to such licenses or intellectual property to the extent necessary for the conduct of their respective businesses, (ii) the transfer of equipment from the Company or any Restricted Subsidiary to any other Subsidiary in the ordinary course of business; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries continue to have access, on terms that are fair and reasonable, to such equipment to the extent necessary for the conduct of their respective businesses, and (iii) the sharing or contribution of services of employees among any one or more of the Company and its Subsidiaries in the ordinary course of business;

        (m) the sale, conveyance, transfer, lease, assignment or other disposition to any Restricted Subsidiary of contracts in respect of Qualified Projects entered into by the Company (not previously entered into by any Restricted Subsidiary); and

        (n) Investments by the Company or its Restricted Subsidiaries in BCN, not to exceed $35 million in the aggregate at any time outstanding for all such Investments made pursuant to this clause (n); PROVIDED, that at any time any such Investment is made, an Investment of at least equivalent value has been or is being made by or on behalf of BEn.

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    "Permitted Liens" mean, without duplication, each of the following:

        (i) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation (other than the Employee Retirement Income Security Act of 1974, as amended), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public statutory obligations of such Person or deposits to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

        (ii) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' Liens or bankers' Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate provision has been made;

       (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if adequate reserve, as may be required by generally accepted accounting principles, shall have been made therefor;

        (iv) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

        (v) Liens to support trade letters of credit issued in the ordinary course of business;

        (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property;

       (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

      (viii) Liens in favor of the Company or any Qualified Restricted
    Subsidiary;

        (ix) Liens securing Acquired Indebtedness Incurred in accordance with the provisions of the Indenture described above under the heading "--Limitation on Indebtedness and Preferred Stock"; PROVIDED, HOWEVER, that
    (A) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company and were not granted as a result of, in connection with or in anticipation of, the Incurrence of such Acquired Indebtedness by the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company;

        (x) Liens granted by the Company or by any Restricted Subsidiary to secure Indebtedness Incurred in accordance with the Indenture which Indebtedness represents all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the Issue Date of the 1997 Notes from a Person that is not an Affiliate of the Company; PROVIDED, HOWEVER, that (A) the aggregate amount of Indebtedness secured by such Liens shall not exceed the fair market value (or, if less, the cost) of the assets or property so acquired or constructed and (B) such Liens shall not encumber any other assets or property of the Company or of any Restricted Subsidiary (except proceeds, products, attachments and accessions) and shall attach to such assets or property within 120 days of the acquisition of such assets or property;

        (xi) Liens on the assets or property of a Person that becomes a Restricted Subsidiary after the Issue Date of the 1997 Notes to the extent that such Liens are existing at the time such Person became a Restricted Subsidiary and were not granted as a result of, in connection with or in anticipation of such Person becoming a Restricted Subsidiary; PROVIDED, HOWEVER, that (A) the Indebtedness (if any) secured thereby is Incurred in accordance with the Indenture and (B) such Liens do not extend to or cover any assets or property of the Company or of any Restricted Subsidiary, other than the assets or property so acquired (together with proceeds and products thereof and attachments and accessions thereto);

       (xii) Liens to secure Capitalized Lease Obligations, including in respect of Sale and Leaseback Transactions of property or assets to the extent consummated in compliance with the provisions of the Indenture described above under "--Limitation on Indebtedness and Preferred Stock"; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary, other than the property or assets subject to such Capitalized Lease Obligations;

      (xiii) Liens in respect of Refinancing Indebtedness Incurred to Refinance any of the Indebtedness set forth in clauses (ix), (x), (xi), (xii) above and clauses (xviii), (xx), (xxi) and (xxii) below; PROVIDED, HOWEVER, that such Liens in respect of such Refinancing Indebtedness (A) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any properties or assets of the Company or of any Restricted Subsidiary, other than the property or assets that secured the Indebtedness being Refinanced;

       (xiv) Liens to the extent granted or existing in respect of specific items of inventory or other goods and proceeds thereof of any Person securing such Person's Obligations in respect of bankers' acceptances arising in the ordinary course of business if and to the extent issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such specific items of inventory or other goods;

       (xv) Liens in favor of the Trustee for the benefit of the Holders arising under the provisions in the Indenture section on Limitation on Liens and Liens in favor of the Trustee to secure the Company's payment obligations to the Trustee as contemplated by the Indenture section on Compensation and Indemnity;

       (xvi) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary if and to the extent arising in the ordinary course of business, including rights of offset and set-off;

      (xvii) Liens securing Interest Swap Obligations which Interest Swap Obligations related to Indebtedness that is otherwise permitted under the Indenture;

      (xviii) Liens existing on the Issue Date of the 1997 Notes to the extent and in the manner existing on such date;

       (xix) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of real or personal property that are otherwise permitted under the Indenture and under which the Company or any Restricted Subsidiary is a lessee;

       (xx) Liens on property or assets of a Restricted Subsidiary securing Indebtedness Incurred by such Restricted Subsidiary in accordance with clause (x) of the definition of Permitted Indebtedness; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary;

       (xxi) Liens on property or assets of any Restricted Subsidiary that has Incurred Indebtedness pursuant to clause (xi) of the definition of Permitted Indebtedness securing such Indebtedness; PROVIDED, HOWEVER, that such Liens do not extend to or cover any other property or assets of the Company or any other Restricted Subsidiary;

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
      (xxii) Liens on property or assets of the Company (other than the Capital Stock of its Subsidiaries) securing Indebtedness Incurred under clause (ii) of the definition of Permitted Indebtedness; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of any Subsidiary of the Company; and

      (xxiii) Liens consisting of pledges of the Capital Stock of Subsidiaries of the Company securing Indebtedness Incurred pursuant to clauses (x) and
    (xi) of the definition of Permitted Indebtedness.

    "Permitted Stock Repurchase" means (1) the repurchase, redemption, retirement or acquisition of Capital Stock, or warrants, options or rights to acquire such Capital Stock, of the Company that is at the time of such repurchase, redemption, retirement or acquisition held by an employee, officer or director of the Company or any Subsidiary of the Company or a permitted transferee or affiliate of such employee, officer or director pursuant to any equity subscription agreement, stockholders' agreement, stock option agreement or similar agreement, to the extent that such repurchase, redemption, retirement or acquisition is effected upon the death, retirement or other termination of such employee, officer or director and (2) the payment of any Indebtedness of the Company issued to any such Person in connection with any such repurchase, redemption, retirement or acquisition.

    "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "Placement Agents" means Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

    "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance, of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance, or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

    "Productive Assets" mean assets (including assets owned directly or indirectly through Capital Stock) of a kind used or usable in the businesses of the Company and the Restricted Subsidiaries as they are conducted on the date of the Asset Sale.

    "Public Equity Offering" means a primary public offering (whether or not underwritten, but excluding any offering pursuant to Form S-4 or S-8 under the Securities Act) of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to an effective registration statement under the Securities Act.

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Qualified Intercompany Indebtedness" means any Indebtedness of a Restricted Subsidiary Incurred and outstanding in accordance with clauses (vi) and (vii) of the definition of Permitted Indebtedness (but only so long as such Indebtedness would qualify as Permitted Indebtedness under such clause (vi) or (vii)).

    "Qualified Intercompany Preferred Stock" means Preferred Stock of a Subsidiary of the Company for so long as such Preferred Stock is owned and held by the Company or a Qualified Restricted Subsidiary of the Company and in each case not subject to any Lien held by any Person other than the Company or a Qualified Restricted Subsidiary of the Company.

    "Qualified Project" means project for the development, manufacturing, installation, operation, ownership, servicing, management, or marketing of the Company's wireless data communications systems, or activities reasonably related or incidental thereto.

    "Qualified Restricted Subsidiary" means any Wholly Owned Restricted Subsidiary of the Company which has not, and will not in connection with the transaction for which the relevant determination is being

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
made, Incurred any Indebtedness other than Qualified Intercompany Indebtedness or issued any Preferred Stock other than Qualified Intercompany Preferred Stock and which Subsidiary is not, and will not in connection with the transaction for which the relevant determination is being made become, subject to any Payment Restriction.

    "Record Date" means, for the Notes of any class, a Record Date specified in such Notes; PROVIDED, HOWEVER, that if any such date is a Legal Holiday, the Record Date shall be the first day immediately preceding such specified day that is not a Legal Holiday.

    "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means (A) any Indebtedness Incurred by the Company to Refinance Indebtedness of the Company or of the Restricted Subsidiaries or (B) any Indebtedness Incurred by any Restricted Subsidiary to Refinance Indebtedness Incurred by such Restricted Subsidiary; PROVIDED, HOWEVER, that such Indebtedness so Incurred to Refinance such other Indebtedness (the "Existing Indebtedness") (1) is not in an aggregate principal amount as of the date of the consummation of such proposed Refinancing in excess of (or if such Indebtedness being Incurred to Refinance the Existing Indebtedness is issued with Original Issue Discount, at an original issue price not in excess
of) the sum of (i) the aggregate principal amount outstanding of the Existing Indebtedness (PROVIDED, HOWEVER, that (a) if such Existing Indebtedness was issued with Original Issue Discount, in excess of the accreted amount of such Existing Indebtedness (as determined in accordance with GAAP) as of the date of such proposed Refinancing, (b) if such Existing Indebtedness was Incurred pursuant to a revolving credit facility or any other agreement providing a commitment for subsequent borrowings, with a maximum commitment under the agreement governing the Indebtedness proposed to be Incurred not in excess of the maximum commitment amount under such Existing Indebtedness and (c) any amount of such Existing Indebtedness owned or held by the Company or any of its Subsidiaries shall not be deemed to be outstanding for the purposes hereof) as of the date of such proposed Refinancing, plus (ii) the amount of any premium required to be paid under the terms of the instrument governing such Existing Indebtedness, and plus (iii) the amount of reasonable expenses incurred by the Company or such subsidiary in connection with such Refinancing and (2) does not have (I) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Existing Indebtedness or (II) a final maturity earlier than the final maturity if the Existing Indebtedness; PROVIDED, FURTHER, HOWEVER, that (x) if such Existing Indebtedness is Indebtedness of the Company, then such Indebtedness proposed to be Incurred to Refinance the Existing Indebtedness shall be Indebtedness solely of the Company (it being understood that if such Indebtedness is secured by a pledge of the Capital Stock of Subsidiaries of the Company, such Indebtedness Incurred to Refinance the Existing Indebtedness may likewise be secured), (y) if such Existing Indebtedness is subordinate or junior to the Notes, then such Indebtedness proposed to be Incurred to Refinance the Existing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Existing Indebtedness and (z) such Indebtedness proposed to be Incurred to Refinance the Existing Indebtedness is not Incurred more than three months prior to the complete retirement and defeasance of the Existing Indebtedness with the proceeds thereof.

    "Restricted Security" has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; PROVIDED, HOWEVER, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

    "Restricted Subsidiary" means any Subsidiary of the Company that is not designated to be an Unrestricted Subsidiary pursuant to the provisions set forth in "--Certain Covenants--Limitation on Designation of Restricted and Unrestricted Subsidiaries."

    "Rule 144A" means Rule 144A under the Securities Act.

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    "S&P" means Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc. and its successors.

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing pursuant to a capitalized lease to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at June 15, 1995 or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

    "SEC" means the Securities and Exchange Commission.

    "Subsidiary," with respect to any Person, means (i) any corporation, a majority of whose voting stock (defined as any class or classes of capital stock having voting power under ordinary circumstances to elect a majority of the Board of Directors) is owned, directly or indirectly, by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries and (ii) any other Person (other than a corporation) in which the Company, one or more Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof.

    "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into among the Company and its Subsidiaries in the form attached to the Indenture.

    "U.S. Government Obligations" mean direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

    "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

    "Unrestricted Subsidiary" means a Subsidiary of the Company created after June 15, 1995 and so designated by a resolution of the Board of Directors of the Company pursuant to the provisions set forth in "--Certain Covenants--Limitation on Designation of Restricted and Unrestricted Subsidiaries."

    "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment or principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly Owned Restricted Subsidiary" means any Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary.

    "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any wholly owned Subsidiary of such Person.

                                      122
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                          DESCRIPTION OF THE NEW NOTES

    The terms of the New Notes will be identical in all material respects to those of the Old Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except to the extent that the Placement Agents may have certain registration rights under limited circumstances) and (ii) the Old Notes provide for an increase in the interest rate thereon pursuant to the Registration Rights Agreement. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated or a shelf registration statement with respect to the resale of the Old Notes is not declared effective on or prior to March 29, 1998, the interest rate on the Old Notes will increase by 0.50% per annum following March 29, 1998. The New Notes are not entitled to any such increase in the interest rate thereon.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. Holders of Old Notes should review the information set forth under "Summary-- Certain Consequences of a Failure to Exchange Old Notes" and "Summary--Terms of New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion, based on current law, is a general summary of certain United States federal income tax considerations relating to the Exchange Offer and to the purchase, ownership and disposition of the New Notes. The tax consequences of these transactions are uncertain. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise interpreted or applied so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding New Notes. The discussion below pertains only to Holders that are (i) citizens or residents (within the meaning of Section 7701(b) of the Code) of the United States, (ii) corporations, partnerships or other entities created in or under the laws of the United States or any political subdivision thereof, (iii) estates the income of which is subject to United States federal income taxation regardless of its source, (iv) in general, trusts subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code, and (v) any other person whose income or gain is effectively connected with the conduct of a U.S. trade or business.

    This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding New Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell New Notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the New Notes and Old Notes constitute indebtedness for U.S. federal income tax purposes, and that the Old Notes and New Notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law, nor federal estate and gift tax law.

    EACH HOLDER OR PROSPECTIVE HOLDER OF NEW NOTES IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR INCLUDING WITH RESPECT TO ITS PARTICULAR TAX

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SITUATION THE TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND
POSSIBLE CHANGES IN THE TAX LAWS.

EXCHANGE OF NOTES

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a Holder should have the same adjusted issue price, adjusted basis, and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES

ORIGINAL ISSUE DISCOUNT

    The New Notes will be treated as issued with original issue discount, and each Holder will be required to include in its gross income original issue discount income as described below, because the "issue price" of the Old Notes was less than their "stated redemption price at maturity" by more than a de minimus amount.

    A Holder must include original issue discount (to the extent there is not offsetting acquisition premium) in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, original issue discount must be included in income in advance of the receipt of cash representing such income.

    The stated redemption price at maturity of an Old Note equals the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because interest on the Old Notes will not be payable prior to April 1, 2003, none of the payments on the Old Notes constitutes qualified stated interest. Accordingly, all payments on the Old Notes are treated as part of their stated redemption price at maturity.

    Because the Old Notes were issued as part of an investment unit, the issue price of each investment unit was allocated between the Old Note and the warrant constituting an investment unit based on their respective fair market values on the issue date. The Company allocated an issue price of $394.01 to each Old Note. The Company's allocation is binding on each Holder of an Old Note that does not explicitly disclose that its allocation is different from the Company's allocation. Such disclosure must be made on a statement attached to the Holder's timely filed federal income tax return for the taxable year that includes the acquisition date of the Unit.

    A Holder must include in gross income, for all days during its taxable year in which it holds a New Note, the sum of the "daily portions" of original issue discount. The "daily portions" are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a PRO RATA portion of the original issue discount that accrued during such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the New Note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of a New Note at the beginning of any accrual period will be the issue price of an Old Note, plus prior accruals of original issue discount, reduced by the total payments made with respect to such New Note in all prior periods and on the first day of the current accrual period. Each payment on a New Note will be treated as a payment of original issue discount to the extent that original issue discount has accrued as of the date such payment is due and has not been allocated to prior payments, and any excess will be treated as a payment of principal.

    There are several circumstances under which the Company could make a payment on a New Note which would affect the yield to maturity of a New Note, including the redemption of New Notes following a Public Equity Offering (as described under "Description of the Old Notes--Optional Redemption Upon Public Equity Offering"), and the repurchase of New Notes by the Company pursuant to a Change of Control (as described under "Description of the Old Notes--Redemption or Repurchase at the Option of the Holders"). According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of interest income (including original issue discount) recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations are issued, is remote. The Company intends to report on the basis that the likelihood of any change in the yield on the New Notes is remote.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    A Holder may elect to treat all "interest" on any New Note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium. The election is to be made for the taxable year in which the Holder acquired the New Note and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM

    To the extent a Holder had acquisition premium with respect to an Old Note, the Holder generally will have acquisition premium with respect to a New Note. A Holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the New Note after the purchase date over the adjusted issue price.

MARKET DISCOUNT

    To the extent a Holder had market discount with respect to an Old Note, the Holder generally will have market discount with respect to a New Note.

    Any principal payment or gain realized by a Holder on disposition or retirement of a New Note will be treated as ordinary income to the extent that there is accrued market discount on the New Note. Unless a Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the Holder has held the obligation and the denominator of which is the number of days from the date the Holder acquired the obligation until its maturity. A Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a New Note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includable in income. If the Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the Holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

SALE, EXCHANGE OR RETIREMENT OF THE NEW NOTES

    Upon the sale, exchange or retirement of a New Note, the Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest) and the Holder's adjusted tax basis in the New Note. A Holder's adjusted tax basis in the New Note will generally equal the Holder's cost for the Old Note exchanged therefor increased by any original issue discount or market discount previously included in income by such Holder with respect to such New Note and decreased by any payments received thereon.

    Gain or loss realized on the sale, exchange or retirement of a New Note will be capital (subject to the market discount rules, discussed above), and will be long-term if at the time of sale, exchange or retirement the New Note has been held for more than one year. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months, and under which gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. Holders are urged to consult their tax advisor with respect to the effects of the legislation. The deductibility of capital losses is subject to limitations.

APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

    The New Notes will be subject to the "applicable high yield discount obligation" provisions of the Code. Because the yield of the New Notes is at least five percentage points above the applicable federal rate, the Company will not be able to deduct any original issue discount accruing with respect thereto until such interest is actually paid. In addition, because the yield of the New Notes is more than six percentage points above the applicable federal rate, (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by the Company at any time, and (ii) a corporate Holder may be entitled to treat the portion of the interest that is not deductible by the Company as a dividend, which may then qualify for the dividends received deduction provided for by the Code. In such event, corporate Holders should consult with their own tax advisors as to the applicability of the dividends received deduction.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of principal and interest on a New Note and payments on the proceeds of the sale of a New Note to certain noncorporate Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against such Holder's U.S. federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus may be used by Participating Broker-Dealers during the period referred to below in connection with resales of the New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer--Terms of the Exchange Offer."

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. As of the date of this Prospectus, certain members of Wilson Sonsini Goodrich & Rosati, P.C. beneficially own approximately 15,000 shares of the Company's Common Stock.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           CELLNET DATA SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996...............................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996.................        F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1994, 1995 and
  1996.....................................................................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996.................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

Condensed Consolidated Balance Sheets as of December 31, 1996 and
  June 30, 1997 (Unaudited)................................................................................       F-18

Condensed Consolidated Statement of Operations for the six months ended June 30, 1996 and 1997
  (Unaudited)..............................................................................................       F-19

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1997
  (Unaudited)..............................................................................................       F-20

Notes to Condensed Consolidated Financial Statements.......................................................       F-21

                          INDEPENDENT AUDITORS' REPORT

CellNet Data Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of CellNet Data Systems, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CellNet Data Systems, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

San Jose, California
February 3, 1997

                           CELLNET DATA SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                DECEMBER 31,
                                                                                           -----------------------
                                                                                              1995        1996
                                                                                           ----------  -----------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents..............................................................  $   48,018  $   124,232
  Short-term investments.................................................................      95,779       54,643
  Accounts receivable--trade.............................................................       1,160          850
  Accounts receivable--other.............................................................         958        1,264
  Prepaid expenses and other.............................................................         940        1,124
                                                                                           ----------  -----------
    Total current assets.................................................................     146,855      182,113
Network components and inventory.........................................................      11,664       11,211
Networks in progress--net................................................................      12,602       48,426
Property--net............................................................................       7,539       12,236
Debt issuance costs and other--net.......................................................       5,646        5,565
                                                                                           ----------  -----------
Total assets.............................................................................  $  184,306  $   259,551
                                                                                           ----------  -----------
                                                                                           ----------  -----------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................................................  $    7,241  $     8,133
  Accrued compensation and related benefits..............................................       1,353        2,371
  Accrued liabilities....................................................................         981          950
  Current portion of capital lease obligations...........................................         280          308
                                                                                           ----------  -----------
    Total current liabilities............................................................       9,855       11,762
Senior discount notes--13%...............................................................     182,528      207,178
Capital lease obligations................................................................         540          366
Commitments and contingencies (Notes 8 and 9)
Series CC redeemable convertible preferred stock--$.001 par value; 3,215,768 shares
  designated and outstanding in 1995; none in 1996.......................................      29,486           --
Stockholders' equity (deficit):
  Convertible preferred stock--$.001 par value; 15,000,000 shares authorized; shares
    outstanding, 1995: 9,136,675; 1996: none.............................................      27,195           --
  Common stock--$.001 par value; 100,000,000 shares authorized; shares outstanding: 1995,
    5,034,262; 1996, 38,537,517..........................................................      27,608      205,793
  Notes receivable from sale of common stock.............................................        (866)        (814)
  Warrants...............................................................................       2,984        2,984
  Accumulated deficit....................................................................     (95,021)    (167,715)
  Net unrealized loss on short-term investments..........................................          (3)          (3)
                                                                                           ----------  -----------
    Total stockholders' equity (deficit).................................................     (38,103)      40,245
                                                                                           ----------  -----------

Total liabilities and stockholders' equity (deficit).....................................  $  184,306  $   259,551
                                                                                           ----------  -----------
                                                                                           ----------  -----------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1994        1995        1996
                                                                                ----------  ----------  ----------
Revenues:
  Network service revenues....................................................  $       --  $       35  $    1,210
  Product sales...............................................................       1,447       1,663         368
  Other.......................................................................         204         428          91
                                                                                ----------  ----------  ----------
    Total revenues............................................................       1,651       2,126       1,669
                                                                                ----------  ----------  ----------
Costs and expenses:
  Cost of network operations..................................................          --       3,671       8,100
  Cost of product sales.......................................................       1,109       1,294         329
  Research and development....................................................       9,091      20,883      25,394
  Marketing and sales.........................................................       3,179       4,114       6,021
  General and administrative..................................................       2,353       6,258      12,036
  Depreciation and amortization...............................................         992       2,295       6,123
                                                                                ----------  ----------  ----------
    Total costs and expenses..................................................      16,724      38,515      58,003
                                                                                ----------  ----------  ----------
Loss from operations..........................................................     (15,073)    (36,389)    (56,334)
Other income (expense):
  Interest income.............................................................         555       4,590       7,372
  Interest expense............................................................        (101)     (9,320)    (23,823)
  Other--net..................................................................         (13)        166          96
                                                                                ----------  ----------  ----------
Total other income (expense)..................................................         441      (4,564)    (16,355)
                                                                                ----------  ----------  ----------
Net loss before income taxes..................................................     (14,632)    (40,953)    (72,689)
Provision for income taxes....................................................           2           3           5
                                                                                ----------  ----------  ----------
Net loss......................................................................  $  (14,634) $  (40,956) $  (72,694)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Net loss per share............................................................              $    (1.22) $    (2.19)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Shares used in computing net loss per share...................................                  33,497      33,179
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         CONVERTIBLE                                    NOTES
                                       PREFERRED STOCK           COMMON STOCK        RECEIVABLE
                                   -----------------------  ----------------------  FROM SALE OF                 ACCUMULATED
                                      SHARES      AMOUNT      SHARES      AMOUNT    COMMON STOCK    WARRANTS       DEFICIT
                                   ------------  ---------  -----------  ---------  -------------  -----------  -------------
BALANCES, JANUARY 1, 1994........     8,489,845  $  21,001    2,182,510  $  26,681    $    (250)    $      10    $   (39,431)
Exercise of stock options and
 restricted stock purchase.......            --         --      533,656        109         (100)           --             --
Sale of Series DD preferred stock
 (net of issuance costs of
 $10)............................       518,673      4,989           --         --           --            --             --
Collection of notes receivable...            --         --           --         --           66            --             --
Net unrealized loss on short-term
 investments.....................            --         --           --         --           --            --             --
Net loss.........................            --         --           --         --           --            --        (14,634)
                                   ------------  ---------  -----------  ---------        -----    -----------  -------------

BALANCES, DECEMBER 31, 1994......     9,008,518     25,990    2,716,166     26,790         (284)           10        (54,065)
Sale of Series DD preferred stock
 (net of issuance costs of
 $31)............................       128,157      1,205           --         --           --            --             --
Exercise of stock options and
 restricted stock purchases......            --         --    2,318,096        818         (628)           --             --
Common stock warrants issued in
 connection with senior discount
 notes...........................            --         --           --         --           --         2,974             --
Collection of notes receivable...            --         --           --         --           46            --             --
Net unrealized gain on short-term
 investments.....................            --         --           --         --           --            --             --
Net loss.........................            --         --           --         --           --            --        (40,956)
                                   ------------  ---------  -----------  ---------        -----    -----------  -------------

BALANCES, DECEMBER 31, 1995......     9,136,675     27,195    5,034,262     27,608         (866)        2,984        (95,021)
Sale of common stock in public
 offering (net of issuance costs
 of $7,841)......................            --         --    5,000,000     92,159           --            --             --
Exercise of Series BB warrants...     1,410,600      1,179           --         --           --            --             --
Conversion of Series CC
 redeemable preferred stock upon
 public offering.................            --         --    6,431,536     29,486           --            --             --
Conversion of Series AA, BB, and
 DD preferred stock upon public
 offering........................   (10,547,275)   (28,374)  19,683,950     28,374           --            --             --
Exercise of stock options and
 restricted stock purchases......            --         --      866,775        186           --            --             --
Sale of common stock in private
 placement.......................            --         --    1,579,404     28,000           --            --             --
Repurchase of common stock.......            --         --      (58,410)       (20)          --            --             --
Collection of notes receivable...            --         --           --         --           52            --             --
Net loss.........................            --         --           --         --           --            --        (72,694)
                                   ------------  ---------  -----------  ---------        -----    -----------  -------------

BALANCES, DECEMBER 31, 1996......            --  $      --   38,537,517  $ 205,793    $    (814)    $   2,984    $  (167,715)
                                   ------------  ---------  -----------  ---------        -----    -----------  -------------
                                   ------------  ---------  -----------  ---------        -----    -----------  -------------

                                        NET
                                    UNREALIZED
                                      LOSS ON
                                    SHORT-TERM
                                    INVESTMENTS     TOTAL
                                   -------------  ---------
BALANCES, JANUARY 1, 1994........    $      --    $   8,011
Exercise of stock options and
 restricted stock purchase.......           --            9
Sale of Series DD preferred stock
 (net of issuance costs of
 $10)............................           --        4,989
Collection of notes receivable...           --           66
Net unrealized loss on short-term
 investments.....................           (5)          (5)
Net loss.........................           --      (14,634)
                                         -----    ---------
BALANCES, DECEMBER 31, 1994......           (5)      (1,564)
Sale of Series DD preferred stock
 (net of issuance costs of
 $31)............................           --        1,205
Exercise of stock options and
 restricted stock purchases......           --          190
Common stock warrants issued in
 connection with senior discount
 notes...........................           --        2,974
Collection of notes receivable...           --           46
Net unrealized gain on short-term
 investments.....................            2            2
Net loss.........................           --      (40,956)
                                         -----    ---------
BALANCES, DECEMBER 31, 1995......           (3)     (38,103)
Sale of common stock in public
 offering (net of issuance costs
 of $7,841)......................           --       92,159
Exercise of Series BB warrants...           --        1,179
Conversion of Series CC
 redeemable preferred stock upon
 public offering.................           --       29,486
Conversion of Series AA, BB, and
 DD preferred stock upon public
 offering........................           --           --
Exercise of stock options and
 restricted stock purchases......           --          186
Sale of common stock in private
 placement.......................           --       28,000
Repurchase of common stock.......           --          (20)
Collection of notes receivable...           --           52
Net loss.........................           --      (72,694)
                                         -----    ---------
BALANCES, DECEMBER 31, 1996......    $      (3)   $ (40,245)
                                         -----    ---------
                                         -----    ---------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1994        1995        1996
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................................................  $ (14,634) $  (40,956) $  (72,694)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization..............................................        992       2,295       6,123
    Accretion on 13% senior discount notes.....................................         --       9,207      23,113
    Amortization of debt issuance costs........................................         --         256         600
    Loss (gain) on disposition of property.....................................          2          57          (1)
    Changes in:
      Accounts receivable--trade...............................................       (282)       (457)        310
      Accounts receivable--other...............................................         --        (958)       (306)
      Prepaid expenses and other...............................................       (126)       (692)       (184)
      Network components and inventory.........................................     (1,260)     (9,518)        453
      Accounts payable.........................................................      1,389       5,191         892
      Accrued compensation and related benefits................................         --         951       1,018
      Accrued liabilities......................................................       (719)         92         (31)
                                                                                 ---------  ----------  ----------
        Net cash used for operating activities.................................    (14,638)    (34,532)    (40,707)
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property.........................................................     (2,436)     (6,222)     (9,012)
  Proceeds from sale of property...............................................         --          --          11
  Networks in progress.........................................................     (1,333)    (10,811)    (35,944)
  Purchase of short-term investments...........................................    (12,548)   (285,802)   (329,674)
  Proceeds from sales and maturities of short-term investments.................      3,500     202,030     370,810
                                                                                 ---------  ----------  ----------
        Net cash used for investing activities.................................    (12,817)   (100,805)     (3,809)
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of senior discount notes and related stock warrants.................         --     175,837          --
  Cash paid for debt issuance costs............................................         --      (5,902)       (210)
  Other assets.................................................................         --          --        (309)
  Subordinated debt borrowings.................................................        350          --          --
  Repayment of capital lease obligations.......................................       (426)       (524)       (307)
  Repayment of long-term obligations...........................................        (85)         --          --
  Proceeds from sale of preferred stock and warrants...........................     34,122       1,205       1,179
  Proceeds from sale of common stock, net of repurchases.......................          9         190     120,325
  Collection of note receivable from sale of common stock......................         66          46          52
                                                                                 ---------  ----------  ----------
        Net cash provided by financing activities..............................     34,036     170,852     120,730
                                                                                 ---------  ----------  ----------
Increase in cash and cash equivalents..........................................      6,581      35,515      76,214
Cash and cash equivalents, beginning of period.................................      5,922      12,503      48,018
                                                                                 ---------  ----------  ----------
Cash and cash equivalents, end of period.......................................  $  12,503  $   48,018  $  124,232
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of subordinated debt and accrued interest into preferred stock....  $     353  $       --  $       --
  Acquisition of property under capital leases.................................        232         798         161
  Sale of common stock for notes receivable....................................        100         628          --
  Conversion of preferred stock into common stock..............................         --          --      57,860
  Capitalized interest on networks in progress.................................         --         458       1,537

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest.......................................  $     101  $      113  $      110
  Cash paid for income taxes...................................................          2           3           5

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES.

    NATURE OF OPERATIONS. Since 1993, CellNet Data Systems, Inc. and subsidiaries (the Company) has focused all of its resources and efforts on the development and deployment of its CellNet wireless data communication system to provide automated network meter reading and other services to the utility industry and to providers of non-utility services. The Company's primary activities since 1993 have included research and development, prototype product development, field testing, commercial network installation, provision of wireless data communication services, and raising the financing required to support the development and deployment of its CellNet wireless data communication system. In August 1996, the Company was reincorporated in the State of Delaware.

    The Company provides its services to utility companies pursuant to long-term contracts. The contracts vary in length from 10 to 20 years. Utilities have up to two 5-year renewal options in certain instances on substantially similar terms. Utilities also have the option in certain instances to terminate their contracts early at various times during the initial term, commencing as early as the seventh contract year, upon payment of specified amounts which are intended to allow the Company to recover its then unamortized network endpoint costs based upon agreed prices for such equipment. No assurance can be given that any such renewal and/or early termination options will or will not be exercised.

    The Company completed the installation of a network to provide network meter reading and other services to Kansas City Power & Light Company in 1996 and expects to install additional meters on the network in 1997 and 1998. The Company is currently building a similar network for Union Electric Company. The Company has entered into separate services agreements with Northern States Power Company, Pacific Gas & Electric Company and Puget Sound Energy, Inc. for the construction of networks for those utilities as well.

    The Company does not expect to receive significant revenues relative to anticipated operating costs during 1997. Management plans to significantly increase operations through the installation of additional networks for other utility companies and other nonutility clients and intends to fund these operations through additional debt and equity financing.

    CONSOLIDATION. The accompanying consolidated financial statements include the accounts of CellNet Data Systems, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

    FINANCIAL STATEMENT ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Such estimates include the level of inventory reserves for obsolete, slow moving or nonsalable network components and inventory, evaluation of network assets for impairment, accrued liabilities and a valuation allowance against net deferred tax assets. Actual results could differ from those estimates.

    CASH EQUIVALENTS. Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash equivalents approximate their fair market value.

    SHORT-TERM INVESTMENTS. Short-term investments represent debt and equity securities which are stated at fair value. All short-term investments are classified as available-for-sale. Any temporary difference

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED) between an investment's amortized cost and its market value is recorded as a separate component of stockholders' equity (deficit) until such gains or losses are realized. Gains or losses on the sale of securities are computed using the specific identification method.

    STOCK-BASED COMPENSATION. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED to Employees.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company sells its products and services and installs its networks primarily to utility companies in the United States. To reduce credit risk related to accounts receivable, the Company periodically evaluates its customers' financial condition. Collateral is generally not required. Reserves are maintained for credit losses, but the Company historically has not experienced any significant losses related to individual customers or groups of customers in any particular geographical area. Two customers accounted for 69% and 11% of trade accounts receivable at December 31, 1995 and two customers accounted for 64% and 29% of revenues for the year ended December 31, 1995. Two customers accounted for 33% and 22% of trade accounts receivable at December 31, 1996 and two customers accounted for 69% and 21% of revenues for the year ended December 31, 1996.

    The Company invests in a variety of financial instruments such as commercial paper, debt securities of the U.S. government, foreign debt securities and preferred stock. The Company, by policy, limits the amount of credit exposure with any one financial instrument or commercial issuer. All such instruments are rated by Standard & Poor's as A- or higher. The Company also places its investments for safekeeping with high-credit-quality financial institutions.

    NETWORK COMPONENTS AND INVENTORY. Network components and inventory are stated at the lower of cost (first-in, first-out method) or market. At December 31, 1996, network components and inventories consist primarily of purchased and in-process materials to be included in the Company's installed networks. Once the assembly process is complete, the inventory item is transferred to a particular network location.

    NETWORKS IN PROGRESS, NET. Networks in progress, which are stated at cost, include both equipment assembled at the Company and systems partially installed at customer sites. Interest is capitalized using the Company's cost of capital until the point in the installation at which each network begins generating revenue. (Accordingly, $458,000 and $1,537,000 of interest was capitalized during 1995 and 1996, respectively.) Depreciation is computed on a straight-line basis over the shorter of the estimated useful lives of the network assets or the contract's life from initial revenue generation until contract termination. Depreciation commences when the network begins generating significant revenue, typically when network installation is approximately 50% complete. At December 31, 1996, accumulated depreciation was $1,657,000.

    PROPERTY. Property and leasehold improvements are stated at cost. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of three to five years or the capital lease term, if shorter.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED)
    DEBT ISSUANCE COSTS AND OTHER. Includes debt issue costs associated with the senior discount notes (see Note 5) and a prepaid royalty amount paid to one of the Company's vendors. The debt issuance costs are capitalized and amortized using the effective interest method over the lives of the related debt.

    RECENTLY ISSUED ACCOUNTING STANDARD. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," which became effective January 1, 1996. This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Implementation did not have a material impact on the Company's financial statements.

    REVENUE RECOGNITION. Network service revenue, associated with installed networks, is recognized in the period of service. Product revenue is recognized upon product shipment.

    FOREIGN CURRENCY TRANSLATION. The functional currency of the Company's U.K. subsidiary is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the period, nonmonetary assets and liabilities are translated at historical rates and operating expenses are translated at average exchange rates in effect during the period. Transaction gains and losses, which are included in other income (expense) in the accompanying consolidated statements of operations, have not been significant.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The recorded carrying amounts of the Company's financial instruments, namely cash and cash equivalents and short-term investments, approximate their fair value. The estimated fair value of the Company's Senior Discount Notes was $179,563,000 and $224,250,000 at December 31, 1995 and 1996, respectively. The fair values of cash equivalents and short-term investments are based on quoted market prices, and the estimated fair value of the Senior Discount Notes is based on information provided by the initial purchaser of the original notes.

    NET LOSS PER SHARE. Net loss per share is computed using the weighted average number of common and common equivalent shares outstanding for 1996. For 1995, common equivalent shares include preferred stock and certain warrants (using the "if converted" method) and stock options and the remaining warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission's Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the initial filing date of the registration statement for the Company's initial public offering of its common stock as if they were outstanding for all periods prior to the initial filing date. In addition, all outstanding preferred stock and warrants that were converted in the initial public offering are included in the computation as common equivalent shares even when the effect is anti-dilutive.

    Effective September 26, 1996, the Board of Directors of the Company approved a two-for-one split of all outstanding shares of common stock. All shares and per-share amounts have been adjusted to reflect this split.

    RECLASSIFICATIONS. Certain reclassifications have been made to the 1994 and 1995 amounts to conform to the 1996 presentation.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

2.  SHORT-TERM INVESTMENTS

    The fair value and the amortized cost of short-term investments at December 31, 1995 and 1996 are presented below. Fair values are based on quoted market prices obtained from the Company's broker. All of the Company's short-term investments are classified as available-for-sale, since the Company intends to sell them as needed for operations. The tables present the unrealized holding gains and losses related to each category of investment security (in thousands).

                                                                                   DECEMBER 31, 1995
                                                                    ------------------------------------------------
                                                                                 UNREALIZED   UNREALIZED
                                                                     AMORTIZED     LOSS ON      GAIN ON     MARKET
                                                                       COST      INVESTMENT   INVESTMENT     VALUE
                                                                    -----------  -----------  -----------  ---------
Auction-rate preferred stock......................................   $  19,803    $      (3)   $      --   $  19,800
Corporate debt securities.........................................      64,664           --           --      64,664
Debt securities of states of the United States and political
  subdivisions of the states......................................       3,000           --           --       3,000
Debt securities issued by United States government agencies.......       4,647           --            2       4,649
Foreign debt securities...........................................       3,668           (2)          --       3,666
                                                                    -----------  -----------  -----------  ---------
    Total.........................................................   $  95,782    $      (5)   $       2   $  95,779
                                                                    -----------  -----------  -----------  ---------
                                                                    -----------  -----------  -----------  ---------

                                                                                 DECEMBER 31, 1996
                                                                 --------------------------------------------------
                                                                              UNREALIZED   UNREALIZED
                                                                  AMORTIZED     LOSS ON      GAIN ON      MARKET
                                                                    COST      INVESTMENT   INVESTMENT      VALUE
                                                                 -----------  -----------  -----------  -----------
Certificates of deposit........................................  $     2,002   $      --    $      --   $     2,002
Auction-rate preferred stock...................................       33,550          --           --        33,550
Corporate debt securities......................................      141,107          (4)           1       141,104
                                                                 -----------  -----------  -----------  -----------
    Total......................................................      176,659          (4)           1       176,656
Less amounts included in cash and equivalents..................     (122,013)         --           --      (122,013)
                                                                 -----------  -----------  -----------  -----------
                                                                 $    54,646   $      (4)   $       1   $    54,643
                                                                 -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------

    The final maturity periods of short-term investments at December 31, 1996 are as follows (in thousands):

                                                                              MARKET VALUE OF MATURITIES
                                                                    ----------------------------------------------
                                                                                             GREATER
                                                                    WITHIN ONE    FIVE TO    THAN 10
                                                                       YEAR      TEN YEARS    YEARS       TOTAL
                                                                    -----------  ---------  ---------  -----------
Certificates of deposit...........................................  $     2,002  $      --  $      --  $     2,002
Auction-rate preferred stock......................................           --     10,600     22,950       33,550
Corporate debt securities.........................................      139,104         --      2,000      141,104
                                                                    -----------  ---------  ---------  -----------
    Total.........................................................      141,106     10,600     24,950      176,656
Less amounts included in cash and cash equivalents................     (122,013)        --         --     (122,013)
                                                                    -----------  ---------  ---------  -----------
                                                                    $    19,093  $  10,600  $  24,950  $    54,643
                                                                    -----------  ---------  ---------  -----------
                                                                    -----------  ---------  ---------  -----------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

2.  SHORT-TERM INVESTMENTS (CONTINUED)

    All short-term investments with final maturities exceeding one year have provisions requiring their repurchase at par at the option of the holder and for adjustment to market rates of interest on at least an annual basis. The Company treats such investments as having a maturity of one year or less for purposes of compliance with investment limitations provided in the Senior Discount Note Indenture (see Note 5).

3.  PROPERTY

    Property consists of (in thousands):

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1995       1996
                                                                                              ---------  ---------
Manufacturing equipment and tools...........................................................  $   4,870  $   8,065
Office furniture and equipment..............................................................      4,111      9,129
Engineering equipment.......................................................................      2,119      2,942
Vehicles....................................................................................         --        204
                                                                                              ---------  ---------
    Total...................................................................................     11,100     20,340
Accumulated depreciation and amortization...................................................     (3,561)    (8,104)
                                                                                              ---------  ---------
    Total...................................................................................  $   7,539  $  12,236
                                                                                              ---------  ---------
                                                                                              ---------  ---------

4.  ACCRUED LIABILITIES

    Accrued liabilities consist of (in thousands):

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1995       1996
                                                                                              ---------  ---------
Accrued contractual obligations.............................................................  $     273  $     277
Professional services.......................................................................        232        276
Deferred revenue............................................................................        190        150
Other.......................................................................................        286        247
                                                                                              ---------  ---------
    Total...................................................................................  $     981  $     950
                                                                                              ---------  ---------
                                                                                              ---------  ---------

5.  SENIOR DISCOUNT NOTES

    In 1995, the Company received $175,837,000 in gross proceeds from the issuance of $325,000,000 aggregate principal amount at maturity of its 13% Senior Discount Notes due June 15, 2005 and related warrants to purchase 2,600,000 shares of common stock at $0.005 per share (the Notes and Common Stock Warrants). Aggregate proceeds of $2,974,000 have been attributed to the Common Stock Warrants. Commencing December 15, 2000, interest will be payable on the Notes semi-annually in arrears on each December 15 and June 15 at the rate of 13% per annum.

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on and after June 15, 2000 at specified redemption prices for the relevant year of redemption, plus accrued and unpaid interest to the date of redemption. In addition, the Company may redeem in cash at its option at any time

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

5.  SENIOR DISCOUNT NOTES (CONTINUED)
prior to June 15, 1998 up to 25% of the aggregate principal amount of the Notes at 113% of the accreted value thereof on the date of redemption plus accrued and unpaid interest, if any, from the proceeds of a public equity offering (as defined). There are no sinking fund requirements. In the event of a change of control (as defined), each holder of the Notes has the option to require the Company to repurchase such holder's Notes at 101% of the accreted value thereof on the date of repurchase (if prior to June 15, 2000) or 101% of the aggregate principal face amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (if on or after June 15, 2000).

    The Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company and PARI PASSU with all existing and future senior indebtedness of the Company. The Indenture pursuant to which the Notes were issued contains certain covenants that, among other things, limit the ability of the Company to make dividend payments, make investments, repurchase outstanding shares of stock, prepay other debt obligations, incur additional indebtedness, effect asset dispositions, engage in sale and leaseback transactions, consolidate, merge or sell all or substantially all of the Company's assets, or engage in transactions with affiliates, or effect certain transactions by its restricted subsidiaries (as defined). The Company was in compliance with the financial covenants of the Indenture at December 31, 1996.

6.  STOCKHOLDERS' EQUITY (DEFICIT)

    CONVERTIBLE PREFERRED STOCK. In conjunction with the initial public offering of the Company's common stock, all outstanding shares of convertible preferred stock were converted into common stock upon the closing of the offering.

    COMMON STOCK. At December 31, 1996, the Company had reserved shares of common stock for issuance as follows:

Issuance under employee stock purchase plan...............     1,200,000
Issuance upon exercise of common stock warrants...........     2,650,000
Issuance under stock option plans.........................     4,394,855
    Total.................................................     8,244,855

    RESTRICTED STOCK. Certain officers, employees and consultants exercised stock options with cash or full recourse notes. The related shares of common stock continue to vest in accordance with the terms of the stock option. The related notes bear interest at rates ranging from 6.04% to 7.92% and are due in 1999 through 2000. At December 31, 1996, 1,275,841 outstanding shares of such stock were subject to repurchase.

    1996 EMPLOYEE STOCK PURCHASE PLAN. In 1996, the Company adopted an Employee Stock Purchase Plan (the Plan). A total of 1,200,000 shares of common stock are reserved for issuance under the Plan. Under the Plan, the Company will withhold a specified percentage of each salary payment to participating employees over certain offering periods. Unless the Board of Directors shall determine otherwise, each offering period will run for six months, from November 1 to April 30 and from May 1 to October 31, except that the first offering period commenced on September 26, 1996 and will end on April 30, 1997. The price at which common stock may be purchased under the Plan is equal to 85% of the fair market value of the

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

6. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) common stock on the first or last day of the applicable offering period, whichever is lower. No shares had been purchased under the Plan as of December 31, 1996.

    WARRANTS. At December 31, 1996, the following warrants to purchase stock were outstanding:

    Warrants to purchase 50,000 shares of common stock at $2.00 per share become exercisable over a five-year period at the rate of 20% per year commencing August 21, 1992, subject to certain conditions. The warrants expire on February 24, 1999, or, with written notice from the Company, two days prior to (a) the merger of the Company with or into a corporation as a result of which the stockholders of the Company hold less than 50% of the equity securities of the surviving corporation or its parent (unless the securities received are freely tradable and listed on a national securities exchange or on the NASDAQ National Market System), (b) the sale, conveyance or disposition of all or substantially all of the assets of the Company, or (c) the liquidation, dissolution or winding up of the Company.

    Warrants to purchase 2,600,000 shares of common stock at $0.005 per share were granted in connection with the issuance and sale in 1995 of the Company's Senior Discount Notes (see Note 5). The warrants expire on the earliest to occur of (a) 90 days after a change of control of the Company (as defined), and (b) June 30, 1997.

    STOCK OPTION PLANS. The Company has stock option plans (the Plans) under which shares are reserved for issuance to officers, directors, employees and consultants. Under the Plans, both incentive and nonstatutory stock options to purchase common stock may be granted or restricted common stock may be sold at prices not less than the fair market value of the common stock at the date of grant. The terms of exercise are determined by the Board of Directors. Options outstanding at December 31, 1996 generally become exercisable over five years, commencing six months from the date of the individual's employment or the date of grant and expire ten years from the date of grant. At December 31, 1996, there were 971,299 shares available for future grant under the Plans.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

6.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    A summary of stock option activity under the Plans on a combined basis is as follows:

                                                                 OUTSTANDING OPTIONS
                                                            ------------------------------
                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                            -----------  -----------------
Balances, January 1, 1994.................................    1,618,434      $   0.146
  Granted.................................................    4,447,850          0.698
  Exercised...............................................     (533,656)         0.409
  Canceled................................................     (292,000)         0.402
                                                            -----------

Balances, December 31, 1994...............................    5,240,628          0.574
  Granted (weighted average fair value $.129 per share)...      514,600          1.182
  Exercised...............................................   (2,318,096)         0.706
  Canceled................................................     (163,498)         0.784
                                                            -----------

Balances, December 31, 1995...............................    3,273,634          0.565
  Granted (weighted average fair value $1.486 per
    share)................................................      889,910          3.827
  Exercised...............................................     (866,775)         0.214
  Canceled................................................     (109,679)         0.683
                                                            -----------

Balances, December 31, 1996...............................    3,187,090      $   1.278
                                                            -----------
                                                            -----------

    Additional information regarding options outstanding as of December 31, 1996 is as follows:

                                                                                   OPTIONS EXERCISABLE
                                                                                 -----------------------
                                              OPTIONS OUTSTANDING                             WEIGHTED
                                -----------------------------------------------                AVERAGE
RANGE OF EXERCISE    NUMBER      WEIGHTED AVERAGE REMAINING    WEIGHTED AVERAGE    NUMBER     EXERCISE
     PRICES        OUTSTANDING        CONTRACTUAL LIFE          EXERCISE PRICE   EXERCISABLE    PRICE
-----------------  -----------  -----------------------------  ----------------  ----------  -----------
$0.05 - $0.50       2,279,389                  7.10               $    0.294      1,123,528   $   0.237
$1.00 - $2.00         723,176                  9.15               $    1.887        105,539   $   1.843
$3.00 - $13.625       184,525                  9.73               $   11.038          5,370   $   4.187

ADDITIONAL STOCK PLAN INFORMATION

    The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, (SFAS 123) requires the disclosure of pro forma net loss and loss per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and estimated term. These calculations were

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

6. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) made using the minimum value method prior to the Company's public offering and the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 21.3 months following vesting; stock volatility, 60% in 1996, subsequent to the Company's initial filing for their IPO; risk free interest rates, 6% in 1995 and 1996; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1995 and 1996 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $40,986,376 ($1.22 per share) in 1995 and $73,314,109 ($2.21 per share) in 1996. However, the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1995 and 1996 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

7.  INCOME TAXES

    No federal income taxes were provided in 1994, 1995 or 1996 due to the Company's net losses. The provisions for income taxes for these periods represent various state minimum income and franchise taxes. The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                                            YEARS ENDED DECEMBER 31,
                                                                        ---------------------------------
                                                                          1994        1995        1996
                                                                        ---------  ----------  ----------
Taxes computed at federal statutory rate..............................  $  (5,121) $  (14,334) $  (25,441)
State income taxes, net of federal effect.............................       (658)     (1,843)     (2,544)
Research tax credits..................................................       (447)       (399)      3,760
Change in valuation allowance.........................................      5,522      18,120      23,349
Other.................................................................        706      (1,541)        881
                                                                        ---------  ----------  ----------
    Total provision...................................................  $       2  $        3  $        5
                                                                        ---------  ----------  ----------
                                                                        ---------  ----------  ----------

    The tax effects of temporary differences that give rise to deferred taxes were as follows (in thousands):

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1995        1996
                                                                                  ----------  ----------
Deferred tax assets:
  Tax net operating loss and credit carryforwards...............................  $   30,910  $   48,778
  Senior note original issue discount...........................................       3,817      13,263
  Research and development expenses capitalized for tax purposes................       3,645       1,138
  Expenses not currently deductible for tax purposes............................       2,182         724
                                                                                  ----------  ----------
    Total deferred tax assets...................................................      40,554      63,903
  Valuation allowance on deferred tax assets....................................     (40,554)    (63,903)
                                                                                  ----------  ----------
  Net deferred income taxes.....................................................  $       --  $       --
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

7. INCOME TAXES (CONTINUED)

    At December 31, 1996, the Company had net operating loss carryforwards of approximately $127,900,000 and $71,900,000 available to offset future federal and state taxable income, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987. Such federal carryforwards expire in 2001 through 2011. Such state carryforwards expire in 1997 through 2011. Equity issuances in April 1991 and the initial public offering in 1996 triggered such limitations on loss carryforwards. As of December 31, 1996, approximately $108,000,000 of net operating losses remain limited to an annual usage of approximately $36,400,000 for federal income tax purposes.

    The Company has capitalized approximately $82,200,000 of research and development expenditures for California purposes which are available for amortization in future years. Realization of the deferred tax assets associated with these expenditures is contingent upon the amount of income or loss apportioned to California during the subject amortization periods. Research and development tax credit carryforwards of approximately $1,800,000 and $1,300,000 are also available to offset future federal and California income taxes payable, respectively.

    A valuation allowance has been recorded against tax assets for which realization is uncertain. Based upon the Company's history of operating losses and the expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

8.  COMMITMENTS AND LEASES

    At December 31, 1995 and 1996, equipment with a net book value of $854,000 and $878,000 (net of accumulated amortization of $372,000 and $708,000, respectively), has been leased under capital leases.

    The Company leases its principal manufacturing and office facilities under noncancelable operating lease and sublease agreements expiring as to portions of the space at various times commencing February 1996 through December 2000.

    Future minimum annual rental payments under capital and operating leases are as follows (in thousands):

                                                                                       CAPITAL     OPERATING
YEARS ENDING DECEMBER 31,                                                              LEASES       LEASES
-----------------------------------------------------------------------------------  -----------  -----------
    1997...........................................................................   $     374    $   1,662
    1998...........................................................................         201        1,618
    1999...........................................................................         121        1,283
    2000...........................................................................          88        1,205
    2001...........................................................................          10          194
    Thereafter.....................................................................          --        1,287
                                                                                          -----   -----------
Total minimum lease payments.......................................................   $     794    $   7,249
Amount representing interest.......................................................        (120)
                                                                                          -----
Present value of minimum lease payments............................................         674
Current portion....................................................................         308
                                                                                          -----
Long-term lease obligations........................................................   $     366
                                                                                          -----
                                                                                          -----

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

8.  COMMITMENTS AND LEASES (CONTINUED)
    Facilities rent expense was $421,000, $901,000, and $1,301,000 for 1994,
1995 and 1996, respectively. Rent expense is net of sublease income of $175,000 in 1994.

9.  LITIGATION

    The industry in which the Company operates is characterized by frequent litigation regarding patent and other intellectual property rights. The Company is party to two such claims of this nature.

    Although the ultimate outcome of this matter is not presently determinable, management believes that the resolution will not have a material effect on the Company's financial position or results of operations. Although the Company has been granted federal registration of its "CellNet" trademark, in January 1995, Century Telephone Enterprises, Inc. (Century Telephone) filed a petition for cancellation in an attempt to challenge such registration. The matter is currently pending before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. CellNet and Century Telephone are the sole parties in the action. If such challenge were successful, the Company could lose its registration and could be required to adopt a new trademark and possibly a new or modified corporate name. CellNet could encounter similar challenges in the future. While the requirement to adopt a new trademark or new or modified corporate name could involve a significant expense and could result in the loss of any goodwill and name recognition associated with the Company's current trademark and corporate name, the Company does not believe this would have a long-term material adverse impact on the Company's business, operating results, financial condition and cash flow.

    In October 1996, Itron, Inc., one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys fees and injunctive relief. The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    On October 31, 1996, a complaint, SETTLE V. SEIDL, ET AL. No. 398464, was filed in the Superior Court of California for the County of San Mateo against the Company, certain of its officers and directors and underwriters of the Company's Initial Public Offering. The complaint, which is a purported class action filed on behalf of the Company's stockholders who purchased shares in the Company's initial public offering, seeks unspecified damages and rescission for alleged liability under various provisions of the federal securities laws and California state law. Plaintiff alleges that the Prospectus and Registration Statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of Common Stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron, Inc. was likely to ensue. On November 8 and 13, 1996, two additional complaints, KAREN ZULLY V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398551 and HOWARD FIENMAN AND GERALD SLAPSOWITZ V. CELLNET DATA SYSTEMS, INC. ET AL. No. 398560, were filed in the Superior Court of California for the County of San Mateo. These cases are essentially similar in nature to the Settle case. The Court has ordered consolidation of the Settle and Zully actions. The Company expects that the FIENMAN action will be consolidated with the SETTLE AND ZULLY actions before trial. The Company believes that the allegations in these complaints are without merit and intends to defend these actions vigorously. In the Company's opinion, the ultimate outcome of these lawsuits is not expected to have a material adverse effect on the Company's business, operating results, financial conditions and cash flow.

                           CELLNET DATA SYSTEMS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        DECEMBER 31,   JUNE 30,
                                                                                            1996         1997
                                                                                        ------------  -----------
                                                     ASSETS

Current assets:
  Cash and cash equivalents...........................................................   $  124,232   $    88,633
  Short-term investments..............................................................       54,643        29,300
  Accounts receivable--trade..........................................................          850         1,393
  Accounts receivable--other..........................................................        1,264         3,597
  Prepaid expenses and other..........................................................        1,124         2,087
                                                                                        ------------  -----------
    Total current assets..............................................................      182,113       125,010
Network components and inventory......................................................       11,211        15,095
Networks in progress--net.............................................................       48,426        70,184
Property--net.........................................................................       12,236        14,275
Investment in unconsolidated affiliate................................................           --            --
Debt issuance and other costs--net....................................................        5,565         5,274
                                                                                        ------------  -----------
    Total assets......................................................................   $  259,551   $   229,838
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Accounts payable....................................................................   $    8,133   $     9,750
  Accrued compensation and related benefits...........................................        2,371         2,210
  Accrued liabilities.................................................................          950         1,221
  Current portion of capital lease obligations........................................          308           336
                                                                                        ------------  -----------
    Total current liabilities.........................................................       11,762        13,517
  Senior discount notes--13%..........................................................      207,178       220,832
  Capital lease obligations--net......................................................          366           499
Commitments and contingencies (Notes 1 and 3)
Stockholders' (deficit) equity:
  Preferred stock--$.001 par value; 15,000,000 shares authorized; shares outstanding,
    1996: none; 1997: none............................................................           --            --
  Common stock--$.001 par value; 100,000,000 shares authorized; shares outstanding,
    1996: 38,537,517; 1997: 41,541,384................................................      205,793       209,348
  Notes receivable from sale of common stock..........................................         (814)         (718)
  Warrants............................................................................        2,984             1
  Accumulated deficit.................................................................     (167,715)     (213,641)
  Net unrealized loss on short-term investments.......................................           (3)            0
                                                                                        ------------  -----------
    Total stockholders' (deficit) equity..............................................       40,245        (5,010)
                                                                                        ------------  -----------
Total liabilities and stockholders' (deficit) equity..................................   $  259,551   $   229,838
                                                                                        ------------  -----------
                                                                                        ------------  -----------

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED    SIX MONTHS ENDED JUNE
                                                                           JUNE 30,                  30,
                                                                    ----------------------  ----------------------
                                                                       1996        1997        1996        1997
                                                                    ----------  ----------  ----------  ----------
Revenues:
  Network service revenues........................................  $      170  $    1,254  $      244  $    2,113
  Product sales...................................................          57         235         127         299
  Other revenues..................................................          24          25          49          81
                                                                    ----------  ----------  ----------  ----------
    Total revenues................................................         251       1,514         420       2,493
                                                                    ----------  ----------  ----------  ----------
Costs and expenses:
  Cost of network operations......................................       1,668       3,933       2,920       7,498
  Cost of product sales...........................................          44         259         109         337
  Research and development........................................       6,134       6,652      11,820      13,048
  Marketing and sales.............................................       1,557       1,930       2,866       3,669
  General and administrative......................................       2,710       4,642       4,930       9,069
  Depreciation and amortization...................................       1,292       2,674       2,183       5,139
                                                                    ----------  ----------  ----------  ----------
    Total costs and expenses......................................      13,405      20,090      24,828      38,760
                                                                    ----------  ----------  ----------  ----------
Loss from operations..............................................     (13,154)    (18,576)    (24,408)    (36,267)
                                                                    ----------  ----------  ----------  ----------
Equity in (loss) of unconsolidated affiliate......................          --        (981)         --      (1,339)
                                                                    ----------  ----------  ----------  ----------
Other income (expense):
  Interest income.................................................       1,553       1,947       3,458       4,238
  Interest expense................................................      (5,554)     (6,248)    (11,264)    (12,559)
  Other--net......................................................         (91)        (64)        (97)          2
                                                                    ----------  ----------  ----------  ----------
Total other income (expense)......................................      (4,092)     (4,365)     (7,903)     (8,319)
                                                                    ----------  ----------  ----------  ----------
Net loss before income taxes......................................     (17,246)    (23,922)    (32,311)    (45,925)
Provision for income taxes........................................           1                       2           1
                                                                    ----------  ----------  ----------  ----------
Net loss..........................................................  $  (17,247) $  (23,922) $  (32,313) $  (45,926)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
Net loss per share................................................  $    (0.55) $    (0.60) $    (1.03) $    (1.16)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
Shares used in computing per share amounts........................      31,277      39,913      31,217      39,214
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           -----------------------
                                                                                              1996         1997
                                                                                           -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................................................  $   (32,313) $  (45,926)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization........................................................        2,183       5,139
    Accretion on 13% senior discount notes...............................................       12,192      12,184
    Amortization of debt issuance costs..................................................          298         310
    Loss of unconsolidated affiliate.....................................................           --       1,339
  Loss (gain) on disposition of property.................................................          (15)
    Changes in:
      Accounts receivable--trade.........................................................          214        (543)
      Accounts receivable--other.........................................................           --      (2,333)
      Prepaid expenses and other.........................................................           54        (963)
      Accounts payable...................................................................         (912)      1,617
      Accrued compensation and related benefits..........................................         (618)       (161)
      Accrued liabilities................................................................            9         271
                                                                                           -----------  ----------
        Net cash used for operating activities...........................................      (18,908)    (29,066)
                                                                                           -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Network components and inventory.......................................................         (905)     (3,884)
  Purchase of property...................................................................       (3,404)     (5,085)
  Networks in progress...................................................................      (17,482)    (22,029)
  Investment in unconsolidated affiliate.................................................           --      (1,339)
  Other assets...........................................................................           --         (19)
  Purchase of short-term investments.....................................................     (263,980)    (13,789)
  Proceeds from sales and maturities of short-term investments...........................      327,522      39,134
                                                                                           -----------  ----------
        Net cash (used) for investing activities.........................................       41,751      (7,011)
                                                                                           -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash paid for debt issuance costs......................................................           --          --
  Repayment of capital lease obligations.................................................         (160)       (190)
  Proceeds from sale of preferred stock..................................................            1          --
  Proceeds from sale of common stock.....................................................           28         572
  Collection of note receivable from sale of common stock................................           --          96
                                                                                           -----------  ----------
        Net cash (used) provided by financing activities.................................         (131)        478
                                                                                           -----------  ----------
Decrease in cash and cash equivalents....................................................       22,712     (35,599)
Cash and cash equivalents, beginning of period...........................................       48,018     124,232
                                                                                           -----------  ----------
Cash and cash equivalents, end of period.................................................  $    70,730  $   88,633
                                                                                           -----------  ----------
                                                                                           -----------  ----------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
  Acquisition of property under capital leases...........................................  $       133  $      351
  Capitalization of interest into networks in progress...................................  $        --  $    1,470

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest...............................................  $        56  $       53
  Cash paid for income taxes.............................................................  $         2  $        1

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                           CELLNET DATA SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION.

    In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments and accruals the Company considers necessary for a fair presentation of the Company's financial position as of June 30, 1997, and the results of operations and cash flows for the six months ended June 30, 1996 and 1997. This unaudited interim information should be read in conjunction with the audited consolidated financial statements of CellNet Data Systems, Inc. and the notes thereto for the year ended December 31, 1996. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

    Investment in affiliate is accounted for using the equity method. Income or loss of affiliate is based upon the Company's beneficial interest (50%).

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS 128). The Company is required to adopt SFAS 128 in the fourth quarter of fiscal 1997 and will restate at that time earnings per share (EPS) data for prior periods to conform with SFAS 128. Earlier application is not permitted. The Company has determined that adoption of SFAS 128 will not have a material effect on losses per share which have been previously reported.

    In June 1997, the Financial Accounting Standards Board adopted Statements of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results or operations or cash flows. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

2. NET LOSS PER SHARE.

    Net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the six month period ended June 30, 1996 and the year ended December 31, 1996. For the six months ended June 30, 1996, common equivalent shares include all outstanding preferred stock and warrants that were converted in connection with the initial public offering completed October 2, 1996, even when the effect is anti-dilutive.

3. COMMITMENTS AND CONTINGENCIES.

    The industry in which the Company operates is characterized by frequent litigation regarding patent and other intellectual property rights. The Company is a party to three such claims. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, operating results, financial position and cash flow.

    Although the Company has been granted federal registration of its "CellNet" trademark, in January 1995, Century Telephone Enterprises, Inc. (Century Telephone) filed a petition for cancellation in an attempt to challenge such registration. The matter is currently pending before the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. CellNet and Century Telephone are the sole parties in the action. If such challenge were successful, the Company could lose its registration and could

                           CELLNET DATA SYSTEMS, INC.

3. COMMITMENTS AND CONTINGENCIES. (CONTINUED) be required to adopt a new trademark and possibly a new or modified corporate name. CellNet could encounter similar challenges in the future. While the requirement to adopt a new trademark or new or modified corporate name could involve a significant expense and could result in the loss of any goodwill and name recognition associated with the Company's current trademark and corporate name, the Company does not believe this would have a long-term material adverse impact on the Company's business, operating results, financial condition and cash flow.

    In October 1996, Itron, Inc., one of the Company's competitors, filed a complaint against the Company in the Federal District Court in Minnesota alleging that the Company infringes an Itron patent which was issued in September 1996. Itron is seeking a judgment for damages, attorneys' fees and injunctive relief. The Company believes, based on its current information, that the Company's products do not infringe any valid claim in the Itron patent, and in the Company's opinion, the ultimate outcome of the lawsuit is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    On October 31, 1996, a complaint, SETTLE V. SEIDL, ET AL., No. 398464, was filed in the Superior Court of California for the County of San Mateo against the Company, certain of its officers and directors and underwriters of the Company's Initial Public Offering. The complaint, which is a purported class action filed on behalf of those purchasing the Company's stock from the period beginning on September 26, 1996 and ending on October 31, 1996, seeks unspecified damages and rescission for alleged liability under various provisions of the federal securities laws and California state law. Plaintiff alleges that the Prospectus and Registration statement dated September 26, 1996, pursuant to which the Company issued 5,000,000 shares of Common Stock to the public, contained materially misleading statements and/or omissions in that defendants were obligated to disclose, but failed to disclose, that a patent conflict with Itron, Inc. was likely to ensue. On November 8 and 13, 1996, two additional complaints, KAREN ZULLY V. CELLNET DATA SYSTEMS, INC., ET AL., No. 398551 and HOWARD FIENMAN AND GERALD SAPSOWITZ V. CELLNET DATA SYSTEMS, INC., ET AL., No. 398560, were filed in the Superior Court of California for the County of San Mateo. These cases are essentially similar in nature to the SETTLE case. The Court has ordered consolidation of the SETTLE AND ZULLY actions. The Company expects that the FIENMAN action will be consolidated with the SETTLE and ZULLY actions before trial. The Company believes that the allegations in these complaints are without merit and intends to defend these actions vigorously. The Company has filed demurrers seeking dismissal of these complaints. The motions are currently under submission before the Special Master assigned by the Court to hear certain pre-trial matters. In the Company's opinion, the ultimate outcome of these lawsuits is not expected to have a material adverse effect on the Company's business, operating results, financial condition and cash flow.

    In April 1997, the Company filed a patent infringement suit against Itron, Inc. in the Federal District Court for the Northern District of California claiming that Itron's use of its electronic meter reading Encoder Receiver Transmitter (ERT-Registered Trademark-) device infringes CellNet's U.S. Patent No. 4,783,623. The Company seeks an injunction, damages and other relief.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    5
Additional Information....................................................    5
Prospectus Summary........................................................    6
Risk Factors..............................................................   17
Use of Proceeds...........................................................   32
Dividend Policy...........................................................   32
Capitalization............................................................   33
Selected Consolidated Financial Data......................................   34
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   36
Business..................................................................   44
Management................................................................   67
Certain Transactions......................................................   75
Principal Stockholders....................................................   78
The Exchange Offer........................................................   80
Description of the Old Notes..............................................   88
Description of the New Notes..............................................  123
Certain U.S. Federal Income Tax Considerations............................  123
Plan of Distribution......................................................  126
Legal Matters.............................................................  127
Experts...................................................................  127
Index to Consolidated Financial Statements................................  F-1

                                  $654,133,000

                   PRINCIPAL AMOUNT AT MATURITY CELLNET DATA
                                 SYSTEMS, INC.


                                    SERIES B
                           14% SENIOR DISCOUNT NOTES
                                    DUE 2007


                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               NOVEMBER 21, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------